Exhibit 10.1

THE PARK CENTRAL HOTEL

PURCHASE AND SALE AGREEMENT

BETWEEN

PARK CENTRAL HOTEL (DE) LLC,

a Delaware limited liability company,

and

PCH TIC OWNER LLC,

a Delaware limited liability company,

and

PCH OPERATING LESSEE OWNER CORP.,

a Delaware corporation,

COLLECTIVELY, AS SELLER

AND

LASALLE HOTEL OPERATING PARTNERSHIP, L.P.,

a Delaware limited partnership,

AS PURCHASER

As of June 3, 2011

Schedule 1.1(a) -	Legal Description of the Hotel Unit and Common Elements Interest
Schedule 1.1(e)-1-	Service Contracts
Schedule 1.1(e)-2-	Equipment Leases
Schedule 1.1(f)(iii)-	Certain Licenses, Franchises and Permits
Schedule 1.1(h) -	Leases
Schedule 1.5(c) -	Allocations of Real and Personal Property
Schedule 4.4.12 -	Vouchers
Schedule 4.4.15 -	Projection of Credit Pursuant to Section 4.4.15
Schedule 5.1(d) -	Litigation
Schedule 5.1(f) -	Violations

Schedule 5.1(j) -	Collective Bargaining Agreement Matters
Schedule 5.1(n) -	Financial Statements
Schedule 5.2(a) -	Lessee LLC Organizational Documents
Schedule 5.4 -	Materials Provided to Purchaser
Schedule 5.6(a)(vi)-	Capital Projects
Schedule 5.10(f)-	Collective Bargaining Agreements

Exhibit A	-	Deed
Exhibit B	-	Bill of Sale
Exhibit C	-	Assignment of Contracts
Exhibit D	-	Assignment of Leases
Exhibit E	-	FIRPTA Certificate
Exhibit F	-	Common Charge Statement
Exhibit G	-	Designation Agreement
Exhibit H	-	Wire Instructions
Exhibit I	-	Intentionally Omitted
Exhibit J	-	Purchaser’s Condominium Affidavit
Exhibit K	-	Escrow Agreement
Exhibit L	-	Holdback Escrow Agreement
Exhibit M	-	IWA Assumption Agreement
Exhibit N	-	New Management Agreement
Exhibit O	-	Form of Tenant Estoppel Certificate
Exhibit O-1	-	Form of Starbucks Estoppel Certificate
Exhibit P	-	Form of Letter to Auditors
Exhibit Q	-	Form of Registration Rights Agreement
Exhibit R	-	Form of Assignment of Membership Interests

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of June 3, 2011 (the “Effective Date”), by and between PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company (“PCH”), PCH TIC OWNER LLC, a Delaware limited liability company (“TIC”), and PCH OPERATING LESSEE OWNER CORP., a Delaware corporation (“Leaseco”, each of PCH, TIC and Leaseco, collectively referred to herein as “Seller”), and LASALLE HOTEL OPERATING PARTNERSHIP, L.P., a Delaware limited partnership (“Purchaser”). In addition, PCH and TIC are sometimes collectively referred to herein as the “TIC Sellers”.

W I T N E S S E T H:

WHEREAS, Seller desires to sell the Property (as defined below) to Purchaser and Purchaser desires to purchase the Property from Seller, all on the terms and conditions set forth in this Agreement;

WHEREAS, the Property is currently owned by PCH;

WHEREAS, through a series of transactions and conveyances (collectively, the “Restructuring”) it is anticipated that prior to the Closing Date (a) an undivided percentage interest in the Property will be owned by PCH, (b) the remaining undivided percentage interest in the Property will be owned by TIC, (c) Lessee LLC (as hereinafter defined) will be formed by Leaseco and the Lessee Property (as hereinafter defined), to the extent transferable, will be conveyed to Lessee LLC, (d) Lessee LLC will enter into a lease (the “Operating Lease”), as lessee, with TIC Sellers, and (e) Lessee LLC, as sublessor, will enter into a sublease the (“Sublease”) with PCH; and, if the Restructuring occurs, then each of PCH and TIC would act in its own independent capacity in connection with this Agreement, it being understood that each of its rights and obligations in connection with the matters that are the subject of this Agreement are as specified in this Agreement; and

WHEREAS, (a) the consent of the Lenders (as hereinafter defined) is required to implement the Restructuring and (b) the TIC Sellers and their respective parent entities must agree to the terms of the Restructuring documents ((a) and (b), collectively, the “Restructuring Consent”); provided, however, that the Restructuring Consent is not a condition of Closing and, if the Restructuring Consent is not obtained as provided herein, the parties shall proceed with the transactions set forth herein without the Restructuring, subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties, Purchaser and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1

Agreement of Purchase and Sale . Subject to the terms and conditions hereinafter set forth, at the Closing, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase and accept from Seller, the following:

(a)(i) the condominium unit designated as the “Hotel Unit” in that certain Seventh Amendment to Declaration dated September 30, 2002 recorded November 20, 2003 as CRFN 2003000466814, as amended by that certain Eighth Amendment to Declaration dated as of June 15, 2005 recorded July 28, 2005 as CFRN 2005000420712 and by that certain Ninth Amendment to Declaration dated as of January 2, 2007 recorded March 1, 2007 as CFRN 2007000112631 (as so amended, the “Condominium Declaration”), which is located in the building (the “Building”) known as The Park Central situated at 870 Seventh Avenue, New York, New York, and described on the tax maps of the Real Property Assessment Department of The City of New York and on the Floor Plans of the Building, certified by C.K. Architect, P.C., on December 19, 1996, and filed with the Real Property Assessment Department of The City of New York on December 24, 1996, as Condominium Plan No. 958 and also filed in the Register’s Office on December 27, 1996, as Map No. 5412, as further amended by Condominium Plan No. 958A filed in the Register’s Office on August 4, 1997 as Map No. 5465, as further amended by Condominium Plan No. 958B filed in the Register’s Office on February 26, 1998 as Map No. 5493, as further amended by Condominium Plan No. 958C filed in the Register’s Office on July 8, 1998 as Map No. 5522, as further amended by Condominium Plan No. 958D filed in the Register’s Office on October 10, 2001 as Map No. 5831, as further amended by Condominium Plan No. 958E filed in the Register’s Office on December 13, 2001 as Map No. 5852, as further amended by Condominium Plan No. 958F filed in the Register’s Office on June 12, 2002 as Map No. 5900, as further amended by Condominium Plan No. 958G filed in the Register’s Office on July 1, 2005 (such maps hereinafter collectively referred to as the “Tax Lot Drawings”). and (ii) the Hotel Unit’s undivided interest in the Common Elements (as such term is defined in the Condominium Declaration) (the “Common Elements Interest”). The Hotel Unit and the Common Elements Interest are more particularly described on Schedule 1.1(a) attached hereto and the by-laws attached to the Condominium Declaration are herein referred to as the “By-Laws”;

(b) that portion of the Building and any other improvements and fixtures located in the Hotel Unit, all of which are currently being operated as that certain hotel commonly known as “Park Central New York” (the “Hotel”), including, without limitation, 934 hotel rooms, an owner’s suite, a general manager’s suite, meeting facilities, conference rooms, restaurants, fitness center and retail facilities and the office space which is currently occupied by Manager (defined below), all as more particularly described in the Condominium Declaration and the Tax Lot Drawings (the property described in this clause (b) of Section 1.1 being herein referred to collectively as the “Improvements”);

(c) subject to Section 1.2(b) below, all tangible personal property located in the Hotel Unit or within the Improvements and used by Seller or Manager in connection with the operation of the Hotel Unit and Improvements, including, without limitation, appliances, furniture, furnishings, equipment, carpeting, draperies and curtains, tools and supplies, decorations, china, glassware, linens, silver, utensils and other items of personal property (excluding cash and deposit accounts), in all cases subject to (i) depletion, resupply, substitution, replacement and disposition in the ordinary course of business in accordance with the provisions of this Agreement, and (ii) the provisions of subparagraph (g) below (the included property set forth in this Section 1.1(c) being herein referred to collectively as the “Personal Property”);

(d) subject to Section 4.4 below, all contracts or reservations for the use of guest rooms, ballroom and banquet facilities, conference facilities, meeting rooms or other facilities of the Hotel or located within the Improvements (“Bookings”), together with any deposits collected by Seller with respect to Bookings scheduled to occur on or after the Closing Date;

(e) all contracts and agreements (collectively, the “Service Contracts”) entered into by Seller relating to the upkeep, repair, maintenance or operation of the Hotel Unit, the Improvements or the Personal Property or other property used in connection with the operation of the Hotel which are (i) listed on Schedule 1.1(e)-1 attached hereto but excluding the Management Agreement (as defined below), and any Service Contracts that are terminated on or before Closing pursuant to the terms of this Agreement, (ii) listed on Schedule 1.1(e)-2 (the “Equipment Leases”), or (iii) entered into by Seller after the Effective Date in accordance with the terms of this Agreement, in each case, to the extent the same are transferable, which shall be jointly confirmed by Seller and Purchaser during the Inspection Period, or the Seller and Purchaser obtain any consent necessary to effectuate such a transfer;

(f) (i) all existing warranties and guaranties issued or assigned to Seller in connection with the Improvements or the Personal Property, in each case, to the extent the same are transferable or the Seller and Purchaser obtain any consent necessary to effectuate such a transfer; (ii) all of Seller’s right, title and interest in and to all names, marks, logos and designs, used by Seller solely in the operation or ownership of the Hotel Unit, the Improvements or the Personal Property or any part thereof, if any (and, except as expressly set forth herein, Purchaser acknowledges that Seller expressly disclaims any representation or warranty, express or implied, regarding (A) ownership, right to use or registration of any names, marks, logos, designs or other intellectual property, or (B) whether use of any intellectual property violates any ownership or other rights of any third parties), in each case, to the extent the same are transferable or the Seller and Purchaser obtain any consent necessary to effectuate such a transfer; (iii) all licenses, franchises and permits owned by Seller and used in or relating to the ownership, occupancy or operation of the Hotel Unit, the Improvements or the Personal Property or any part thereof, including those set forth in Schedule 1.1(f)(iii), subject to Purchaser’s compliance with any limitations or restrictions on transfer or assignment of any computer-related materials or software which are contained in any license or similar agreement, in each case, to the extent the same are transferable or the Seller and

Purchaser obtain any consent necessary to effectuate such a transfer; (iv) all of Seller’s right, title and interest in and to all telephone numbers, TWX numbers, post office boxes, signage rights, utility and development rights and privileges, general intangibles, business records, prepaid marketing materials, site plans, surveys, environmental and other physical reports, plans and specifications and operating manuals pertaining to the Hotel Unit, the Improvements and the Personal Property, in each case, to the extent the same are transferable or the Seller and Purchaser obtain any consent necessary to effectuate such a transfer; and (v) all websites, domains and e-mail addresses used exclusively for the Hotel, including access to the FTP files of the websites to obtain website information and content pertaining to the Hotel (the property described in this clause (f) of Section 1.1 being herein referred to collectively as the “Intangibles”);

(g)(i) all food and beverages (subject to any legal restrictions pertaining to the sale or transfer of alcoholic beverages) (the “Food and Beverage Inventory”); (ii) inventory held for sale to Hotel guests and others in the ordinary course of business including all opened and unopened retail inventory in any area at the Hotel conducting retail sales; (iii) engineering, maintenance and housekeeping supplies, including soap and cleaning materials, fuel and materials; stationery and printing items and supplies; and (iv) other supplies of all kinds, whether used, unused or held in reserve storage for future use in connection with the maintenance and operation of the Hotel Unit, the Improvements or the Personal Property, in each case to the extent located at the Hotel or in storage for the benefit of the Hotel, together with any additions thereto between the Effective Date and Closing (as defined below) and subject to depletion, resupply, substitution, replacement and disposition in the ordinary course of business in accordance with the provisions hereof (all of the foregoing being referred to herein as the “Consumable Inventory”);

(h) all leases for the lease and occupancy of space at the Hotel (collectively, the “Leases”) listed and described on Schedule 1.1(h) attached hereto and made a part hereof, including any deposits relating to such Leases held by Seller which are listed on Schedule 1.1(h) attached hereto or collected by Seller after the date hereof and not refunded to the tenants. For purposes of this Agreement, the term “Leases” does not include Bookings;

(i) all accounts receivable of the Seller with respect to the Hotel and all related operations which are outstanding and less than ninety (90) days past due as of the Closing Date (collectively, the “Receivables”) (which receivables are not included in the Purchase Price and shall be purchased by Purchaser at Closing for an amount equal to 97.5% of the amount of those accounts receivable as set forth on the Hotel’s most current balance sheet);

(j) subject to Section 4.4.9 hereof, Seller’s interest in any cash held by Manager (defined below) at the Hotel as of the Cut-Off Time (as defined below), whether held in the name of Seller, the Hotel or Manager and owned by Seller (collectively, the “House Bank Funds”). Purchaser expressly acknowledges and agrees that the Property to be transferred to Purchaser pursuant to this Agreement does not include any reserve or other accounts created or maintained by or on behalf of Seller or Manager in connection with the ownership or operation of the Hotel;

(k) books and records located at the Hotel or in the possession of Seller or Manager which relate exclusively to the Hotel (including guest information), but expressly excluding all documents and other materials which (A) are legally privileged or constitute attorney work product, (B) are subject to an applicable law or, to the extent disclosed to Purchaser prior to Closing, confidentiality agreement prohibiting their disclosure by Seller (unless such disclosure is not prohibited if Purchaser agrees to comply with the terms of any such confidentiality agreement and Purchaser so agrees), (C) constitute confidential internal assessments, reports, studies, memoranda, notes or other correspondence prepared by or on behalf of Seller or an Affiliate thereof or (D) accounting records (the included books and records set forth in this Section 1.1(k), the “Books and Records”); and

(l) If the Restructuring Consent has been obtained and the Restructuring has been implemented, all of the limited liability company interests in PCH Operating Lessee LLC, a Delaware limited liability company (“Lessee LLC”, and such interests, the “Membership Interests”), whose assets will consist of its rights under the Operating Lease and the Lessee Property.

1.2	Property Defined.

(a)(i) The Hotel Unit, the Common Elements Interest and the Improvements are sometimes collectively referred to herein as the “Real Property”, (ii) the Personal Property, the Bookings, the Service Contracts, the Intangibles, the Consumable Inventory, the Receivables, the House Bank Funds and the Books and Records, to the extent transferred to Lessee LLC in connection with the Restructuring, are sometimes collectively referred to herein as the “Lessee Property” and (iii) the Real Property, the Personal Property, the Bookings, the Service Contracts, the Intangibles, the Consumable Inventory, the Leases, the Receivables, the House Bank Funds, the Books and Records and (to the extent the Restructuring Consent has been obtained and the Restructuring has been implemented) the Membership Interests are hereinafter sometimes referred to collectively as the “Property”; provided that, the Purchase Price does not include, and shall be adjusted with respect to the House Bank Funds, the Receivables, the Food and Beverage Inventory and the other adjustment items to the extent described in Section 4.4 below.

(b) Notwithstanding anything to the contrary in Section 1.1 or Section 1.2(a) above, the following items are expressly excluded from the Property:

(i)

All cash on deposit in any operating account or other account or reserve, except for security deposits held by Seller as landlord with respect to any Lease as of the Closing Date and the House Bank Funds, which, in each case, are to be transferred to Purchaser at Closing subject to the terms of this Agreement;

(ii)	Subject to Section 4.4.14 below, any vehicles owned by Seller that are used in connection with the Hotel; and

(iii)

Any tangible or intangible property (including, without limitations, fixtures, personal property or intellectual property) owned by (A) the supplier, vendor, licensor, lessor or other party under any Service Contracts, (B) the tenants under any Leases, (C) Manager in its offices located on the second floor of the Property or in suite 2300 at the Property, but excluding any fixtures located at such offices (which shall be deemed to be part of the Property), (D) any employees which constitute their personal effects, or (E) any guests or customers of the Hotel which constitute their personal effects.

1.3	Permitted Exceptions . The Property shall be conveyed subject to all matters which are, or are deemed to be, Permitted Exceptions pursuant to Article II below.

1.4

Purchase Price . Seller is to sell and Purchaser is to purchase the Property for a total of FOUR HUNDRED FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 DOLLARS ($405,500,000.00) (the “Purchase Price”), which Purchase Price shall be allocated to each of PCH, TIC and Leaseco as they shall jointly determine.

1.5	Payment of Purchase Price.

(a) On the Closing Date, Purchaser shall deliver to Escrow Agent (defined below) by wire transfer an amount equal to the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, less the Earnest Money (defined below) previously delivered to Escrow Agent.

(b) The Purchase Price (including the Earnest Money previously delivered to Escrow Agent), as increased or decreased by prorations and adjustments as herein provided, shall, subject to Section 1.5(d) below, be payable in full at Closing in cash by wire transfer of immediately available federal funds to a bank account designated by Seller in writing to Purchaser and Escrow Agent prior to the Closing.

(c) Seller and Purchaser shall allocate the Purchase Price among the Real Property and various items of personal property (i.e., the Property other than the Real Property) in accordance with Schedule 1.5(c) attached hereto, and each party agrees to file federal, state and local tax returns consistent with such allocations.

(d) Seller shall have the option of receiving up to $20,000,000 of the Purchase Price in limited partnership units (the “Units”) of Purchaser in lieu of cash provided Seller notifies Purchaser of its election and the portion of the Purchase Price to be paid in Units no later than fifteen (15) business days prior to the Closing Date. The number of Units to be received by Seller shall equal $20,000,000 (or such lesser amount of Units as the Seller elects to receive) divided by the Unit Price. The “Unit Price” shall equal the greater of (i) the average closing price for the common stock of LaSalle Hotel Properties (the “REIT”) on the New York Stock Exchange for the ten (10) trading days immediately preceding the Closing Date, and (ii) $27.00. If Seller elects to receive Units pursuant to this Section 1.5(d), Purchaser shall deliver to Seller at Closing reasonably satisfactory evidence that Purchaser’s records establish Seller as the owner of the Units on the

Closing Date; and the Units shall be convertible into the REIT’s common shares (“REIT Shares”) on the terms set forth in Purchaser’s partnership agreement (the “Partnership Agreement”). Seller shall reimburse Purchaser for all out-of-pocket costs and expenses incurred by Purchaser in negotiating the provisions of this Agreement relating to the Units and in delivering the Units to Seller at Closing.

1.6	Earnest Money.

(a) On the first business day following the expiration of the Inspection Period, Purchaser shall deposit with the Chicago office of First American Title Insurance Company (“Escrow Agent”), the sum of FIFTEEN MILLION AND NO/100 DOLLARS ($15,000,000) (together with accrued interest thereon, the “Earnest Money”) by wire transfer of immediately available funds made in accordance with the wiring instructions set forth on Exhibit H. The full amount of the Earnest Money is fully non-refundable to Purchaser if this Agreement is terminated due to Purchaser’s default hereunder. If this Agreement is terminated for any other reason, to the extent the Earnest Money has theretofore been funded by Purchaser to Escrow Agent, the full amount of the Earnest Money shall be refunded to Purchaser within one (1) business day after receipt of the notice of exercise of such right or notice of such termination.

(b) Escrow Agent shall hold the Earnest Money in an interest-bearing account in accordance with the terms and conditions of the Deposit Escrow Instructions attached hereto as Exhibit K (the “Escrow Agreement”). All interest accruing on such sums shall become a part of the Earnest Money and shall be distributed or applied as Earnest Money in accordance with the terms of the Escrow Agreement.

(c) TIME IS OF THE ESSENCE for the delivery of Earnest Money under this Agreement and the failure of Purchaser to timely deliver any portion of the same shall be a material default, and shall entitle Seller, at Seller’s sole option, to terminate this Agreement immediately and to pursue all remedies available to Seller under this Agreement.

1.7

Management Agreement . Purchaser acknowledges that the Hotel is being operated and managed by Park Central Management LLC, a Delaware limited liability company (“Manager”), pursuant to that certain Hotel Management Agreement, dated as of December 6, 2004, by and between Seller and Manager (the “Existing Management Agreement”). Purchaser acknowledges that if the Restructuring Consent is obtained and the Restructuring is implemented, the Hotel will be leased to Lessee LLC pursuant to the Operating Lease and Lessee LLC will in turn sublease the Hotel to PCH pursuant to the Sublease. At Closing: (i) the Existing Management Agreement and (ii) if in effect prior to the Closing, the Sublease, will each be terminated. Purchaser shall assign this Agreement to PC Festivus, LLC, a Delaware limited liability company, prior to Closing, which shall enter into an operating lease for the Hotel with PC Festivus Lessee, LLC, a Delaware limited liability company, as the operating lessee; and such assignee and operating lessee and Manager have entered into a new management agreement in the form attached hereto as Exhibit N attached hereto (the “New Management Agreement”), which New Management Agreement shall be effective as of the Closing Date.

1.8

Excluded Liabilities . Notwithstanding anything contained in this Agreement to the contrary, from and after Closing, Seller shall retain and Purchaser shall not be deemed to, assume, be liable or responsible for, or take subject to any Liabilities arising out of the following (collectively, the “Excluded Liabilities”): (i) events, occurrences, pending or threatened litigation, acts, omissions and claims occurring prior to the Closing and arising from, relating to or in connection with the Property or the operation of the Hotel (other than Liabilities resulting from any claim by any Governmental Authority with respect to the physical or environmental condition of the Property (regardless of whether such condition existed prior to the Closing Date)); and (ii) income or franchise taxes of Seller and sales or other taxes arising from and attributable to the ownership or operation of any portion of the Property prior to the Closing. The obligations of the Seller under this Section 1.8 shall survive the Closing. For purposes hereof, “Liability” means any liability, obligation, damage, loss, diminution in value, cost or expense of any kind or nature whatsoever, whether accrued or unaccrued, actual or contingent, known or unknown, foreseen or unforeseen.

1.9

Assumed Liabilities . At Closing, Purchaser shall assume all (a) Liabilities arising from, relating to or in connection with the Property or the operation of the Hotel, including, without limitation, all Liabilities resulting from any claim by any Governmental Authority with respect to the physical or environmental condition of the Property (regardless of whether such condition existed prior to the Closing Date), but expressly excluding the Excluded Liabilities and any liabilities of Seller under this Agreement, and (b) all Liabilities accruing from and after the Closing Date under the property tax certiorari agreements with respect to the Property between Ditchik & Ditchik LLP and Seller (the “Assumed Liabilities”). The obligations of the Purchaser under this Section 1.9 shall survive the Closing.

ARTICLE II

TITLE AND SURVEY

2.1

Title Report . Purchaser has obtained and delivered to Seller, a title report dated April 7, 2011 (Title No. NCS-484105-CHI2) (the “Title Report”) covering the Real Property from First American Title Insurance Company (the “Title Company”) and, has delivered a copy of each document referenced in the Title Report as an exception to title to the Real Property. Purchaser shall deliver to Seller, within five (5) business days after receipt by Purchaser, a copy of any updates (each a “Title Update”) to the Title Report issued by the Title Company.

2.2

Survey . Purchaser shall obtain and deliver to Seller and the Title Company, at Purchaser’ expense and no later than ten (10) business days prior to the expiration of the Inspection Period, a survey of the Real Property prepared by Earl B. Lovell-S.P. Belcher, Inc. (the “Survey”).

2.3	Approval of Title.

(a) Purchaser hereby acknowledges and agrees that the Title Report does not contain any exceptions that would constitute Monetary Encumbrances (defined below), other than the lien of the Mortgage (defined below), the judgments listed on the Title Report, Exception No. 1 in Schedule B-1 of the Title Report and Exception No. 2 in Schedule B-2 of the Title Report.

(b) Purchaser shall have five (5) business days after receipt of the Title Report and Survey or any Title Update, if any, to notify Seller, in writing, of such objections as Purchaser may have to any title exception contained in the Title Report or such Title Update which is not a Permitted Exception (a “Title Exception”). Any Title Exceptions set forth in the Title Report or any Title Update which are not objected to by Purchaser within such five (5) business day period shall be deemed ‘Permitted Exceptions” hereunder. In the event Purchaser shall notify Seller, in writing, of any Title Exception shown on a Title Update, Survey or a Title Update, Seller shall have the right, but not the obligation, except to the extent set forth below, to cure such Title Exception. Within five (5) business days after receipt of Purchaser’s notice of objections, Seller shall notify Purchaser in writing whether Seller elects to attempt to cure any or all of such Title Exceptions. If Seller elects to attempt to cure, Seller shall have the right to attempt to remove, satisfy or cure the same and for this purpose Seller shall, at Seller’s election, be entitled to a reasonable adjournment of the Closing if additional time is required, but in no event shall the adjournment exceed thirty (30) days after the Closing Date. If Seller elects not to cure any Title Exceptions specified in Purchaser’s notice, or if Seller is unable to effect a cure of those Title Exceptions which it elected to cure prior to the Closing (or any date to which the Closing has been adjourned) and so notifies Purchaser in writing, or if Seller fails to respond to Purchaser’s notice within said five (5) business day period, Purchaser shall have the following options: (i) to accept a conveyance of the Property subject to the Permitted Exceptions and any Title Exceptions which Seller is unwilling or unable to cure (each of which shall also be deemed to be Permitted Exceptions), without reduction of the Purchase Price other than reductions for any Title Exceptions which Seller is obligated to cure as set forth below, by sending written notice thereof to Seller within five (5) business days after receipt of Seller’s notice; or (ii) to terminate this Agreement, and if Purchaser fails to deliver such written notice to Seller accepting all Title Exceptions as provided in clause (i) above, this Agreement shall terminate and the Earnest Money (to the extent funded by Purchaser pursuant to Section 1.6) shall be returned to Purchaser, and thereafter neither party hereto shall have any further rights, obligations or liabilities hereunder except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement. If Seller notifies Purchaser that Seller does not intend to attempt to cure any Title Exception or fails to respond to Purchaser’s notice within said five (5) business day period; or if, having commenced attempts to cure any Title Exception, Seller later notifies Purchaser in writing that Seller will be unable to effect a cure thereof; Purchaser shall, within five (5) business days after such notice has been given, notify Seller in writing whether Purchaser shall elect to accept the conveyance under clause (i) above or to terminate this Agreement under clause (ii) above. Purchaser’s failure to notify Seller of its election within such five (5) business day period shall be deemed to be an irrevocable election under clause (ii) to terminate this Agreement. Notwithstanding any provision of this Agreement to the contrary, in no event shall Seller have any obligation to cure any

Title Exception objected to by Purchaser; provided, however, if any such Title Exception consists of (I) any mortgages, deeds of trust or other security interests for any financing incurred by Seller which is not assumed by Purchaser under this Agreement, (II) taxes which constitute Title Exceptions which would be delinquent if unpaid at Closing; provided, however, that if any such taxes are payable in installments, such obligation shall apply only to the extent such installments would be delinquent if unpaid at Closing, (III) the judgments listed on the Title Report, Exception No. 1 in Schedule B-1 of the Title Report and Exception No. 2 in Schedule B-2 of the Title Report, or (IV) any other Title Exceptions objected to by Purchaser which may be removed in accordance with its terms by payment of a liquidated amount which in the aggregate do not exceed Seven Hundred Thousand and 00/100 Dollars ($700,000.00) (collectively, “Monetary Encumbrances”), then, to that extent only, Seller shall be obligated to pay and discharge (or cause the Title Company to commit to remove or insure over such Title Exceptions in a manner reasonably acceptable to Purchaser without any additional cost to Purchaser) any such Title Exceptions and Escrow Agent is authorized to pay and discharge at Closing such Title Exception out of the Purchase Price.

2.4

Conveyance of Title . At Closing, Seller shall convey and transfer to Purchaser its interest in the Real Property subject to the Permitted Exceptions. Notwithstanding anything contained herein to the contrary, the Real Property shall be conveyed subject to the following matters, all of which shall be deemed to be Permitted Exceptions:

(a) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the Closing Date, subject to adjustment as herein provided;

(b) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Real Property;

(c) all violations of laws, rules, regulations, statutes, ordinances, orders or requirements that have been cured but not yet removed of record that are insured over by the Title Company in a manner reasonably acceptable to Purchaser, subject to delivery by Seller of evidence reasonably satisfactory to Purchaser of such cure;

(d) items appearing of record or shown on the Survey and, in either case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Section 2.3 hereof;

(e) such exceptions as Title Company shall commit to insure over in a manner reasonably satisfactory to Purchaser, without any additional cost to Purchaser, whether such insurance is made available in consideration of payment, bonding or indemnity by Seller or otherwise (provided that any such indemnity or other consideration shall be in a form reasonably satisfactory to Purchaser);

(f) all matters, whether or not of record, to the extent caused solely by Purchaser or its agents, representatives or contractors;

(g) the Mortgage (defined below), to the extent it is assigned to Purchaser’s lender pursuant to Section 2.6 hereof;

(h) the Condominium Declaration, the By-Laws and the Condominium Plan No. 958 filed in the City Register of the City of New York on December 27, 1996 as Map No. 5412 (as since amended); and

(i) the rights of the tenants under the Leases.

2.5

Title Policy . At Closing, Seller and Purchaser shall direct the Title Company to issue an ALTA Owner’s Policy 2006 to Purchaser (“Title Policy”) insuring in the amount of the Purchase Price that Purchaser is the fee simple owner of the Real Property as of the Closing Date, subject only to the Permitted Exceptions, and containing such endorsements as the Title Company has agreed to issue during the Inspection Period; and the Title Company having issued, or being unconditionally (subject to payment of title premiums) committed to issue, to Purchaser the Title Policy shall be a condition to Purchaser’s obligations hereunder to proceed with the Closing.

2.6

Assignment of Mortgage . Seller agrees to request that its current mortgage lender (the “Existing Mortgage Lender”) cause the lien of such lender’s mortgage (the “Mortgage”) to be assigned to Purchaser’s lending institution at Closing in order to minimize mortgage recording taxes (the “Mortgage Assignment”) payable by Purchaser. The Mortgage Assignment shall be consummated in the manner similar to the manner in which mortgage loans are assigned to new lenders in the State of New York, and the Mortgage Assignment shall include the delivery to Purchaser’s lending institution of the promissory note(s) evidencing the loans secured by the Mortgage and an endorsement to Purchaser’s lending institution of such promissory note(s). Purchaser shall pay all reasonable legal fees and expenses incurred by the Existing Mortgage Lender in connection therewith. If the Mortgage is assigned to Purchaser’s lending institution at Closing, Purchaser’s lending institution shall pay the Existing Mortgage Lender the payoff amount agreed to between Seller and the Existing Mortgage Lender pursuant to Section 4.7(f), such amount not to exceed the amount of the mortgage loan from Purchaser’s lending institution to Purchaser at the Closing, which shall be credited against the Purchase Price at Closing; and Seller in that case shall pay (out of the Purchase Price funds received at Closing) to the Existing Mortgage Lender any portion of the payoff amount which exceeds the amount of such mortgage loan from Purchaser’s lending institution. Notwithstanding the foregoing (i) Seller shall be obligated only to take reasonable additional actions in connection with the Mortgage Assignment or assume any obligation or liability, and (ii) the failure of Seller to obtain the Mortgage Assignment, after using reasonable efforts, shall not be deemed a default. Obtaining the Mortgage Assignment shall be a condition to Closing, provided that, if the Mortgage Assignment cannot be obtained at Closing, Seller shall have the right, but not the obligation, to elect to provide Purchaser a credit against the Purchase Price in the amount of the mortgage recording tax savings that would have been achieved as a result of the Mortgage Assignment and such election shall be deemed satisfaction of such condition to Closing.

ARTICLE III

INSPECTION

3.1

Right of Inspection . From and after the date of this Agreement until the Closing Date or earlier termination of this Agreement, Purchaser shall, subject to the rights of Manager under the Management Agreement, guests of the Hotel and the tenants under the Leases, have the right to make physical inspections of the Real Property and to examine at such place or places at the Hotel or elsewhere as the same may be located, any operating files maintained by or for the benefit of Seller in connection with the leasing, operation, current maintenance and/or management of the Property (“Property Information”), including, without limitation, the Leases, the Service Contracts, insurance policies, bills, invoices, receipts and other general records relating to the income and expenses of the Hotel, correspondence, surveys, plans and specifications, warranties for services and materials provided to the Hotel, environmental audits and similar materials, materials related to Hotel Employees (as defined below) and the Union (as defined below), to the extent Seller is not prohibited by applicable contracts or law from disclosing such materials, and any other documents relating to the Property in Seller’s or Manager’s possession or control, but excluding materials not directly related to the current ownership, maintenance and/or management of the Property such as, without limitation, Seller’s appraisals, company tax records, internal memoranda, correspondence and reports and similar proprietary or confidential information. Purchaser shall keep all Property Information strictly confidential, provided that Purchaser may deliver copies of Property Information to its attorneys, accountants and other advisors in connection with the acquisition of the Property and to current and prospective lenders and partners provided that such parties agree to maintain the confidentiality of such Property Information. Seller shall provide reasonable access to the Property for Purchaser and its representatives to perform physical inspections of the Property; provided, however, that (1) Purchaser shall provide Seller with at least twenty four (24) hours prior notice of each such physical inspection; (2) such inspecting parties shall be accompanied by an employee, agent or representative of Seller; (3) such inspections shall be conducted on a business day between 10:00 a.m. and 5:00 p.m. (local time); (4) neither Purchaser nor its representatives shall be entitled to perform any drilling, coring or other invasive testing, without Seller’s prior written consent, which consent may be withheld in Seller’s sole discretion, and in any event any such activities shall be conducted in accordance with standards customarily employed in the industry and in compliance with all governmental laws, rules and regulations; (5) Purchaser’s right to perform such inspections shall be subject to the rights of Manager and the tenants, guests and customers at the Hotel; and (6) such inspections shall not unreasonably interfere with the operation of the Hotel, and Purchaser and its representatives shall comply with Seller’s requests with respect to the Inspections to minimize such interference. Following each entry by Purchaser with respect to inspections and/or tests on the Real Property, Purchaser shall repair any damage to the Property caused by Purchaser or any of its agents, consultants or representatives in connection with Purchaser’s diligence activities at the Property, and restore the Property to the original condition as existed prior to any such inspections and/or tests, at Purchaser’s sole cost and expense. Seller shall reasonably cooperate with Purchaser in its due diligence but shall not be obligated to incur any liability in connection therewith. Purchaser shall not contact Manager’s on-site employees (except for executive committee employees of Manager), any guests of the Property, any party to a Service Contract, any tenants under the Leases, any lender providing financing secured by the Real Property or any governmental authority without in each instance (a) obtaining Seller’s prior written consent, which consent shall not be unreasonably withheld, and (b) providing Seller with the option to either attend or participate in any meetings, conversations or communications between Purchaser and such party or expressly waiving its right to do so in writing (which writing may be in the form of an email) and Purchaser shall not communicate in any manner with any such party without satisfying the foregoing. Purchaser hereby releases Seller and the Seller Indemnitees (as hereinafter defined) from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries and hereby agrees to indemnify, defend, protect and hold Seller and the Seller Indemnitees harmless from and against any claim for liabilities, losses, costs, expenses (including reasonable attorneys’ fees actually incurred), damages or injuries arising out of or resulting from or in connection with the inspection of the Property by Purchaser or its agents, employees, representatives, consultants or contractors, except to the extent due to Seller’s gross negligence or intentional misconduct, and notwithstanding anything to the contrary in this Agreement, such obligation to indemnify, defend, protect and hold harmless Seller and the Seller Indemnitees shall survive Closing or any termination of this Agreement. All inspections shall occur at reasonable times agreed upon by Seller and Purchaser. Purchaser agrees (i) that prior to entering the Property to conduct any inspection, Purchaser shall obtain and maintain, and shall cause each of its contractors and agents to maintain (and shall deliver evidence satisfactory to Seller thereof), at no cost or expense to Seller, commercial general liability insurance from an insurer reasonably acceptable to Seller in the amount of Two Million Dollars ($2,000,000) with combined single limit for personal injury or property damage per occurrence, such policies to name Seller and Manager as additional insured parties, which insurance shall provide coverage against any claim for personal injury or property damage caused by Purchaser or its agents, employees, representatives or consultants in connection with any such tests and investigations, and (ii) to keep the Property free from all liens and encumbrances on account of any inspections and/or tests made by or for the benefit of Purchaser. Purchaser’s insurance may not be canceled or amended prior to Closing except upon thirty (30) days’ prior written notice to Seller. Purchaser’s maintenance of such insurance policies shall not release or limit Purchaser’s indemnification obligations pursuant to this Section 3.1. Purchaser’s obligations under this Section 3.1 shall survive a termination of this Agreement including, without limitation, pursuant to Section 3.3 below.

3.2

Seller Due Diligence Materials . BY EXECUTING THIS AGREEMENT, PURCHASER ACKNOWLEDGES THAT (1) PURCHASER HAS RECEIVED COPIES OF ENVIRONMENTAL, ENGINEERING, SOILS AND OTHER REPORTS REGARDING THE CONDITION OF THE PROPERTY (COLLECTIVELY, THE “REPORTS”) AND (2) ANY REPORTS OR OTHER DOCUMENTS DELIVERED OR TO BE DELIVERED BY SELLER OR ITS AGENTS OR CONSULTANTS TO PURCHASER ARE BEING MADE AVAILABLE SOLELY AS AN ACCOMMODATION TO PURCHASER AND WITHOUT ANY REPRESENTATION OR WARRANTY OF SELLER AS TO THEIR ACCURACY OR COMPLETENESS OF FACTS OR

OPINIONS SET FORTH THEREIN EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT AND THAT ANY RELIANCE BY PURCHASER ON SUCH REPORTS OR OTHER DOCUMENTS IN CONNECTION WITH THE PURCHASE OF THE PROPERTY IS UNDERTAKEN AT PURCHASER’S SOLE RISK, EXCEPT TO THE EXTENT EXPRESSLY SUBJECT TO SELLER’S REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS AGREEMENT. PURCHASER AGREES THAT SELLER SHALL HAVE NO LIABILITY OR OBLIGATION WHATSOEVER FOR ANY UNINTENTIONAL INACCURACY IN OR OMISSION FROM THE OFFERING MATERIALS PREPARED IN CONNECTION WITH THE SALE OF THE PROPERTY OR ANY REPORTS OR OTHER DOCUMENTS MADE AVAILABLE TO PURCHASER OR ITS REPRESENTATIVES SUBJECT TO SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT. PURCHASER HAS CONDUCTED ITS OWN INVESTIGATION OF THE CONDITION OF THE PROPERTY TO THE EXTENT PURCHASER DEEMS SUCH AN INVESTIGATION TO BE NECESSARY OR APPROPRIATE. For purposes of this Agreement, the term “Seller Due Diligence Materials” shall mean (i) the Reports, the Property Information and all other documents and materials provided or otherwise made available by Seller to Purchaser pursuant to Section 3.1 and the other provisions of this Agreement or otherwise (including, without limitation, any Tenant Estoppels), together with any copies or reproductions of such documents or materials, or any summaries, abstracts, compilations, or other analyses made by Purchaser based on the information in such documents or materials, and (ii) all information set forth in this Agreement and the exhibits and schedules attached hereto and hereby made a part hereof.

3.3

Right of Termination . Seller agrees that in the event Purchaser determines (such determination to be made in Purchaser’s sole discretion) that the Property is not suitable for its purposes, Purchaser shall have the right to terminate this Agreement by giving written notice thereof to Seller prior to 5:00 p.m. (New York time) on the date which is thirty (30) days after the Effective Date (the period ending at such time and date being referred to herein as the “Inspection Period”). If Purchaser gives such notice of termination within the Inspection Period, then this Agreement shall terminate and the parties shall have no further obligations under this Agreement except for those which expressly survive termination of this Agreement. TIME IS OF THE ESSENCE with respect to the provisions of this Section 3.3. If Purchaser fails to give Seller a notice of termination prior to the expiration of the Inspection Period, then Purchaser (i) shall no longer have any right to terminate this Agreement under this Section 3.3, (ii) shall be obligated to fund the Earnest Money on the first business day following the expiration of the Inspection Period in accordance with Section 1.6 above and (iii) (subject to any express right of Purchaser to terminate this Agreement) shall be bound to proceed to Closing and consummate the transaction contemplated hereby pursuant to the terms of this Agreement. If Purchaser terminates this Agreement pursuant to this Section 3.3, then Purchaser shall, at Seller’s request, (i) either promptly return (and cause any persons to whom Purchaser has provided any Property Information to return) all Property Information to Seller or destroy (and cause persons to whom Purchaser has provided any Property Information to destroy) all Property Information and (ii) certify to Seller that it has complied with its obligations set forth in clause (i) of this sentence. The obligations of Purchaser set forth in the preceding sentence shall survive termination of this Agreement.

ARTICLE IV

CLOSING

4.1	Time and Place; Pre-Closing.

4.1.1 Seller shall have (a) until the 60th day following the Effective Date (such 60th day following the Effective Date, the “Outside DPO Consent Approval Date”) to obtain the DPO Consent and notify Purchaser in writing that it has obtained the DPO Consent and (b) until the 90th day following the Effective Date (such 90th day following the Effective Date, the “Outside Restructuring Approval Date”) to obtain the Restructuring Consent and notify Purchaser in writing that it has obtained the Restructuring Consent (Seller’s satisfaction of the condition set forth in this clause (b) being referred to hereinafter as the “Timely Restructuring Approval”). Subject to the provisions of Sections 4.6 and 4.7 below, the consummation of the transaction contemplated hereby (“Closing”), as evidenced by the payment and release of the Purchase Price to Seller and the release by Seller of the deed for recording, shall occur on or before 4:00 p.m. (New York time) on the date (the “Closing Date”) which is (i) if the Timely Restructuring Approval does not occur on or prior to the Outside Restructuring Approval Date, the earlier of (x) the date selected by Purchaser on five (5) business days prior notice to Seller; provided, however, that such date shall be no earlier than the fifth (5th) business day following the Outside Restructuring Approval Date, and (y) the forty-fifth (45th) day following the Outside DPO Consent Approval Date (or if such day is not a business day, the next business day thereafter), or (ii) if the Timely Restructuring Approval does occur on or prior to the Outside Restructuring Approval Date, the earlier of (x) the date selected by Purchaser on five (5) business days prior notice to Seller; provided, however, that such date shall be no earlier than thirty (30) days after the date on which the Timely Restructuring Approval occurred, and (y) the forty-fifth (45th) day following the date on which the Timely Restructuring Approval occurred (or if such day is not a business day, the next business day thereafter). At Closing, Seller and Purchaser shall perform the obligations set forth in, respectively, Section 4.2 and Section 4.3, the performance of which obligations shall be concurrent conditions. The Closing shall occur through an escrow administered by Escrow Agent and the Purchase Price and all documents (unless otherwise mutually agreed) shall be deposited with Escrow Agent as escrowee.

4.1.2 Notwithstanding anything herein to the contrary, the parties shall “pre-close” the sale of the Property on the day before the Closing Date (the “Pre-Closing Date”). The term “pre-close” shall mean that each of the parties shall deliver to Escrow Agent no later than 4:00 p.m. (New York time) on the Pre-Closing Date all of the documents and other items (other than closing proceeds and other funds) required to be delivered by such party for Closing (“Closing Deliveries”), including and all of the closing documents required pursuant to Sections 4.2 and 4.3 hereof. With respect to the closing adjustments to be made between the parties pursuant to Section 4.4 hereof, the adjustments shall continue to be made effective as of the Cut-Off Time (defined below), but on the closing statement executed by the parties on the Pre-Closing Date, the parties shall in good faith estimate those adjustments which are not capable of being finalized prior to the Cut-Off Time, and the parties shall reconcile said estimated adjustments pursuant to Section 4.4.15 hereof.

4.2	Seller’s Closing Obligations and Deliveries . At Closing, subject to Section 4.1 above, Seller shall through Escrow Agent make the following deliveries and take the following actions:

(a) Execute and deliver to Purchaser one (1) original counterpart of a bargain and sale deed (“Deed”), in the form attached hereto as Exhibit A and made part hereof, conveying fee title in and to the Real Property subject only to the Permitted Exceptions;

(b) Execute and deliver to Purchaser two (2) original executed counterparts of a bill of sale in the form attached hereto as Exhibit B and made a part hereof conveying the Personal Property and Consumable Inventory without warranty of use and without warranty, expressed or implied, as to merchantability and fitness for any purpose;

(c) Execute and deliver to Purchaser two (2) original executed counterparts of an assignment of Seller’s interest in the Service Contracts, the Bookings, the other Intangibles and the Books and Records (in each case to the extent assignable) (“Assignment of Contracts”) in the form attached hereto as Exhibit C and made a part hereof;

(d) Execute and deliver to Purchaser two (2) original executed counterparts of an assignment of Seller’s interest in the Operating Lease and the Leases (“Assignment of Leases”) in the form attached hereto as Exhibit D and made a part hereof;

(e) Deliver to Purchaser and the Title Company such evidence as the Title Company may reasonably require as to the existence, good standing and authority of Seller and the authority of the person or persons executing documents on behalf of Seller;

(f) Deliver to Purchaser an affidavit duly executed by Seller stating that Seller is not a “foreign person” as defined in the Federal Foreign Investment in Real Property Tax Act of 1980 and the 1984 Tax Reform Act, in the form attached hereto as Exhibit E;

(g) If not already delivered to Purchaser, deliver to Purchaser, the Books and Records and originals of the Leases, the Service Contracts and the licenses and permits, if any, in the possession or control of Seller or Seller’s agents, together with such leasing and property files and records which are material in connection with the continued operation, leasing and maintenance of the Property and the Seller’s keys to the Property and any security deposit boxes. For a period of four (4) years after Closing in case of Seller’s need in response to any legal requirement, a tax audit, tax return preparation or litigation threatened or brought against Seller, Purchaser shall maintain the books and records for the Property with respect to the period of Seller’s ownership (to the extent that such records were provided to Purchaser and Seller did not retain copies thereof), at Purchaser’s expense, and allow Seller and its agents or representatives reasonable access, upon reasonable advance notice (which notice shall identify the nature of the information sought by Seller), at all reasonable times to examine and make copies of any and all books and records at Seller’s cost and expense, which right shall survive the Closing;

(h) Deliver to Escrow Agent an executed closing statement consistent with this Agreement and in a customary form that has been reasonably approved by Seller and Purchaser;

(i) Deliver two (2) original copies of the Designation Agreement (defined below);

(j) Deliver such additional documents as shall be reasonably required to consummate the transaction expressly contemplated by this Agreement;

(k) Deliver to Escrow Agent two (2) original executed counterpart copies of the Combined Real Estate Transfer Tax Return and Credit Line Mortgage Certificate (Form TP-584) completed by Seller (as completed by Seller, the “TP-584”) with respect to the Deed;

(l) Deliver to Escrow Agent two (2) original executed counterpart copies of the New York City Real Property Transfer Tax Return completed by Seller (as completed by Seller, the “RPT”) with respect to the Deed;

(m) Deliver to Escrow Agent two (2) original executed counterpart copies of the New York State Real Property Transfer Report (Form RP-5217) completed by Seller (as completed by Seller, the “RP-5217”) with respect to the Deed;

(n) Deliver to Title Company a title affidavit in customary form that is reasonably acceptable to Seller and the Title Company (the “Title Affidavit”);

(o) Deliver to Escrow Agent a copy of the resignation notice of any director or officer of the Condominium appointed by Seller for the Hotel Unit;

(p) Deliver to Escrow Agent two (2) original executed counterpart copies of the IWA Assumption Agreement in the form attached hereto as Exhibit M (“IWA Assumption Agreement”), including and subject to any required consents of other parties thereto;

(q) Deliver a copy of the condominium common charge statement executed by the Condominium Board, substantially in the form attached hereto as Exhibit F (the “Common Charge Statement”);

(r) Deliver written notice executed by Seller notifying each tenant under a Lease that the Real Property has been conveyed to Purchaser and directing all payments, inquiries and the like be forwarded to Purchaser at the address to be provided by Purchaser;

(s) Deliver to Escrow Agent a termination of the Existing Management Agreement, and, if the Sublease is in effect as of the Closing Date, a termination of the Sublease;

(t) Deliver to Escrow Agent any non-cash security deposits received by Seller and not returned to the tenants under the Leases (if any), together with any documents and fees required to assign such security deposits to Purchaser;

(u) Deliver to Purchaser a certificate, dated as of the Closing Date and executed on behalf of Seller by a duly authorized officer thereof, stating that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects as of the Closing Date (with appropriate modifications of those representations and warranties made in Section 5.1 hereof to reflect any changes therein including without limitation any changes resulting from actions under Section 5.6 hereof) or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Seller be liable to Purchaser for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is permitted under the terms of this Agreement or is beyond the reasonable control of Seller to prevent; provided, however, any of the foregoing (other than those that are permitted under the terms of this Agreement) shall, if materially adverse to Purchaser, constitute the non-fulfillment of the condition set forth in Section 4.6(a) and Purchaser may elect to terminate this Agreement pursuant to Section 4.8. If, despite changes or other matters described in such certificate, the Closing occurs, Seller’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(v) If Seller elects to receive a portion of the Purchase Price in Units as provided in Section 1.5(d) above, deliver to Purchaser a registration rights agreement in the form attached hereto as Exhibit Q (the “Registration Rights Agreement”), duly executed by Seller;

(w) If Seller elects to receive a portion of the Purchase Price in Units as provided in Section 1.5(d) above, deliver to Purchaser a counterpart signature page to the Partnership Agreement, duly executed by Seller;

(x) If the Restructuring Consent has been obtained and the Restructuring has been implemented, execute and deliver to Purchaser two (2) original executed counterparts of an assignment of Leaseco’s interest in Lessee LLC (the “Assignment of Membership Interests”) in the form attached hereto as Exhibit R; and

(y) If the Restructuring Consent has been obtained and the Restructuring has been implemented, deliver to Purchaser releases of Purchaser from any liability under the Operating Lease, the Sublease and the Existing Management Agreement from the parties thereto.

Notwithstanding the provisions of this Section 4.2, if the Restructuring Consent is obtained and the Restructuring is implemented prior to the Closing Date, the foregoing closing obligations and deliveries shall be appropriately modified by the parties to the extent necessary to reflect the then-current ownership of the Property and with the intention in such case that the substantive rights and obligations of the parties shall otherwise be equivalent to those set forth in this Agreement.

4.3	Purchaser’s Closing Obligations and Deliveries . At Closing, Purchaser shall through Escrow Agent make the following deliveries and take the following actions:

(a) Pay the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller in immediately available wire transferred funds pursuant to Section 1.5 above, it being agreed that at Closing the Earnest Money shall be applied towards payment of the Purchase Price;

(b) Deliver the same number of original executed counterparts of the instruments described in clauses (c), (d), (h), (i), (k), (l), (m), (p) and (x) of Section 4.2 above to Seller or Escrow Agent, as applicable;

(c) Deliver to Seller and Title Company such evidence as Title Company may reasonably require as to the authority of the person or persons executing documents on behalf of Purchaser;

(d) Deliver to Seller a certificate, dated as of the Closing Date and executed on behalf of Purchaser by a duly authorized officer thereof, stating that the representations and warranties of Purchaser contained in this Agreement are true and correct in all material respects as of the Closing Date, with appropriate modifications of those representations and warranties to reflect any changes therein or identifying any representation or warranty which is not, or no longer is, true and correct and explaining the state of facts giving rise to the change. In no event shall Purchaser be liable to Seller for, or be deemed to be in default hereunder by reason of, any breach of representation or warranty which results from any change that (i) occurs between the Effective Date and the Closing Date and (ii) is beyond the reasonable control of Purchaser to prevent; provided, however, if any of the foregoing shall be materially adverse to Seller, Seller may elect to terminate this Agreement pursuant to Section 4.8. If, despite changes or other matters described in such certificate, the Closing occurs, Purchaser’s representations and warranties set forth in this Agreement shall be deemed to have been modified by all statements made in such certificate;

(e) If Seller elects to receive a portion of the Purchase Price in Units as provided in Section 1.5(d) above, deliver to Seller a certificate of the REIT, duly executed by an authorized officer of the REIT in such capacity, on the REIT’s behalf and in its capacity as general partner of Purchaser, as the case may be, certifying that annexed thereto are the following documents:

(i)

a true, correct and complete copy of (x) the Partnership Agreement and all amendments thereto, and (y) the certificate of limited partnership of the Partnership and all amendments thereto, if any, as filed in the State of Delaware; and

(ii)	a true and correct copy of the REIT’s declaration of trust and by-laws and all amendments thereto;

and certifying that such documents have not been otherwise modified or amended, and are in full force and effect as of the Closing Date;

(f) If Seller elects to receive a portion of the Purchase Price in Units as provided in Section 1.5(d) above, deliver to Seller a certificate of Purchaser certifying to Seller that, as of the Closing Date: (i) Seller has been admitted as a limited partner in Purchaser in respect of the Units which Seller has elected to receive pursuant to Section 1.5(d) above, (ii) that such Units have been duly issued to Seller, and (iii) that Purchaser’s books and records will, as of the Closing Date, indicate that Seller is the holder of the number of Units which it has elected to receive pursuant to Section 1.5(d) above;

(g) If Seller elects to receive a portion of the Purchase Price in Units as provided in Section 1.5(d) above, deliver to Seller the Registration Rights Agreement, duly executed by the REIT; and

(h) Deliver such additional documents as shall be reasonably required to consummate the transaction contemplated by this Agreement.

Notwithstanding the provisions of this Section 4.3, if the Restructuring Consent is obtained and the Restructuring is implemented prior to the Closing Date, the foregoing closing obligations and deliveries shall be appropriately modified by the parties to the extent necessary to reflect the then-current ownership of the Property and with the intention in such case that the substantive rights and obligations of the parties shall otherwise be equivalent to those set forth in this Agreement.

4.4

Prorations, Credits and Other Adjustments . At Closing, Purchaser and Seller shall prorate all items provided for below, and the net amount consequently owing to Seller or Purchaser shall be added to or subtracted from the proceeds of the Purchase Price payable to Seller at Closing. Beginning as close to the anticipated Closing Date as reasonably practicable, Seller shall cause to be prepared a prorations and credit statement (the “Preliminary Statement”), which shall be reasonably approved by Purchaser and which shall reflect all of the prorations, credits and other adjustments to the Purchase Price at Closing required under this Section 4.4 or under any other provision of this Agreement. As soon as Purchaser and Seller have agreed upon the Preliminary Statement, they shall jointly deliver a mutually signed copy thereof to Escrow Agent. To the extent Purchaser and Seller are unable to agree by Closing on any item on the Preliminary Statement, the amount of any items in dispute shall be held in escrow by the Title Company until such item shall be finally resolved on the Final Statement (defined below) pursuant to Section 4.4.14 below. Seller shall cause a draft of the Preliminary Statement to be delivered to Purchaser for Purchaser’s review and approval no later than three (3) business days prior to the Closing.

4.4.1 Proration of Taxes.

(a) All real estate ad valorem taxes, general assessments and special assessments and all personal property ad valorem taxes assessed against the Hotel (generically, “Taxes”) which accrue with respect to the tax year in which Closing occurs shall be prorated between Purchaser and Seller as of the Closing Date. If the amount of any such Taxes is not ascertainable on the Closing Date, the proration for such Taxes shall be based on the tax rates set forth in the most recent available bill and the latest assessed valuation of the Property; provided, however, that after the Closing, Seller and Purchaser shall reprorate the Taxes in accordance with Section 4.4.15 below and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period.

(b) Seller retains the right to commence, continue and settle any proceeding to contest any Taxes for any taxable period which precedes the tax fiscal year in which the Closing occurs, and shall be entitled to any refunds of Taxes awarded in such proceedings. Purchaser shall cooperate with Seller in connection with any such proceeding and collection of any refund of Taxes awarded in such proceedings (at no out of pocket cost or expense to Purchaser).

(c) Purchaser shall have the right to commence, continue and settle any proceeding to contest any Taxes for any tax fiscal year in which the Closing occurs and all subsequent tax fiscal years. Purchaser shall be entitled to any refunds of Taxes awarded in such proceedings, in each case to the extent the Taxes or refunds relate to periods of time from and after to the Closing Date; and Seller shall be entitled to any refunds of Taxes awarded in such proceedings, in each case to the extent the Taxes, refunds relate to periods of time prior to the Closing Date, less Seller’s pro rata share of any costs incurred to prosecute such proceedings. Seller shall cooperate with Purchaser in connection with any such proceeding, including, to the extent requested by Purchaser, initiating and continuing any such proceeding and assigning such proceeding to Purchaser, and collection of any refund of Taxes awarded in such proceedings (at no out-of-pocket cost or expense to Seller).

(d) Seller shall be responsible for paying all sales, use, occupancy and similar taxes payable in connection with the operation of the Hotel which are assessed in connection with any revenue paid to Seller from the operation of the Hotel; and Seller shall cause to be filed all tax returns which are required by applicable law to be filed in connection therewith. Purchaser shall be responsible for paying all sales, use, occupancy and similar taxes payable in connection with the operation of the Hotel which are assessed in connection with any revenue paid to Purchaser from the operation of the Hotel; and Purchaser shall cause to be filed all tax returns which are required by applicable law to be filed in connection therewith.

4.4.2 General Proration of Expenses.

(a) The following items of expense with respect to any portion or aspect of the Hotel shall be prorated between Seller and Purchaser as of the Closing Date:

(i)

All periodic charges and expenses under any Service Contracts and all periodic fees and charges under any license or permit (other than liquor licenses) obtained in connection with the Property and in effect as of the Closing Date;

(ii)	All common area maintenance charges and any other charges and assessments payable by the Hotel Unit under the Condominium Declaration;

(iii)

Subject to Section 4.4.2(a)(ii) above, all utility charges (but excluding any utility deposits). To the extent reasonably practicable, though, in lieu of prorating the charges for any metered utility service, Purchaser and Seller shall endeavor to have the utility read the meter as early as possible on the Closing Date, render a final bill to Seller based on such reading and bill all subsequent service to Purchaser;

(iv)	Prepaid expenses of the Hotel which are customarily prorated in connection with the sale of hotels in New York City, excluding insurance and prepaid marketing expenses; and

(v)	All other Hotel operating expenses, other than employment expenses (which are covered by Section 4.4.3 below), which are customarily prorated in connection with the sale of hotels in New York City.

4.4.3 Employment Expenses. All wages, salaries, bonuses, other compensation and employment benefits, whether vested or unvested, for unused vacation, holiday, sick leave and personal days if, and to the extent, that amounts are accrued and unused prior to the Closing Date, and contributions for retirement and welfare benefits, together with F.I.C.A., unemployment and other payroll taxes and benefits due with respect to the employment of such Employees, shall be prorated between Seller and Purchaser as of the Closing Date, with accrued vacation and other benefits due to Bargaining Unit Employees (defined below) covered by the Collective Bargaining Agreement (defined below) being determined in accordance with the Collective Bargaining Agreement and such matters for Hotel Employees (defined below) not covered by the Collective Bargaining Agreement being determined in accordance with past practices. Purchaser shall pay the salaries and related benefits that are payable to any Hotel Employees for work performed at the Hotel on the Closing Date, whether prior to or following the time of Closing, regardless of whether such persons are employees of Seller, Manager, or Purchaser.

4.4.4 Hotel Revenues.

(a) At Closing, Seller and Purchaser shall each be entitled to one-half (1/2) of all revenues from the Hotel guest rooms and facilities occupied on the evening immediately preceding the Closing Date, including any sales taxes, room taxes, occupancy taxes and other taxes charged to guests in such rooms, all parking charges, sales from mini-bars, in-room food and beverage, telephone, facsimile and data communications, in-room movie, laundry, and other service charges allocable to such rooms with respect to the evening immediately preceding the Closing Date. All revenues from restaurants, bars, lounges, vending machines and other service operations conducted at the Property shall be allocated based on whether the same accrued before or after the Cut-Off Time (defined below), and Seller shall cause the Manager to separately record sales occurring before and after the Cut-Off Time at the Property. The foregoing amounts are referred to collectively as “Guest Revenues”. Notwithstanding the foregoing, all revenues collected from any bars and lounges at the Property shall be prorated based on the actual closing time for such bar or lounge. For example, if such bar or lounge closes at 2 a.m. on the Closing Date, Seller shall retain the revenues collected from such bar or lounge even though such revenues were generated two (2) hours after the Cut-Off Time.

(b) Revenues from conferences, receptions, meetings, and other functions occurring in any conference, banquet or meeting rooms in the Hotel, or in any adjacent facilities owned or operated by Seller, including usage charges and related taxes, food and beverage sales, valet parking charges, equipment rentals, and telecommunications charges, shall be allocated between Seller and Purchaser, based on when the function therein occurred, with (i) one-day functions commencing prior to the Cut-Off Time being allocable to Seller, (ii) functions commencing after the Cut-Off Time being allocable to Purchaser, and (iii) multi-day functions being allocated on a pro rata basis between Seller and Purchaser according to when the event commences and is scheduled to end in relation to the Cut-Off Time. The foregoing amounts are referred to collectively as “Conference Revenues.”

(c) At Closing, all Receivables shall be assigned to Purchaser and Seller shall receive a proration credit in an amount equal to 97.5% of face value of such receivables as set forth on Manager’s books including, without limitation, receivables accrued in connection with hotel reservations, the use of guest rooms, banquet and meeting room receivables (including any cancellation fees due to Seller in connection with any of the foregoing for use and occupancy of the Property prior to the Cut-Off Time) as reflected on the city ledger, guest ledger or any other receivable ledger. Purchaser shall be entitled to all amounts collected for such accounts receivable; provided, however, such payment shall be re-prorated ninety (90) days after Closing such that Seller shall receive a final credit for only Receivables actually collected by Purchaser during such 90-day period after Closing and shall refund any excess credit to Purchaser, with Seller retaining the right to collect any receivables not credited to Seller as a result thereof. All accounts receivable more than ninety (90) days past due on the Closing Date (“Retained Receivables”) shall be retained by Seller at Closing and (i) Purchaser shall cause its manager to endeavor to collect the Retained Receivables in a manner consistent with its efforts to collect the accounts receivable due to Purchaser, and (ii) Purchaser and its manager shall deliver to Seller any amounts received by them after the Closing Date on account of the Retained Receivables reasonably promptly following receipt by Purchaser or its manager.

(d) Any operating revenues from “package deals” provided to guests at the Hotel shall be allocated on an equitable basis, as reasonably agreed between Purchaser and Seller.

(e) Any operating revenues not otherwise provided for in this Section 4.4, shall be prorated between Purchaser and Seller as of Closing.

4.4.5 Rent. Rent and other payments payable by tenants, licensees, concessionaires, and other persons using or occupying the Real Property or any part thereof under a Lease or otherwise, if any, for or in connection with such use or occupancy, including, without limitation, fixed monthly rentals, additional rentals, percentage rentals, escalation rentals, retroactive rentals, operating cost pass-throughs, common area maintenance charges, HVAC charges, payments of taxes and insurance expenses, promotional/marketing charges, construction receivables and other sums and charges payable by the tenants under the Leases (collectively, “Rent”) shall be prorated as of the Closing Date such that Seller will be entitled to Rent attributable to periods prior to the Closing Date and Purchaser will be entitled to Rent attributable to periods from and after the Closing Date, all as more particularly set forth below:

(a) All Rent, including estimated payments of Percentage Rent (as defined below), which have been paid under the Leases as of Closing for the month in which the Closing occurs (“Current Rent”) shall be prorated as of the Closing Date.

(b) There shall be no proration at Closing of any Rent which has not been collected as of the Closing (“Rent Arrears”). In the event that either Purchaser or Seller receives Rent from a tenant after the Closing Date, such Rent shall be applied in the following order of priority (after deduction of actual out-of-pocket costs of collection paid by Purchaser to third parties): (i) first to Rents owed by such tenant for all periods following the Closing Date, and (ii) second to Rents owed by such tenant for all periods prior to the Closing Date. Any sums owed to Seller or Purchaser, as the case may be, pursuant to the foregoing shall be paid by to the party entitled hereunder to receive such sum within fifteen (15) days following receipt thereof by the other party. Purchaser shall deliver to Seller by the twentieth (20th) day of the first full calendar month after the Closing and every month thereafter through the 6th month following Closing, a statement of the collection status of each Rent Arrear until the collection of all Rent Arrears. Purchaser shall use its commercially reasonable efforts to pursue all Rent Arrears in the ordinary course of business, provided that Purchaser shall not be obligated to commence a lawsuit against any tenant in respect thereof. For one (1) year following the Closing, Seller shall have the right, upon reasonable notice, but no more often than twice in such twelve (12) month period, to audit Purchaser’s books and records to verify the amount of Rent Arrears which has actually been collected by Purchaser. Until the one-year anniversary of the Closing Date, Purchaser shall not waive any Rent Arrears or modify, amend or waive any Lease so as to reduce the Rent Arrears for any period (or any portion thereof) in which Seller is entitled to receive such Rent Arrears, without first obtaining Seller’s prior written consent. Seller reserves all rights with regard to all Rent Arrears (including, without limitation, initiating and prosecuting a lawsuit against such tenant), subject to the limitations that (i) Seller shall not have the right to bring or maintain any action to either dispossess any tenant that is in then in possession or terminate any of the Leases and (ii) Seller shall not commence any such action for a period of 90 days after the Closing Date.

(c) Percentage rent or overage rent (referred to herein as “Percentage Rent”) under each Lease shall be prorated between Purchaser and Seller for the Lease Year (as defined below) in which the Closing occurs (the “Subject Lease Year”) in proportion to the relative periods of ownership of Seller and Purchaser during such Lease Year, with an adjustment to be made post-Closing upon completion of each applicable Lease Year to account for any Percentage Rent paid after Closing Date occurs. As used herein, the term “Lease Year” means the twelve (12) month period (or, as to tenants for which the Closing occurs during a partial Lease Year, such applicable shorter period) as to which annual Percentage Rent is owed under each Lease.

(d) As soon as reasonably possible after the end of the year in which the Closing occurs, but in any event within ninety (90) days following the end of the year, Purchaser shall prepare and deliver to Seller for Seller’s approval (which shall not be unreasonably withheld, delayed or conditioned) a good faith reconciliation of any payments by tenants under the Leases for operating expenses and taxes, together with the supporting documentation therefor. If Seller collected more from the tenants under the Leases for operating expenses and taxes than was due Seller under the Leases (as shown on such approved reconciliation), Seller shall refund such excess to Purchaser within ten (10) days after such reconciliation is approved, which approval shall not be unreasonably withheld; and Purchaser shall pay such refund to the applicable tenants; and, if tenants paid less to Seller than was due under the Leases as shown on such reconciliation, Purchaser shall use reasonable efforts to collect such deficiency from the tenants and remit such collection to Seller upon receipt. Seller shall notify Purchaser of any objections to the reconciliation within five (5) business days after receipt by Seller.

4.4.6 Hotel Payables. At Closing, Purchaser shall receive a proration credit equal to the aggregate amount of all accrued accounts payable for the Hotel as of the Closing Date (“Hotel Payables”) as set forth in a schedule attached to the Preliminary Statement and Purchaser shall assume the obligation to satisfy all Hotel Payables for which Purchaser received such credit at Closing. Without duplication of any amounts for which Seller receives a credit pursuant to Section 4.4.2 above, Seller shall receive a credit for all advance payments or deposits made with respect to Hotel Payables ordered, but not delivered to the Hotel prior to the Closing Date, as set forth in such schedule. After Closing, before paying any amount in excess of $10,000 that is invoiced or otherwise claimed by a third party due with respect to the Hotel operations prior to Closing which is not included on such schedule (or is claimed in an amount larger than that shown on such schedule), Purchaser shall first submit such invoice or claim to Seller. Unless Seller, within fifteen (15) days after receiving such submission, objects to such invoice or claim (thereby making it a “Seller Disputed Payable”), Purchaser may pay the same and take a credit for such payment on the Final Statement. Seller shall make commercially reasonable efforts to resolve any Seller Disputed Payables in a timely manner; provided, however, that Purchaser shall have the right to pay any invoice or claim the non-payment of which does or could, in Purchaser’s reasonable judgment (i) result in the withholding of goods or services to the Hotel, or (ii) constitute a lien against the Property. Notwithstanding the foregoing, upon Closing Purchaser shall assume all obligations of Seller to pay for any consumables or other items ordered by or for the benefit of Seller in the ordinary course of business but which are not yet received as of the Closing Date; provided that, there shall not be any adjustment to the Purchase Price in connection with Purchaser’s assumption of the liabilities described in clauses (i) and (ii) of this sentence.

4.4.7 Credit for Certain Inventories. At Closing, Seller shall receive an aggregate credit in the amount of fifty percent (50%) of the value of the Food and Beverage Inventory as of the Closing Date, as such value is reflected in the financial books of the Hotel; provided, however, in no event shall such credit exceed $60,000.

4.4.8 Credit for Reservation Deposits. Purchaser shall receive a proration credit equal to the aggregate amount of advance deposits that shall have been received by Seller on account of reservations for use or occupancy of the Property after the Cut-Off Time, including any such advance deposits that may have been forfeited prior to the Cut-Off Time. Purchaser shall also be entitled to collect any cancellation fees owed for reservations for use and occupancy of the Property after the Cut-Off Time.

4.4.9 Credit for Cash Banks. Seller shall receive a credit at Closing in an amount equal to all House Bank Funds.

4.4.10 Lease Deposits; Leasing Expenses. Seller shall give Purchaser a credit at Closing for any security and other deposits listed on Schedule 1.1(h) attached hereto or collected by Seller after the date hereof and not refunded to tenants in accordance with the terms of their Leases; Seller shall give Purchaser a credit at Closing for any outstanding leasing expenses in connection with the Leases, including any outstanding brokerage commissions and tenant improvement allowances.

4.4.11 Regarding Hotel Prorations Generally. Unless this Section 4.4 expressly provides otherwise: (a) all prorations hereunder with respect to the Hotel shall be made as of 12:00:01 a.m., local time at the Hotel (“Cut-Off Time”) on the Closing Date, (b) all prorations shall be made on an actual daily basis, and (c) for purposes of such prorations, all items of revenue and expense with respect to the Hotel’s operations shall be classified and determined in accordance with the Uniform System of Accounts for the Lodging Industry, as modified to reflect that travel and external audit fees are listed as extraordinary items, and otherwise in accordance with generally accepted accounting principles. Except as otherwise expressly provided herein, in any case in which Purchaser receives a credit at Closing on account of any obligation of Seller hereunder, Seller shall have no further liability for such obligation to the extent of the credit so given, and Purchaser shall pay and discharge the same.

4.4.12 Vouchers. Purchaser shall (a) honor all outstanding unexpired gift certificates, coupons or other writings issued by Seller set forth in Schedule 4.4.12 attached hereto and incorporated herein by this reference, as updated as of the Closing Date, that entitles the holder or bearer thereof to a credit (whether in a specified dollar amount or for a specified item, such as room night or meals) to be applied against the usual charge for rooms, meals and/or goods and services at the Hotel (collectively, “Vouchers”) and shall assume all liability, if any, for all outstanding Vouchers as of the Closing Date which have been credited to Purchaser as set forth herein, regardless of any purported expiration, (b) receive a credit against the Purchase Price payable at Closing as set forth in Schedule 4.4.12 attached hereto and incorporated herein by this reference, as updated as of the Closing Date, and (c) indemnify, defend and hold Seller harmless from and against all claims, liabilities, costs and expenses accruing after the Closing and arising out of the Vouchers which have been credited to Purchaser.

4.4.13 Utility and Other Deposits. At Closing, Seller shall receive a credit for all refundable cash or other deposits posted with utility companies serving the Property or any governmental agencies or authorities or posted pursuant to any Service Contract, or, at Seller’s option, Seller shall be entitled to receive and retain such refundable cash and deposits.

4.4.14 Vehicles. As provided in Section 1.2(b)(ii) above, the 2008 Mercedes Benz used at the Hotel shall not be included in the Property that is subject to the sale to Purchaser hereunder. At Closing, Purchaser shall receive a credit in the amount of the Kelley Blue Book value as of the Closing Date for such vehicles.

4.4.15 Credit for Hotel Income. In the event the Closing does not occur prior to September 3, 2011, then, at Closing, Seller shall give Purchaser a credit in an amount equal to (a) earnings before interest, taxes, depreciation and amortization from the Hotel commencing on September 2, 2011, through the date preceding the Closing Date, less (b) interest expense incurred by the Hotel on its mortgages during such period, and less (c) emergency capital expenses approved by Purchaser during such period and not listed on Schedule 5.6(a)(vi) attached hereto. Attached hereto as Schedule 4.4.15 is a projection of what such amount will be during such period.

4.4.16 Final Statement; Post-Closing Adjustments. Except for prorations for real estate taxes and other assessments, which shall be adjusted within fifteen (15) business days of receipt of the tax bill for the tax year in which the Closing occurs, prorations of Percentage Rent in accordance with Section 4.4.5 hereof and year-end reconciliations in accordance with the terms of the Leases, Purchaser and Seller shall make a one-time post-Closing adjustment of any item of income and expense subject to adjustment as provided above which was either incomplete or incorrect (whether as a result of an error in calculation or a lack of complete and accurate information) as of the Closing. Purchaser will prepare and deliver to Seller for its review and approval a statement of prorations (the “Final Statement”) within ninety (90) days following the Closing Date, and the party in whose favor the original incorrect adjustment or error was made (“Adjusting Party”) shall pay to the other party (“Requesting Party”) the sum necessary to correct such prior incorrect adjustment or error within ten (10) days after completion of the Final Statement. Notwithstanding any provision of this Agreement to the contrary, all items required to be adjusted pursuant to this Section 4.4 shall be adjusted within ninety (90) days of Closing (except real estate taxes and year-end reconciliations and percentage rents under the Leases, which shall be re-adjusted within the period set forth above), and such adjustment shall be final and no further adjustment to the prorations or the Purchase Price shall be made.

4.4.17 Resolution of Disputes. In the case of a dispute, the parties shall attempt to resolve such dispute, but if for any reason such dispute is not resolved by the date that is thirty (30) days after the delivery of the original notice of the claimed adjustment by Purchaser or Seller, then the parties shall, upon the written request of either party to the other, submit such dispute to an independent accounting firm appointed jointly by KPMG LLP and PriceWaterhouseCoopers LLP (such appointed firm, the “Outside Accountants”), and the determination of the Outside Accountants, which shall be made within a period of fifteen (15) days after such submittal by the parties, shall be conclusive. The fees and expenses of the Outside Accountants shall be paid equally by Purchaser and Seller. At such time as the amount of any adjustment or dispute shall be determined (either by agreement or by determination of the Outside Accountants), any amount that shall be payable by the Requesting Party to the Adjusting Party as a result of such adjustment or determination shall be paid within ten (10) business days after the date on which such agreement or determination shall have been made.

4.4.18 Survival. The provisions of this Section 4.4 shall survive Closing.

4.4.19 Modification. Notwithstanding the provisions of this Section 4.4, if the Restructuring Consent is obtained and the Restructuring is implemented prior to the Closing Date and the Membership Interests in Lessee LLC are transferred to Purchaser, the foregoing prorations shall be appropriately modified by the parties if and to the extent necessary to reflect the transfer of the Membership Interests in Lessee LLC to Purchaser and with the intention in such case that the substantive rights and obligations of the parties, including the amounts owed by each party under this Section 4.4, shall otherwise be equivalent to those set forth in this Agreement.

4.4.20 Operating Lease. There shall be no prorations of rent or other amounts due under the Operating Lease, and Seller and Lessee LLC shall settle between themselves all amounts due and owing prior to the Closing under the Operating Lease.

4.5	Closing Costs.

4.5.1 State Transfer Tax. At Closing, Seller and Purchaser shall complete, sign and acknowledge any and all forms required for this transaction with respect to Article 31 of the New York State Tax Law, as the same may be amended from time to time (the “State Transfer Tax Law”). Seller shall pay the taxes all state transfer taxes imposed in connection with the consummation of the transactions contemplated by this Agreement on the Closing Date, including any such taxes imposed under the State Transfer Tax Law. All such taxes shall be paid by official bank check to the order of the appropriate governmental office of the Title Company or by wire transfer of immediately available funds to such governmental office or the title Company, all in accordance with the instructions of the Title Company. The obligations of Seller under this Section 4.5.1 shall survive the Closing.

4.5.2 City Transfer Tax. At Closing, Seller and Purchaser shall complete, sign and acknowledge any and all forms required for this transaction with respect to Chapter 21 of Title 11 of the Administrative Code of the City of New York, as the same may be amended from time to time (the “City Transfer Tax Law”). Seller shall pay all local transfer taxes imposed in connection with the consummation of the transactions contemplated by this Agreement, including any such taxes imposed under the City Transfer Tax Law, and any filing fees in connection therewith on the Closing Date. All such taxes shall be paid by official bank check to the order of the appropriate governmental office of the Title Company or by wire transfer of immediately available funds to such governmental office or the title Company, all in accordance with the instructions of the Title Company. The obligations of Seller under this Section 4.5.2 shall survive the Closing.

4.5.3 Seller Closing Costs. At Closing, Seller shall also pay (a) the fees of any counsel representing it in connection with this transaction, (b) one-half of the escrow fees charged by Escrow Agent, and (c) all recording and filing fees relating to clearance of any title matter which is not a Permitted Exception. In addition, as provided in Section 1.5(d) above, Seller shall reimburse Purchaser for all out-of-pocket costs and expenses incurred by Purchaser in negotiating the provisions of this Agreement relating to the Units and in delivering the Units to Seller at Closing. Jefferson MM 150, L.P., a Delaware limited partnership (“Highgate Guarantor”), shall reimburse Purchaser at Closing for any out-of-pocket costs and expenses incurred by Purchaser in connection with the Restructuring.

4.5.4 Purchaser Closing Costs. At Closing, Purchaser shall also pay (a) the fees of any counsel representing Purchaser in connection with this transaction, (b) 100% of the (i) premium for the Title Policy, (ii) cost of any endorsements to the Title Policy, and (iii) cost of any title insurance provided to Purchaser’s lender, (c) the cost of the Survey and any modifications or updates to the Survey, (d) all sales tax (including bulk sales taxes) on the sale of the Personal Property (or any part thereof) imposed in connection with this transaction and any taxes or filing fees due in connection with any loan obtained by Purchaser in connection with this transaction, (e) one-half of the escrow fees charged by Escrow Agent, (f) the cost of any third party due diligence reports ordered by or on behalf of Purchaser, including the property condition report and the Phase I environmental report, and (g) the fees for recording the Deed and any other recordable documents (other than documents relating to clearance of any title matter which is not a Permitted Exception).

4.5.5 Other Costs. All other costs and expenses incident to this transaction and the closing thereof shall be paid in a manner consistent with custom for similar transactions in New York, New York. Notwithstanding the foregoing, in the event that this Agreement is terminated as a result of a party’s default, such defaulting party shall pay all escrow and title cancellation fees charged in connection with such cancellation.

4.5.6 Security for Transfer Taxes. If Seller or Purchaser receives any written notice from the State of New York or City of New York for additional transfer taxes due as a result of the transaction set forth herein, Seller shall pay such taxes and agrees to indemnify, defend and hold Purchaser harmless from all loss, liability and expenses, including reasonable attorneys’ fees, in connection with such taxes. If Seller has elected to accept Units pursuant to Section 1.5(d) above, then at Closing, Seller shall pledge Units to Purchaser having a value equal to at least $11,800,000 (based on the Unit Price, as determined in accordance with Section 1.5(d)), as security for Seller’s obligations under this Section 4.5.6 (the “Pledged Units”); provided, however, in no event shall the Pledged Units be deemed a limit on Seller’s liability under this Section 4.5.6. Seller hereby pledges to and grants Purchaser a continuing security interest in the Pledged Units, including all distributions payable on account of the Pledged Units, as security for Seller’s obligations under this Section 4.5.6; and Purchaser is authorized to file a UCC-1 financing statement with the Delaware Secretary of State to perfect such security interest. If Seller fails to pay any such transfer taxes when due (except to the extent such transfer taxes are being contested by Seller and such contest has the legal effect of deferring the due date for such transfer taxes until such contest is resolved), Purchaser may pay such transfer taxes and shall then have the rights, options and remedies of a secured party under the Delaware Uniform Commercial Code (the “Code”). Without limiting the foregoing, upon the occurrence of any such failure, Purchaser may proceed immediately to exercise each and all of the powers, rights and privileges reserved or granted under the Code to sell the Pledged Units and collect and receive any and all proceeds in respect of the Pledged Units and all avails thereof (including any and all distributions thereon). Any requirement of the Code for reasonable notice to Seller shall be met if such notice is mailed postage prepaid to Seller, at least ten (10) business days prior to the date of sale, disposition or other event giving rise to the requirement of notice. No delay of Purchaser in the exercise of any right or power arising from any default on the part of Seller hereunder shall exhaust or impair any such right or power or prevent its exercise during the continuance of such default. No waiver by Purchaser of any default of Seller hereunder whether such waiver be full or partial, shall extend to or be construed to effect any subsequent default or to impair the rights resulting therefrom. Seller shall pay any and all fees, costs and expenses (including reasonable attorneys’ fees), incurred by Purchaser in enforcing or realizing upon the obligations of Seller hereunder. Seller shall have the option, at any time following the second anniversary of the Closing Date, to obtain a release of the Pledged Units and to instead deposit with Purchaser cash in an amount equal to the number of Pledged Units multiplied by the then unit price of such Pledged Units (which unit price shall be calculated based on the average closing price for the common stock of the REIT on the New York Stock Exchange for the ten (10) trading days immediately preceding such date), which cash shall be held as security for Seller’s obligations under this Section 4.5.6 (the “Pledged Cash”) on the same terms and conditions applicable to the Pledged Units. On the third anniversary of the Closing Date, the Pledged Cash or Pledged Units (including the amount of any distributions paid with respect to the Pledged Units), less 125% of the amount, if any, of any additional transfer taxes then being claimed by the State of New York or the City of New York on the transaction set forth herein (which amount shall be calculated based on the average closing price for the common stock of the REIT on the New York Stock Exchange for the ten (10) trading days immediately preceding such third anniversary), shall be released to Seller or its designee.

4.6

Conditions Precedent to Obligation of Purchaser. The obligation of Purchaser to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Purchaser in its sole discretion:

(a) All of the representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as remade on the Closing Date pursuant to the certificate described in Section 4.2(u) above.

(b) Seller shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Seller as of the Closing Date.

(c) Seller shall have delivered to Purchaser or deposited with Escrow Agent all of the items required to be delivered to Purchaser or deposited with Escrow Agent pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 4.2 (as may be modified as set forth therein), including, without limitation, the Common Charge Statement.

(d) Title Company shall have issued, or be unconditionally (subject to payment of title premiums) committed to issue, the Title Policy.

(e) Seller shall have delivered to Purchaser a Tenant Estoppel from Starbucks substantially in the form required under Section 5.6(b) or a Seller Estoppel in lieu thereof in accordance with Section 5.6(b).

(f) The Mortgage Assignment shall have been obtained or, if the Mortgage Assignment has not been obtained, Seller shall have affirmatively elected to provide to Purchaser a credit against the Purchase Price in amount of the mortgage recording tax savings that would have been achieved thereby in accordance with Section 2.6.

4.7

Conditions Precedent to Obligation of Seller. The obligation of Seller to consummate the transaction hereunder shall be subject to the fulfillment on or before the Closing Date of all of the following conditions, any or all of which may be waived by Seller in writing in its sole discretion:

(a) Purchaser shall have deposited with Escrow Agent the Purchase Price as adjusted pursuant to and payable in the manner provided for in this Agreement.

(b) All of the representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects as of the Closing Date, as remade on the Closing Date pursuant to the certificate described in Section 4.3(d) above.

(c) Purchaser shall have performed and observed, in all material respects, all covenants and agreements of this Agreement to be performed and observed by Purchaser as of the Closing Date.

(d) Seller shall have received, and provided Purchaser a copy of, the No Action Letter.

(e) Purchaser shall have deposited with Escrow Agent all of the items required to be delivered to Seller or deposited with Escrow Agent pursuant to the terms of this Agreement, including, but not limited to, those provided for in Section 4.3 (as may be modified as set forth therein).

(f) Seller shall have received and provided Purchaser notice of its receipt of (i) the written consent of the Existing Mortgage Lender, the mezzanine lenders and/or any servicer acting upon their behalf (collectively, the “Lenders”) to the transactions contemplated herein and an agreement by the Lenders to accept a discounted payoff of their loans in an aggregate amount equal to $382,800,000 less Seller’s closing expenses (such consent, the “DPO Consent”), Seller agreeing to request the DPO Consent from its lenders within four (4) business days after the execution of this Agreement and to use commercially reasonable efforts to obtain same as soon as reasonably possible and (ii) written confirmation from PC TWC LLC (“Rockpoint”) within five (5) business days after its receipt of the request for the DPO Consent, confirming the portion of the Mortgage owned by Rockpoint and its affiliates and confirming that Rockpoint will vote in favor of the transaction set forth therein.

4.8

Failure or Waiver of Conditions Precedent. In the event any of the conditions set forth in subsections (d) or (f) of Section 4.7 are not fulfilled or waived on or before the Outside DPO Consent Approval Date or in the event any of the other conditions set forth in Sections 4.6 or 4.7 are not fulfilled or waived on or before the Closing Date, the party benefited by such condition may, by written notice to the other party, terminate this Agreement, whereupon, as set forth in the Agreement, to the extent the Earnest Money has been funded by Purchaser pursuant to Section 1.6 above, the Earnest Money shall, as provided herein, either be refunded to Purchaser (less, if Seller is not in default under this Agreement, Purchaser’s share of any escrow charges) or the Earnest Money shall be delivered to Seller and all rights and obligations hereunder of each party shall terminate except those that expressly survive any termination of this Agreement. In the event that (i) the only condition or conditions to Closing that have not been fulfilled or waived on or before the Outside DPO Consent Approval Date are the conditions set forth in Section 4.7 (d) or (f) and Seller has elected not to waive such condition and (ii) Purchaser is not otherwise in default of its obligations under this Agreement, Seller shall: (a) pay to Purchaser a break-up fee in the amount of $1,000,000 and (b) reimburse Purchaser for its reasonable, out-of-pocket, third-party costs and expenses actually incurred by Purchaser in connection with its attempt to acquire and finance the Property (including for any costs or expenses payable by Seller pursuant to Section 1.5(d) above) in an amount not to exceed $600,000 (provided Purchaser provides documentation reasonably satisfactory to Seller evidencing the nature and amount of such costs and expenses). Either party benefited by a condition set forth in Sections 4.6 and 4.7 above may, at its election, at any time or times on or before the date specified for the satisfaction of the condition, waive in writing the benefit of such condition. The parties’ consummation of the Closing pursuant to this Agreement shall waive any remaining unfulfilled conditions and any liability on the part of the other party for breaches of representations and warranties of which such party had actual knowledge as of the Closing.

4.9	Alcoholic Beverage License.

(a) Purchaser acknowledges that PCH is the current licensee under the existing alcoholic beverage license for the Hotel (the “Existing Liquor License”). Seller shall cooperate with Purchaser in arranging for the transfer of the Existing Liquor License to Purchaser (including, if requested by Purchaser, Seller depositing its license in safekeeping with the New York State Liquor Authority during the pendency of Purchaser’s temporary retail permit), provided that such transfer and cooperation shall (i) not create any potential liability for Seller and (ii) be at no cost or expense to Seller. In no event shall Seller be required to transfer to Purchaser any alcoholic beverage inventory which is located at or held for use in the Hotel unless and until Purchaser has obtained a valid and effective license entitling Purchaser to sell alcoholic beverages at the Hotel and only to the extent that Seller is permitted to transfer such inventories pursuant to applicable law.

(b) Promptly following the expiration of the Inspection Period, Purchaser shall file all necessary applications and supporting materials with the New York State Liquor Authority as may be required to obtain a temporary liquor license for the Hotel, and shall diligently pursue the issuance of such liquor license. If Purchaser has not secured a temporary or permanent liquor license or the transfer of the Existing Liquor License as of the Closing Date, then Purchaser’s obligation to close the purchase of the Hotel shall not be excused or delayed or in any other way be affected thereby, the Purchase Price shall not be reduced and Seller shall have no additional obligation as a result thereof. If this Agreement is terminated and Purchaser has filed an application or otherwise commenced the processing of obtaining new licenses and permits, Purchaser shall withdraw all such applications and cease all other activities with respect to such new license and permits. Purchaser’s obligations under this Section 4.9(b) shall survive the termination of this Agreement.

4.10

Designation Agreement. On or before the Closing Date, Seller and Purchaser shall each execute an original counterpart of a Designation Agreement, substantially in the form of Exhibit G attached hereto, which Designation Agreement names the Title Company as the “Reporting Person” under Section 6045(e) of the Internal Revenue Code (the “Designation Agreement”).

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1

Representations and Warranties of Seller. Each of PCH, TIC and Leaseco on its own behalf, and not on behalf of any other entity (for the avoidance of doubt, subject to the last sentence of Section 9.4(d) below, the term “Seller” as used in this Section 5.1 shall refer only to such individual entity), hereby make the following representations and warranties to Purchaser as of the Effective Date, subject to the qualifications and exceptions set forth below:

(a) Organization and Authority. Seller has been duly organized and is validly existing and in good standing under the laws of Delaware and, to the extent required by law, is qualified to do business in the State of New York. Seller has all corporate or limited liability company right, power and authority to enter into this Agreement, to transfer the Property to Purchaser pursuant hereto, to consummate or cause to be consummated the transactions contemplated herein and to otherwise perform its obligations under this Agreement; and all of the foregoing have been authorized by all necessary corporate or limited liability company action on the part of Seller. The person signing this Agreement on behalf of Seller is authorized to do so.

(b) Enforceability. This Agreement constitutes, and all other documents required by this Agreement to be executed by Seller shall constitute when so executed, the valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.

(c) No Breach. The execution, delivery and performance of this Agreement by Seller and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default or event of termination under the provisions of any material agreement or instrument by which the Property is bound or affected or by which Seller is affected; (ii) result in the creation or imposition of any lien, charge or encumbrance, against the Property or any portion thereof; or (iii) constitute or result in the violation or breach by Seller of any judgment, order, writ, injunction or decree issued against or imposed upon Seller or result in the violation of any applicable law, rule or regulation of any governmental authority affecting the Property.

(d) Litigation/Condemnation. Except as set forth on Schedule 5.1(d) attached hereto, to Seller’s knowledge, Seller has not received written notice of any action, suit, condemnation or eminent domain proceeding, or other litigation or proceeding which has been filed against Seller or with respect to the Property. In addition, to Seller’s knowledge, there is no action, suit, condemnation or eminent domain proceeding, or other litigation or proceeding that has been threatened in writing that arises out of the ownership of the Property that is not covered by insurance.

(e) Leases. The list of Leases attached hereto as Schedule 1.1(h) is accurate and lists all Leases currently affecting the Hotel, including the dates thereof and the dates of all amendments and modifications; and Seller has delivered a true and correct copy of such Leases to Purchaser. Except as set forth on Schedule 1.1(h), no written notice of any uncured default has been delivered by Seller or received by Seller with respect to any Leases and, to Seller’s knowledge, there are no material defaults under the Leases. Schedule 1.1(h) sets forth all security deposits currently being held by Seller in connection with the Leases, and Schedule 1.1(h) lists all leasing expenses, including brokerage commissions and tenant improvement allowances, outstanding with respect to the Leases.

(f) No Violations; No Special Assessments. Except as set forth on Schedule 5.1(f) attached hereto, to Seller’s knowledge, Seller has not received any written notification from any governmental authority that the Property is in violation of any applicable fire, health, building, use, occupancy or zoning laws or other statute, ordinance, law or code (including without limitation Environmental Laws (defined below) and the Americans with Disabilities Act, as amended) bearing on the construction, operation or use of the Property or any part thereof where such violation remains outstanding. Seller has not received any written notice of any pending or, to Seller’s knowledge, threatened special assessments with respect to the Property.

(g) Service Contracts and Equipment Leases. There are no Service Contracts or Equipment Leases which will affect the Property after the Closing Date except as set forth on the Schedule 1.1(e)-1 and Schedule 1.1(e)-2, respectively, and no Service Contracts or Equipment Leases have been amended except as set forth in said Schedules. Except as set forth on the Schedule 1.1(e)-1 and Schedule 1.1(e)-2, respectively, no written notice of any uncured material default has been delivered by Seller or, to Seller’s knowledge, received by Seller with respect to any Service Contracts or Equipment Leases and, to Seller’s knowledge, there are no material defaults under the Service Contracts or Equipment Leases. The copies of Service Contracts and Equipment Leases delivered or made available to Purchaser by Seller are true and complete.

(h) No Consents. Other than in connection with the debt payoff of the Lenders, no consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Seller is required in connection with the execution, delivery and performance of Agreement or the consummation of the transactions contemplated.

(i) Patriot Act Compliance. Neither Seller nor any individual or entity having an interest in Seller or controlled by Seller (i) is in violation of any applicable anti-money laundering or anti-bribery laws and regulations, (ii) is a person or entity listed on the Specially Designated Nationals and Blocked Persons List maintained by the Office of

Foreign Assets Control, Department of the Treasury (“OFAC”) pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (September 25, 2001) (the “Order”) and/or on any other list of terrorists or terrorist organizations maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable orders (such lists are collectively referred to as the “Lists”); (iii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iv) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(j) Employees. There are no employees of the Hotel other than those Hotel Employees (defined below) who are employed by Manager with respect to the Hotel. Except for the Collective Bargaining Agreement (defined below), there are no union contracts or employment agreements in effect with respect to Hotel Employees; and the Collective Bargaining Agreement has not been modified or amended. Seller has delivered a true and complete copy of the Collective Bargaining Agreement and any Manager-sponsored benefit plans affecting the Hotel Employees to Purchaser. To Seller’s knowledge, except as listed in Schedule 5.1(j), there are no grievances or material defaults under the Collective Bargaining Agreement and there are no unfair labor practice charges or other labor actions pending or threatened with respect to the Hotel Employees.

(k) Vouchers. Attached as Schedule 4.4.12 hereto is a list of all outstanding Vouchers. There are no frequent guest or other reward programs in effect with respect to the Hotel.

(l) ERISA. Seller is not and is not acting on behalf of an “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that is subject to Title I of ERISA, a “plan” within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), that is subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 (as modified by Section 3(42) of ERISA) of any such employee benefit plan or plans.

(m) Bankruptcy. No voluntary or involuntary actions are pending against Seller under the bankruptcy laws of the United States or any state thereof, and Seller has not made any general assignment for the benefit of creditors or permitted the appointment of a receiver of its business or assets.

(n) Financial Statements. The financial statements listed on Schedule 5.1(n) were prepared in accordance with the Uniform System of Accounts for the Lodging Industry as modified pursuant to Section 4.4.11, and (2) fairly present in all material respects the financial performance of the Hotel for the periods reflected therein, except as may be reflected on any footnotes to such statements or supplemental materials relating thereto.

(o) Names and Trademarks. The “Park Central Hotel” name used in connection with the operation of the Hotel, is not registered with any governmental authorities; and, to Seller’s knowledge, no person is alleging that the use of such name in connection with the Hotel violates any ownership or other rights of any third parties.

(p) Condominium. The Condominium Declaration and By-Laws have not been modified or amended except as set forth in the definition of the Condominium Declaration above, and Seller has provided Purchaser with a true, correct and complete copy of the Condominium Declaration and By-Laws. There are no rules and regulations in effect with respect to the Building. The owner of the Hotel Unit is not deemed to be a sponsor of the Timeshare Units (as defined in the Condominium Declaration). Seller has paid all assessments which are currently due and payable by the Hotel Unit to the Condominium; and, to Seller’s knowledge, there are no special assessments pending, threatened or contemplated by the Condominium. To Seller’s knowledge, no party is currently in default under the Condominium Declaration. To Seller’s knowledge, there has been no meeting of the Condominium Board since the date Seller acquired the Hotel Unit.

(q) Seller’s Unit Representations. If Seller elects to receive a portion of the Purchase Price in Units as provided in Section 1.5(d) above, Seller also hereby makes the following representations and warranties to Purchaser as of the Effective Date, subject to the qualifications and exceptions set forth below:

(i)

Upon the issuance of the Units to Seller, Seller shall become subject to, and shall be bound by, the terms and provisions of the Partnership Agreement, including the terms of the power of attorney contained in Section 15.11 thereof, as the Partnership Agreement may be amended and restated from time to time in accordance with its terms.

(ii)

Seller has had a reasonable opportunity to ask questions of and receive information and answers from a person or persons acting on behalf of the REIT and Purchaser concerning their business and the transactions contemplated by this Agreement. Seller has reviewed and is familiar with the Partnership Agreement and the REIT’s SEC reports, including the information contained under “Risk Factors” in the REIT’s annual report on Form 10-K for the year ended December 31, 2010, and in its quarterly report on Form 10-Q for the year ended March 31, 2011.

(iii)

Seller is acquiring the Units solely for its own account as principal, for investment and not with a view to, or in connection with, any resale or distribution, and the Units may not be transferred or otherwise disposed of by Seller otherwise than in transactions pursuant to a registration statement filed by Purchaser (which Purchaser has no obligation to file), or that are exempt from the registration requirements of the 1933 Act and all applicable state and foreign securities registration, and the REIT may refuse to transfer any Units as to which evidence of such registration or exemptions of such registration requirements reasonably satisfactory to the REIT is not provided to it (such ability to refuse being in addition to the transfer restrictions contained in the Partnership Agreement), which evidence may include the requirement of legal opinions regarding the exemption from such registration. If the REIT elects, in its sole discretion, to deliver to Seller REIT Shares upon redemption of any Units, such shares will be acquired for its own account as principal, for investment and not with a view to, or in connection with, any resale or distribution, and such shares may not be transferred or otherwise disposed of by Seller otherwise than in transactions pursuant to a registration statement filed by the REIT with respect to the REIT Shares (which it has an obligation to file only pursuant to the Registration Rights Agreement) or that are exempt from the registration requirements of the 1933 Act and all applicable state and foreign securities laws, and the REIT may refuse to transfer any of the REIT Shares as to which evidence of such registration or exemptions of such registration reasonably satisfactory to the REIT is not provided to it, which evidence may include the requirements of legal opinions regarding the exemption from such registration.

(iv)

Seller is an Accredited Investor and has sufficient knowledge and experience in financial, tax or business matters to enable Seller to evaluate the merits and risks of an investment in Units. Seller has the ability to bear the economic risk of acquiring the Units and holding such units indefinitely and is able to afford the complete loss of its investment therein.

5.2

Representations with respect to Lessee LLC. If the Restructure Consent has been obtained, the Restructuring has been implemented and Leaseco is conveying to Purchaser its Membership Interests in Lessee LLC, Highgate Guarantor makes, effective as of the Closing Date and as of the Closing, the following representations and warranties with regard to Lessee LLC:

(a) Title and Ownership. Leaseco is the record and beneficial owner of 100% of the Membership Interests in Lessee LLC and has good, valid, and indefeasible title to the Membership Interests free and clear of any Encumbrances. For purposes of this Agreement, an “Encumbrance” means any liability, debt, mortgage, deed of trust, pledge, security interest, encumbrance, option, right of first refusal, agreement of sale, adverse claim, easement, lien, assessment, restrictive covenant, encroachment, burden or charge of any kind or nature whatsoever. Set forth on Schedule 5.2(a) is a list of the organizational documents (the “Lessee LLC Documents”) of Lessee LLC in effect as of the Effective Date. Leaseco has furnished to Purchaser true, correct, and complete copies of the Lessee LLC Documents (including all amendments or modifications thereto) as in effect on the Effective Date.

(b) No Options, Rights, or Warrants. There are no existing options, rights, warrants, commitments, agreements, or instruments or any type to which Leaseco is bound, or to which the Membership Interests are subject, under or pursuant to which any person or entity shall be given, provided or otherwise afforded the right, option, occasion, possibility, or opportunity to purchase any portion of the Membership Interests.

(c) No Assets. As of the Effective Date, Lessee LLC has no assets and as of the Closing Date (to the extent the Restructuring Consent is obtained and the Restructuring implemented) it shall have only those assets as permitted by Section 5.6(a) below.

(d) No Contracts or Liabilities. As of the Closing, Lessee LLC shall have no (A) contracts or agreements other than those which Seller is permitted to have hereunder as of the Closing and (B) liabilities other than those for which Purchaser is reimbursed for at Closing; and there shall be no pending or threatened litigation with respect to Lessee LLC.

(e) No Employees. Lessee shall have no employees.

5.3

Limitations on Representations and Warranties. Notwithstanding the foregoing representations and warranties in Sections 5.1 and 5.2 hereof, if Purchaser has knowledge of a breach of any representation or warranty made by Seller or Highgate Guarantor in this Agreement prior to Closing and Purchaser nevertheless proceeds to close the purchase of the Property, such representation or warranty by Seller or Highgate Guarantor shall be deemed to be qualified or modified to reflect Purchaser’s knowledge of such breach and Seller shall have no liability whatsoever respecting the same.

5.4

Knowledge Defined. For purposes of this Agreement, “knowledge” means (a) with respect to Seller, the actual knowledge of Vann Avedisian, Steve Barick and Louis Llach (provided that, in no event shall such person have any personal liability arising under this Agreement), without any duty of inquiry or investigation, and expressly excluding the knowledge of any other shareholder, partner, member, trustee, beneficiary, director, officer, employee, agent or representative of Seller, Manager or any of its affiliates, and (b) with respect to Purchaser, (i) the actual knowledge of Alfred L. Young and Ian M. Gaum (provided that, in no event shall such person(s) have any personal liability arising under this Agreement), (ii) any matter disclosed in any exhibits or schedules to this Agreement, (iii) any matter disclosed in any of the Seller Due Diligence Materials or any other documents or materials provided or made available by Seller or its agents to Purchaser prior to Closing that are listed on Schedule 5.4 attached hereto (it being agreed that Seller shall have the right to amend such Schedule 5.4 from time to time to the extent additional Seller Due Diligence Materials or any other documents or materials are provided or made available by Seller or its agents to Purchaser prior to the Closing) (iv) any matter disclosed by Purchaser’s inspections or investigations of the Property, and (v) any matter disclosed by a Tenant Estoppel (defined below).

5.5

Survival of Seller’s Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall survive Closing for a period of twelve (12) months. No claim for a breach of any representation or warranty of Seller shall be actionable or payable after Closing unless each of the following conditions is satisfied: (a) the breach in question results from or is based on a condition, state of facts or other matter which was not actually known to Purchaser prior to Closing, (b) the valid claims for all such breaches, if any, collectively aggregate more than Twenty Five Thousand and 00/100 Dollars ($25,000), in which event the total amount of such claims shall be actionable, and (c) written notice containing a description of the specific nature of such breach shall have been given by Purchaser to Seller prior to the expiration of said 12-month period. As used herein, the term “Cap” shall mean the total aggregate amount of Eight Million Two Hundred Thousand and 00/100 Dollars ($8,200,000.00). All claims by Purchaser for losses due to Seller’s breach of any representation or warranty hereunder shall be made in accordance with the terms of Section 9.4 and the Holdback Escrow Agreement (as hereinafter defined). Notwithstanding any provision of this Agreement to the contrary, in no event shall (i) Seller’s aggregate liability to Purchaser for breach of any representation or warranty of Seller in this Agreement, taken in the aggregate with any other claims by Purchaser against Seller for each other breach of any representation or warranty of Seller in this Agreement, exceed the amount of the Cap, or (ii) Seller be liable for any punitive, exemplary, statutory or treble damages or any incidental or consequential damages.

5.6	Covenants of Seller.

(a)	Seller hereby covenants as follows:

(i)

From the Effective Date hereof until the Closing or earlier termination of this Agreement, Seller shall, and shall use commercially reasonable efforts to cause Manager to, operate and maintain the Hotel in a manner generally consistent with the manner in which Seller and Manager have operated and maintained the Hotel during the twelve (12) month period prior to the date hereof and in a manner consistent with the current operating and capital plan for the Property (a copy of which has been previously provided to and approved by Purchaser), in good condition consistent with past practice, reasonable wear and tear excepted and so as to maintain levels of Consumable Inventory consistent with past practice. Without limiting the foregoing, with respect to all notices from any governmental authority of any legal violations at the Property for which Seller receives notice copies of prior to Closing, Seller shall cause such violations to be removed from record or deliver evidence reasonably satisfactory to Purchaser and its mortgage lender that such violations have been cured prior to Closing.

(ii)	From the Effective Date hereof until Closing or the earlier termination of this Agreement, Seller shall perform its obligations under the Existing Management Agreement in all material respects.

(iii)

From and after the Effective Date, Seller shall not sell, assign or enter into any agreement to sell or transfer the Hotel or any portion thereof, except for: (i) agreements executed in connection with the Restructuring and (ii) the provision of hotel rooms and facilities in the ordinary course.

(iv)

From and after the Effective Date, the Lessee LLC shall not enter into or be a party to any agreements, except (i) the Operating Lease and the Sublease, (ii) any loan documents which will either be paid off and released at the Closing or assigned to Purchaser’s lender at the Closing,

(iii) any other agreement reasonably required to be executed in connection with the Restructuring which have been approved by Purchaser, such approval not to be unreasonably withheld as long as such agreement does not increase Purchaser’s obligations or liabilities, and (iv) any agreement permitted under the terms of this Agreement in connection with the operation of (or Manager’s operation of), the Hotel in the ordinary course.

(v)

From and after the Effective Date, Seller shall not (i) enter into any new management agreement, Leases or Service Contracts or other agreements or encumbrances with respect to the Property, nor shall Seller enter into any agreements modifying the Service Contracts or Leases unless (A) any such agreement or modification will not bind Purchaser or the Property after the Closing Date or is subject to termination on not more than thirty (30) days’ notice without fee or penalty, (B) Seller has obtained Purchaser’s prior written consent to such agreement or modification, or (C) with respect to Service Contracts, such Service Contracts are entered into in the ordinary course and are consistent with Seller and/or Manager’s prior operation of the Hotel and do not have a term of more than one (1) year and do not have a cost of more than $50,000 per annum, or (ii) grant its consent to any action described in clause (i) by Manager. Service Contracts, Leases and other similar agreements entered into or modified after the Effective Date in accordance with this Section 5.6(a)(iv) shall constitute “Service Contracts” or “Leases” as applicable and be deemed listed on the appropriate schedules to this Agreement at Closing, and assigned pursuant to, the Assignment of Contracts and Assignment of Leases, as applicable.

(vi)	Seller shall deliver audited financial statements for the Property for calendar year 2010 to Purchaser on or before the date which is five (5) business days before the end of the Inspection Period.

(vii)	Seller shall complete the capital projects set forth on Schedule 5.6(a)(vi) to the reasonable satisfaction of Purchaser prior to the Closing.

(b) Following the Effective Date, Seller shall endeavor in good faith to obtain from each tenant under a Lease an estoppel in the form required under the applicable Lease (or, if neither a form nor the contents of any estoppel is specified, in the form attached hereto as Exhibit O (each such estoppel being referred to herein as a “Tenant Estoppel”). Each such Estoppel Certificate shall be completed by Seller and delivered to Purchaser for Purchaser’s reasonable approval prior to delivery to the applicable tenant; provided, however, the Tenant Estoppel sent to Starbucks shall be in the form attached hereto as Exhibit O-1. Failure of Seller to obtain from any tenant or deliver any Tenant Estoppel shall not be deemed a Seller default, nor failure of a condition precedent to Purchaser’s obligations to consummate the purchase of the Property pursuant to this Agreement, provided that failure to obtain a Tenant Estoppel substantially in the form attached hereto as Exhibit O-1 from Starbucks shall be deemed a failure of a condition precedent to Purchaser’s obligations to consummate the purchase of the Property pursuant to this

Agreement, but not a Seller default hereunder. In the event that Seller is unable to obtain a Tenant Estoppel from Starbucks meeting the requirements of this Section 5.6 on or prior to the Closing, Seller shall have the right, in lieu thereof and in satisfaction of the condition to Closing in respect of such Tenant Estoppel, to deliver a seller estoppel certificate (a “Seller Estoppel”) for such Tenant Estoppel.

(c) Seller shall use commercially reasonable efforts to obtain any consents necessary to transfer any of the items described in Sections 1.1(e) or (f) hereto to Purchaser hereunder.

(d) Seller shall maintain all of its current insurance policies in place until Closing.

5.7	Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller:

(a) ERISA. Purchaser is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974.

(b) Organization and Authority. Purchaser has been duly organized and is validly existing and in good standing under the laws of Delaware and is or will be qualified to do business in the State of New York. Purchaser has all limited partnership right, power and authority to enter into this Agreement, to acquire the Property from Seller pursuant hereto, to consummate or cause to be consummated the transactions contemplated herein and to otherwise perform its obligations under this Agreement; and all of the foregoing have been authorized by all necessary limited partnership action on the part of Purchaser. The person signing this Agreement on behalf of Purchaser is authorized to do so.

(c) Enforceability. This Agreement constitutes, and all other documents required by this Agreement to be executed by Purchaser shall constitute when so executed, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.

(d) No Breach. The execution, delivery and performance of this Agreement by Purchaser and the consummation of the transaction contemplated herein will not: (i) result in a breach or acceleration of or constitute a default under any agreement or instrument by which Purchaser is bound or affected which would have a material adverse impact on the ability of Purchaser to timely close the acquisition of the Property pursuant to the terms of this Agreement; or (ii) constitute or result in the violation or breach by Purchaser of any judgment, order, writ, injunction or decree issued against or imposed upon Purchaser or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ability of Purchaser to timely complete the acquisition of the Property pursuant to this Agreement.

(e) No Consents. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Purchaser is required in connection with the execution, delivery and performance of Agreement or the consummation of the transactions contemplated.

(f) Pending Actions. There is no action, suit, arbitration, unsatisfied order or judgment, government investigation or proceeding pending against Purchaser which, if adversely determined, could individually or in the aggregate materially interfere with the consummation of the transaction contemplated by this Agreement.

(g) Patriot Act Compliance. Neither Purchaser nor any individual or entity having an interest in Purchaser or controlled by Purchaser (i) is in violation of any applicable anti-money laundering or anti-bribery laws and regulations, (ii) is a person or entity listed on the Lists; (iii) is a person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order; or (iv) is owned or controlled by, or acts for or on behalf of, any person or entity on the Lists or any other person or entity who has been determined by competent authority to be subject to the prohibitions contained in the Order.

(h) Tax Identification Number. Purchaser’s valid tax identification number is 36-4217399.

(i) Bankruptcy. No voluntary or involuntary actions are pending against Purchaser under the bankruptcy laws of the United States or any state thereof, and Purchaser has not made any general assignment for the benefit of creditors or permitted the appointment of a receiver of its business or assets.

(j) No Financing Contingency. Purchaser expressly acknowledges that this transaction is not subject to any financing contingency.

(k) Purchaser’s Unit Representations. If Seller elects to receive a portion of the Purchase Price in Units as provided in Section 1.5(d) above, Purchaser also hereby makes the following representations and warranties to Seller as of the Effective Date, subject to the qualifications and exceptions set forth below:

(i)

The reports required to be filed by the REIT under the securities laws and the rules and regulations adopted by the Securities and Exchange Commission (“SEC”) thereunder (the “REIT Reports”) have been timely filed by the REIT with the SEC. The REIT Reports were, and all reports filed by the REIT after the date hereof through the Closing Date (“Subsequent REIT Reports”) will be, prepared and filed in compliance with the 1934 Act and the rules and regulations promulgated by the SEC thereunder, and did not, or will not, as of their respective dates, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made or will be made, not misleading. The consolidated financial statements and the interim consolidated financial statements of the REIT included in the REIT Reports were prepared, and the consolidated financial statements of the REIT that will be included in any Subsequent REIT Reports will be prepared, in accordance with GAAP (except as may be indicated in the notes thereto) and fairly presented, or will fairly present, in all material respects the consolidated financial condition and results of operations of the REIT and its subsidiaries as at the dates thereof and for the periods then ended, subject, in the case of the interim consolidated financial statements, to normal year-end adjustments and any other adjustments described therein; and no material adverse change has occurred therein for the respective dates thereof to the date hereof.

(ii)	Purchaser has delivered to Seller true, correct and complete copies of the Partnership Agreement, and the Partnership Agreement provided to Seller has not since been amended or modified.

(iii)	The REIT controls all of the activities of Purchaser as its sole general partner, and substantially all of the assets described in the REIT Reports are held directly or indirectly by Purchaser.

Notwithstanding the foregoing, if Seller has knowledge of a breach of any representation or warranty made by Purchaser in this Agreement prior to Closing and Seller nevertheless proceeds to close the sale of the Property, such representation or warranty by Purchaser shall be deemed to be qualified or modified to reflect Seller’s knowledge of such breach and Purchaser shall have no liability whatsoever respecting the same.

5.8	Survival of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser set forth in Section 5.7 shall survive Closing for a period of twelve (12) months.

5.9	Covenants of Purchaser and of Seller.

(a) Purchaser may at its election (but subject to the limitations of Section 3.1 above), inspect the Property for the presence of Hazardous Substances (as defined below), and, at Seller’s request if and when this Agreement is terminated, shall furnish to Seller without representation or warranty copies of any reports received by Purchaser in connection with any such inspection. Purchaser shall, if and when this Agreement is terminated, also furnish to Seller without representation or warranty copies of any other reports received by Purchaser relating to any other physical inspections of the Property conducted on Purchaser’s behalf, if any (including, specifically, without limitation, any reports analyzing compliance of the Property with the provisions of the Americans with Disabilities Act (“ADA”), 42 U.S.C. §12101, et seq., if applicable). As used herein, “Hazardous Substances” means all hazardous or toxic materials, substances, pollutants, contaminants, or wastes currently or hereafter identified as a hazardous substance or waste in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (commonly known as “CERCLA”), as amended, the Superfund Amendments and Reauthorization Act (commonly known as “SARA”), the Resource Conservation and Recovery Act (commonly known as “RCRA”), or any other federal, state or local legislation or ordinances applicable to the Property (collectively, “Environmental Laws”).

(b) Purchaser hereby assumes full responsibility for its inspections of the Property regarding Hazardous Substances and irrevocably waives any claim against Seller and releases Seller from all liability arising from the presence of Hazardous Substances on the Property, except to the extent subject to the express representations, warranties and covenants set forth in this Agreement.

(c) Not later than three (3) days prior to the Closing, Seller shall send, or cause the Manager to send, written notice to guests or other persons who have safe deposit boxes at the Hotel advising of the sale of the Hotel and requesting verification or removal of the contents within two (2) days. The safe deposit boxes of guests or other persons not responding to said written notice shall be opened only in the presence of a representative of Purchaser and a representative of either Seller or Manager on the morning of the Closing Date. The contents of all boxes opened as aforesaid shall be listed at the time such boxes are opened and each such list shall be signed by or on behalf of Purchaser and either the Manager or Seller, and Purchaser shall not be liable or responsible for any items claimed to have been in said boxes unless such items are included in such list. Seller agrees to indemnify, defend and hold Purchaser harmless from and against any liability or responsibility for any items claimed to have been in said boxes but not included on such list or any damage noted on such list to such items; and Purchaser agrees to indemnify, defend and hold Seller harmless from and against any liability or responsibility for items claimed to have been in said boxes and included in such list (other than for any damage to such items noted on such list) and all claims, losses and liabilities with respect thereto arising out of the acts or omissions of Purchaser after the Closing Date.

(d) All baggage or other property of guests of the Hotel which has been checked with or left in the care of Seller and remains in Seller’s care as of the Cut-Off Time shall be inventoried and tagged jointly by Seller and Purchaser. Purchaser hereby agrees to defend, indemnify and hold harmless Seller against any claims, losses or liabilities in connection with such tagged baggage and property arising out of the acts or omissions of Purchaser from and after the Closing Date. Seller hereby agrees to defend, indemnify and hold harmless Purchaser against all claims, losses and liabilities with respect to such tagged baggage and property arising out of the acts or omissions of Seller prior to the Closing Date. Seller also agrees to defend, indemnify and hold harmless Purchaser against all claims, losses and liabilities with respect to any baggage and property claimed to have been left at the Property before such list was prepared and not appearing on such list.

(e) Purchaser shall honor (and shall cause Manager to honor) all reservations made in the ordinary course of business at the Hotel (including honoring the rates at which such reservations were made), or for any related conference, banquet, or meeting space or any other facilities in connection with the Hotel made by Seller on or prior to the Cut-Off Time for periods on or after the Closing Date.

(f) Within five (5) business days after the expiration of the Inspection Period, Purchaser shall execute and file with the State of New York Department of Taxation and Finance the Notification of Sale, Transfer or Assignment in Bulk (“Bulk Sales Report”) required under Section 1141(c), Article 28 of the New York State Sales and Use Tax Law prior to Closing with respect to the Seller and Lessee LLC. Except in the event such failure to file is due to Seller’s or Lessee LLC’s failure to comply with its obligations under this Section 5.9(f), (i) Purchaser shall not withhold payment of any portion of the Purchase Price in the event of its failure to file or to complete the filing of the Bulk Sales Report prior to Closing, and (ii) Closing is not contingent on filing the Bulk Sales Report. Seller and Lessee LLC shall reasonably cooperate with Purchaser, at no material out-of-pocket cost to Seller or Lessee LLC, in filing the Bulk Sales Report. Seller and Purchaser hereby acknowledge and agree that the Purchase Price shall be allocated in accordance with Section 1.5 hereof for purposes of completing the Bulk Sales Report and any other tax filings required under the State Transfer Tax Law, the City Transfer Tax Law and any other applicable local, state or federal laws. Except in the event such failure to file is due to Seller’s or Lessee LLC’s failure to comply with its obligations under this Section 5.9(f), Purchaser shall be liable, and shall indemnify and hold Seller and Lessee LLC harmless, for any claims any state or county taxing authority may make (including costs, penalties and interest associated therewith) as a result of Purchaser’s failure to file, or untimely filing, of the Bulk Sales Report. If, in response to the Bulk Sales Report, the State of New York (the “State”) notifies Seller, Lessee LLC or Purchaser that any taxes are or may be due from Seller or Lessee LLC for the period prior to the Closing Date, other than any taxes due on the transaction set forth herein; the amount of such taxes (if not paid or resolved by Seller or Lessee LLC, as the case may be, prior to Closing) shall be placed in escrow with the Title Company by Seller at Closing; and Seller and Lessee LLC shall work diligently to resolve the amount of such taxes and pay them to the State. Upon such resolution and payment, any remaining funds in such escrow shall be released to Seller. If the State makes a demand on Purchaser at any time for payment of such taxes and all rights of Seller or Lessee LLC, as the case may be, which would legally preclude payment of such taxes have been exhausted, an amount equal to such demand shall be either paid directly from the Title Company to the State out of such escrow or released out of such escrow to Purchaser for payment to the State as a credit against Seller’s tax obligation to the State.

(g) The provisions of this Section 5.9 shall survive Closing or any earlier termination of this Agreement.

5.10	Employees.

(a) For purposes of this Agreement, (i) “Hotel Employees” means, collectively, all individuals employed at the Hotel by Manager or Seller as of the Closing Date, irrespective of whether such individuals are active, on layoff, on leaves of absence, or otherwise inactive but still employed at the Hotel, and (ii) “Bargaining Unit Employees” shall mean all employees of Seller who work at the Hotel and are covered by the Collective Bargaining Agreement (defined below). The provisions of this Agreement set forth in Sections 5.10(b) through Section 5.10(f) will apply to Purchaser to the extent and only to the extent that Seller immediately before the Closing has a corresponding and direct obligation to employ the Hotel Employees or to employ the Bargaining Unit Employees and to their Union (defined below), the obligation of Purchaser thereunder will be only to the same extent as the obligation of Seller. The provisions of Section 5.10(f), and any obligation of Purchaser thereunder shall be to the same extent and have the same nature as that of Seller immediately before the Closing. The provisions of Section 5.10(h) will operate and be applied, if and only to the extent that Seller has an obligation to contribute to the Retirement Plan that runs directly to such plan. Nothing in this Section 5.10 is intended by its own force and without the consent of Purchaser to enlarge any obligation or commitment of Purchaser beyond the obligation or commitment that Seller has immediately before the Closing.

(b) Purchaser agrees that it will, or it will cause Manager to, extend offers to hire or retain, effective at and upon Closing, a sufficient number of the Hotel Employees (“Rehired Employees”) so that Seller shall not be required to give any layoff, closing or other termination notices or otherwise incur any liability pursuant to the provisions of the Federal Worker Adjustment and Retraining Notification Act. 29 U.S.C. 2101-2109 (the “Federal WARN Act”), the New York State Worker Adjustment and Retraining Notification Act, N.Y. Labor Law §860 et seq. and 12 NYCRR Part 921 (“New York WARN Act”) and the Displaced Building Service Workers Act set forth in Section 22-505 of the Administrative Code of the City of New York (the “Displaced Building Service Workers Act”). Purchaser further agrees that (i) Bargaining Unit Employees shall be offered employment or retained by the Manager in accordance with Section 5.10(e) below, (ii) Purchaser shall be required to assume and discharge all obligations and liabilities of Seller (which Purchaser may satisfy in full by addressing such obligations under the terms of its new management agreement with Manager) with respect to costs of termination of any Hotel Employees who are not Bargaining Unit Employees (“Non-Union Employees”) incurred after the Closing including, without limitation, any severance claim made after the Closing by any Non-Union Employee that is not offered employment by Purchaser (or Purchaser’s Manager).

(c) From and after the Closing, Purchaser (i) shall be solely responsible for complying or causing compliance with all applicable provisions of federal, state and municipal laws and regulations relating to Rehired Employees to the extent relating to the period from and after the Closing Date, including Purchaser’s covenants set forth in this Section 5.10, including without limitation compliance with any applicable provisions of the Federal WARN Act or the New York WARN Act, the Displaced Building Service Workers Act or similar law and (ii) hereby agrees to indemnify, defend, protect and hold Seller and its respective affiliates harmless from and against any and all claims, liabilities, debts, costs, expenses, damages, attorneys’ fees and disbursements arising out of any violation of the Federal WARN Act or the New York WARN Act or the Displaced Building Service Workers Act or similar law in connection with the transaction contemplated by this Agreement. Seller agrees to indemnify, defend, protect and hold Purchaser and its affiliates harmless from and against any and all claims, liabilities, debts, costs, expenses, damages, attorneys’ fees and disbursements arising out of any violation of the Federal WARN Act or the New York WARN Act or the Displaced Building Service Workers Act or similar law for any period prior to the Closing (excluding any matters arising from the transaction contemplated by this Agreement).

(d) During the period prior to Closing, the parties agree to reasonably cooperate and also to consult on a regular basis and coordinate their activities relating to employee matters so as to facilitate a smooth transition of Hotel operations and the continued proper performance by the Hotel Employees of their respective duties up to Closing other than in the ordinary course of operations, Seller and/or Manager shall not replace, layoff or terminate any of the Hotel Employees, without Purchaser’s prior written consent, which consent may not be unreasonably withheld. Seller shall promptly deliver to Purchaser copies of any written materials delivered or received relating to Union representation of Hotel Employees, and Seller shall keep Purchaser updated with respect to the status of any discussions with respect thereto. Except for the Collective Bargaining Agreement (defined below), Seller represents and warrants that it has not executed any agreements with a labor organization or collective bargaining agreements applicable to Hotel Employees or any other employment contracts or similar arrangements with respect to the Hotel Employees. Notwithstanding the foregoing, Seller and/or Manager shall advise the Purchaser of, and consult with the Purchaser with regard to, the negotiation of any collective bargaining agreement or any other employment agreement entered into with respect to Hotel Employees; and such agreements shall be subject to Purchaser’s consent before execution, which consent shall not be unreasonably withheld, conditioned or delayed.

(e) Purchaser shall: (i) to the extent within its control, cause the Manager to credit Rehired Employees with their original date of hire with the Hotel for purposes of any length of service requirements, waiting periods, or vesting periods, or differential benefits based on length of service in any benefit plan established or maintained by or on behalf of Purchaser for which such Hotel Employees may be eligible after the Closing; (ii) cause the Manager to provide, subject to the consent of any third-party insurer or other similar third party having liability for benefit payments, that any pre-existing conditions, restrictions or waiting periods under any benefit plan established by or on behalf of Manager providing medical, dental, vision, or prescription drug coverage or benefits are waived to the extent necessary and possible under the applicable plans to provide immediate coverage for Rehired Employees; and (iii) indemnify, defend and hold Seller harmless from and against all loss, expense (including reasonable attorneys’ fees and disbursements incurred to enforce this indemnity), damage and liability resulting from any COBRA obligations arising in respect of Rehired Employees for qualifying events incurring after the Closing Date and any obligations respecting Rehired Employees regarding employee benefits offered by Purchaser arising from and after the Closing Date.

(f) Without limiting any other provision of this Section 5.10, (i) Seller has informed Purchaser that Seller is a party to and is bound by the terms of that certain Industry Wide Agreement between Hotel Association of New York, Inc. and New York Hotel and Motel Trades Council, AFL-CIO (“Union”),which is in effect through June 30, 2012, including any related written memorandum of understanding and other related agreements identified on Schedule 5.10(f), as provided by their terms (collectively, the “Collective Bargaining Agreement”), (ii) a copy of the Collective Bargaining Agreement had previously been delivered or made available to Purchaser for its review, and (iii) Purchaser shall (or cause Manager to) offer to retain all Bargaining Unit Employees and, if they accept their offers, their employment will continue uninterrupted without loss of seniority, compensation, benefits or other terms and conditions of employment subject to the Collective Bargaining Agreement and applicable law, and (iii) the Purchaser will recognize the Union and assume and be bound by the Collective Bargaining Agreement from and after the Closing Date. Purchaser further agrees to an assumption agreement in the form of the IWA Assumption Agreement attached hereto as Exhibit M and made a part hereof to effectuate an assumption of the Collective Bargaining Agreement in its name (without modification or amendment). To the extent required by the Collective Bargaining Agreement, Purchaser shall also cause its designated manager that becomes the employer of the Bargaining Unit Employees to be a party to the IWA Assumption Agreement.

(g) Under the Collective Bargaining Agreement, Seller currently contributes, on a monthly basis, various amounts under the (A) New York Hotel Trades Council and Hotel Association of New York City, Inc. Health Benefits Fund, (B) New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund, (C) New York Hotel Trades Council and Hotel Association of New York City, Inc. Prepaid Legal Services Fund, and (D) New York Hotel Trades Council and Hotel Association of New York City, Inc. Industry Training and Scholarship Fund (collectively, the “Union Employee Benefit Funds”). At Closing, amounts paid or payable with respect to the Union Employee Benefit Funds shall be prorated, with the appropriate party receiving a credit to the Purchase Price, on a pro rata basis based on the date Closing occurs (i.e., Purchaser will only be liable for contributions to the Employee Benefit Funds for the Bargaining Unit Employees it employs for the period from and after the Closing Date).

(h) Retirement Plan.

(i)

The Seller is not currently an “employer” with respect to the Hotel for purposes of Title IV of ERISA, and subsequent to the Closing Date, the Purchaser will also not be an “employer” with respect to the Hotel for purposes of Title IV of ERISA. The “employer” with respect to the Hotel for purposes of Title IV of ERISA is, as to each of the parties, the manager of the Hotel. As a result, neither the Seller has nor, subsequent to the Closing Date, the Purchaser shall have, an obligation to contribute to the New York Hotel Trades Council and Hotel Association of New York City, Inc. Pension Fund (the “Retirement Plan”) with respect to the Hotel. The parties recognize, however, that the Retirement Plan may contend otherwise, and accordingly, the parties have agreed to include provisions herein sufficient to comply with Section 4204 of ERISA as if the Seller had an obligation to contribute to the Retirement Plan with respect to the Hotel. In doing so, neither the Seller nor the Purchaser admits or acknowledges that it is an “employer” with respect to the Hotel for purposes of Title IV of ERISA, or has an obligation to contribute to the Retirement Plan with respect to the Hotel.

(ii)

Seller and Purchaser agree that during the Contribution Period (as defined below), Purchaser (to the extent Seller has had an obligation to contribute) shall make contributions to the Retirement Plan in accordance with the Collective Bargaining Agreement, for substantially the same number of contribution base units, within the meaning of Section 4001(a)(11) of ERISA, for which Seller (or the manager of the Hotel) had an obligation to contribute with respect to the Hotel. If, as a result of a failure to comply with the foregoing requirements or as a result of any other action by Purchaser, Seller incurs any withdrawal liability under the Retirement Plan with respect to the Hotel, the Purchaser shall indemnify, defend, and hold Seller and any of its ERISA affiliates harmless from and against any such liability and all related costs and expenses, including reasonable attorneys’ fees.

(iii)

Purchaser agrees to reasonably cooperate with Seller and/or Retirement Plan representatives with respect to any inquiry or reasonable request for information and assistance in order to facilitate the transfer of the contribution obligation with respect to the Retirement Plan from Seller (or the manager of the Hotel) to Purchaser (or the manager of the Hotel). The parties agree that they will notify the Retirement Plan of their intention that this transaction comply with Section 4204 of ERISA.

(iv)

Subject to Section 5.10(h)(vii), during the period commencing on the first day of the plan year following the Closing Date and ending on the expiration of the fifth such plan year (the “Contribution Period”), Purchaser shall provide to the Retirement Plan either a bond, letter of credit, or an escrow in an amount and manner meeting the requirements of Section 4204 of ERISA. The cost of any bond, letter of credit, or escrow provided under this Section 5.10(h)(iv) shall be paid by Purchaser.

(v)

To the extent required pursuant to Section 4204(a)(3) of ERISA, Seller shall provide to the Retirement Plan a bond or escrow equal to the present value of the withdrawal liability Seller would have had to the Retirement Plan with respect to the assets acquired by Purchaser pursuant to this Agreement (but for the provisions of Section 4204 of ERISA), reduced to the extent provided under Section 4204(a)(3) of ERISA in the event only a portion of Seller’ assets are distributed during the Contribution Period.

(vi)

If Purchaser at any time withdraws from the Retirement Plan in a complete or partial withdrawal with respect to the assets acquired by Purchaser pursuant to this Agreement during the Contribution Period, Purchaser shall be primarily liable and pay, and Seller shall be secondarily liable for any withdrawal liability Seller would have had to the Retirement Plan with respect to the Hotel (but for the provisions of Section 4204 of ERISA) if any withdrawal liability of Purchaser with respect to such Retirement Plan is not paid. Purchaser shall indemnify and hold Seller harmless for any withdrawal liability incurred by Seller pursuant to the preceding sentence. Purchaser shall promptly furnish Seller with a copy of any notice or other communication received from the Retirement Plan with respect to withdrawal liability. If any such withdrawal liability shall be assessed against Purchaser, Purchaser further agrees to provide Seller with reasonable advance notice of any intention on the part of Purchaser not to make full payment of any withdrawal liability when the same shall become due. Purchaser shall furnish Seller with a copy of any notice or communication to the Retirement Plan relating to Purchaser’s obligations under this Section and Purchaser and Seller agree to cooperate with each other in the defense of any such claim for withdrawal liability.

(vii)

Notwithstanding anything contained in Section 5.10(h)(iv) to the contrary, Purchaser shall not be obligated to provide any bond, letter of credit, or escrow in the event and to the extent Purchaser obtains from the Retirement Plan or the Pension Benefit Guaranty Corporation a proper variance or exemption under Section 4204(c) of ERISA and the applicable regulations thereunder, provided any and all requirements of said variance or exemption are met and Purchaser approves such exception. Upon Purchaser’s request, Seller agrees to reasonably cooperate with Purchaser in providing the Retirement Plan with notice of the parties’ intention that this transaction be covered by Section 4204 of ERISA.

(i) Purchaser agrees to indemnify, defend and hold harmless Seller and its officers, directors, members, owners and affiliates (herein, the “Seller-Related Parties”) from and against any claim, liability, or judgment asserted against any of the Seller-Related Parties on account of or with respect to any of the following: (i) any causes of action, damages, complaints, judgments, orders, notices, payments, fines or assessments and/or claims, whatsoever, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection therewith, which may be asserted against any of the Seller-Related Parties on account of any violation of the National Labor Relations Act, Title VII of the Civil Rights Act, the Civil Rights Act of 1991, the Fair Labor Standards Act, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Vocational Rehabilitation Act of 1973, the Health Insurance Portability and Accountability Act, the Older Workers’ Benefit Protection Act, Consolidated Omnibus Budget Reconciliation Act, Occupational Safety and Health Act, the Immigration Reform and Control Act, the Fair Credit Reporting Act, the Federal WARN Act and/or the New York WARN Act, or the Displaced Building Service Workers Act, New York Labor Law, the New York Human Rights Law, the New York State Constitution, the New York Civil Rights Law, the New York City Human Rights Law, New York State Wage and Hour Laws, the retaliation provisions of the New York State Workers’ Compensation and Disability Laws, New York State and City Human Rights Law, the New York City Administrative Code; and/or any other applicable federal, state or city employment statutes, laws, rules and regulations relating to immigration, the payment of wages or salaries or other compensation, hours, benefits, collective bargaining, the payment of social security and similar taxes, federal contracting, workers’ compensation and occupational safety, and any other laws or statutes regulating the terms and conditions of employment), and any rule, regulation or ordinance promulgated under any such law or statute, the common law or in equity (including any claims for wrongful discharge or otherwise) (collectively, “Employment

Laws”) by Purchaser, or any designee or management company engaged by Purchaser to employ Hotel personnel, except to the extent such are based on the acts of any Seller Related Parties or the operative facts occur prior to the Closing Date, (ii) any claims or liabilities arising (A) under the federal Employee Retirement Income Security Act, as amended, and/or any other applicable federal or state law or regulation concerning employee benefit plans with respect to the employment of employees by Purchaser or such designee or management company from and after the Closing Date, or (B) from or under any employee benefit plan applicable to any Rehired Employee or any other employee hired by Purchaser or such designee or management company to perform services at or for the Hotel, to the extent that any such claim or liability relates to any period of employment from and after the Closing Date, (iii) salaries, wages, and benefits attributable to services performed for the period from and after the Closing Date, and (iv) any breach of a representation of Purchaser contained in this Section 5.10.

(j) Seller agrees to indemnify, defend and hold harmless Purchaser and its officers, directors, members, owners and affiliates (herein, the “Purchaser-Related Parties”) from and against any claim, liability, or judgment asserted against any of the Purchaser-Related Parties on account of or with respect to any of the following: (i) any causes of action, damages, complaints, judgments, orders, notices, payments, fines or assessments and/or claims, whatsoever, and all costs and expenses (including, without limitation, reasonable attorneys’ fees and costs) incurred in connection therewith, which may be asserted against any of the Purchaser-Related Parties on account of any violation of the Employment Laws occurring prior to the Closing Date by Seller-Related Parties, except to the extent such are based on the acts of any Purchaser-Related Parties or the operative facts occur from and after the Closing Date, (ii) any claims or liabilities arising (A) under the federal Employee Retirement Income Security Act, as amended, and/or any other applicable federal or state law or regulation concerning employee benefit plans with respect to the employment of employees by Seller-Related Parties prior to the Closing Date, or (B) from or under any employee benefit plan applicable to any Rehired Employee or any other employee hired by Purchaser or such designee or management company to perform services at or for the Hotel, to the extent that any such claim or liability relates to any period of employment prior to the Closing Date, (iii) salaries, wages, and benefits attributable to services performed for the period prior to the Closing, and (iv) any breach of a representation of Seller contained in this Section 5.10.

(k) Seller shall leave with Manager all personnel files of Hotel Employees on the Closing Date, employment agreements, offer letters, I-9 Employment Eligibility Verification Forms, curriculum vitae, information as to last change of status of employees (promotion, salary increase), copies of pay slips for the 2010-11 calendar years, tax records relating to said Hotel Employees, social security identities and information as to unused accrued vacation time, holiday, sick leave, personal days and other accrued benefits for the 2010-11 calendar years, in each case with respect to the Hotel Employees as of the Closing Date. Nothing herein shall prohibit Seller from retaining copies of such personnel files to the extent permitted by law.

(l) In the event a claim, lawsuit, charge or other legal action is filed against the Seller, Manager and/or Purchaser alleging a violation of any law or for an omission which is/was otherwise required by law, Seller and Purchaser mutually agree to cooperate with each other in the defense of any such claim, lawsuit or charge. Seller and Purchaser will make available to each other, as required, personnel and documents that either party has in its possession which relate to any such claim, lawsuit or charge. Neither party shall have the duty to cooperate with the other if the dispute is between the parties themselves, except as required by law or other provisions of this Agreement.

(m) Purchaser’s and Seller’s obligations under this Section 5.10 shall survive Closing.

5.11

No Action Letter. In connection with the sale of the Hotel Unit to Purchaser, Seller will be making an application (“Application”) to the NYS Department of Law (“DOL”) for the issuance of a no-action, no-jurisdiction or no-filing required letter or similar advice (collectively, a “No Action Letter”), based upon Purchaser’s acknowledgement that Purchaser is a sophisticated real estate investor who does not require the protections of the Martin Act and Seller shall use commercially reasonable efforts to obtain the No Action Letter. On the Effective Date, Purchaser shall execute an affidavit, in the form attached hereto as Exhibit J (“Purchaser’s Condominium Affidavit”), and deliver the original executed Purchaser’s Condominium Affidavit to Seller by personal delivery or overnight courier for Seller’s receipt no later than one (1) business day following the Effective Date. Provided that Seller has received the original executed Purchaser’s Condominium Affidavit no later than one (1) business day following the Effective Date, within five (5) business days following the Effective Date, Seller shall submit the Application to the DOL. Purchaser shall cooperate with Seller in connection with Seller’s efforts to obtain the No Action Letter, including, without limitation, supplying additional documentation or information requested by the DOL or reasonably requested by Seller. Receipt of a No Action Letter prior to the Outside DPO Consent Approval Date shall be a condition to Seller’s obligation to sell the Property to Purchaser, and in the event a No Action Letter is not received by Seller on or before the Outside DPO Consent Approval Date, Seller may elect to either proceed to Closing or terminate this Agreement by delivery of written notice to Purchaser in which event this Agreement shall terminate, the Earnest Money shall be refunded to Purchaser, Seller shall pay Purchaser any amounts due pursuant to Section 4.8 above, and neither party hereto shall have any further obligations hereunder, except those provisions that expressly survive a termination of this Agreement.

5.12	Purchaser’s Indemnification for Post-Closing Claims.

(a) To the fullest extent permitted by law, Purchaser covenants to defend, indemnify and save harmless Seller and its Affiliates, and their respective employees, contractors, officers, directors, and agents (collectively, “Seller Indemnitees”) from and against any and all losses, injuries, claims, penalties, liabilities, fines, damages, costs or expenses (including, without limitation, reasonable attorneys’ fee and costs) accruing after Closing Date and arising from any injury to or death of any person or persons or damage to or destruction of any property owned by a third-party, arising out of or in any manner directly or indirectly connected with the Hotel and accruing or arising out of events occurring from and after the Closing Date in respect thereof (unless caused by a Seller Indemnitee).

(b) The provisions of this Section 5.12 shall survive the Closing through that date that is sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof) with respect to all claims that may be brought hereunder.

5.13	Seller’s and Highgate Guarantor’s Indemnification for Certain Pre-Closing Claims.

(a) To the fullest extent permitted by law, Seller covenants to defend, indemnify and save harmless Purchaser, and its Affiliates, and their respective employees, contractors, officers, directors, and agents (collectively, “Purchaser Indemnitees”) from and against any and all losses, injuries, claims, penalties, liabilities, fines, damages, costs or expenses (including, without limitation, reasonable attorneys’ fee and costs) arising from any injury to or death of any person or persons or damage to or destruction of any property owned by a third-party, arising out of or in any manner directly or indirectly connected with the Hotel and having accrued or arising out of events occurring prior to the Closing Date (unless caused by a Purchaser Indemnitee).

(b) If the Restructuring occurs, then to the fullest extent permitted by law, Highgate Guarantor covenants to defend, indemnify and save harmless the Purchaser Indemnitees from and against any and all losses, injuries, claims, penalties, liabilities, fines, damages, costs or expenses (including, without limitation, reasonable attorneys’ fee and costs) arising from any liabilities of the Lessee LLC which have accrued or arisen out of events occurring prior to the Closing and which would not have been assumed, directly or indirectly, by Purchaser but for the Restructuring, except to the extent Highgate Guarantor has reimbursed Purchaser for such liabilities in accordance with the terms of this Agreement. Each party shall immediately notify the other party if it receives notice of any claim which might be subject to the indemnification set forth in this Section 5.13(b). Highgate Guarantor agrees to maintain a net worth (determined under GAAP) (“GAAP Net Worth”) of at least $2,000,000, and will maintain a minimum liquidity amount (“Liquidity Amount”) of at least $2,000,000, for a period of three (3) years following the Closing Date; and if any claims are made which are subject to the indemnification set forth in this Section 5.13(b) during such three (3) year period which have not been resolved by the end of such three (3) year period, Highgate Guarantor shall continue to maintain a GAAP Net Worth and Liquidity Amount after the end of such three (3) year period equal to the aggregate amount of such claims, not to exceed $2,000,000, until such claims are resolved.

(c) The provisions of this Section 5.13 shall survive the Closing through that date that is sixty (60) days following the expiration of the applicable statute of limitations (including any extension thereof) with respect to all claims that may be brought hereunder.

ARTICLE VI

DEFAULT

6.1

Default by Purchaser. If Purchaser defaults under this Agreement, Seller shall be entitled, as its sole and exclusive remedy (without limiting Seller’s rights with respect to any indemnification obligations of Purchaser under this Agreement or under Section 10.17 below), to terminate this Agreement and, to the extent the Earnest Money has theretofore been funded by Purchaser to Escrow Agent pursuant to Section 1.6, receive the Earnest Money as liquidated damages for the breach of this Agreement, it being agreed between the parties hereto that the actual damages to Seller in the event of such breach are impractical to ascertain and the amount of the Earnest Money is a reasonable estimate thereof. THEREFORE THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF SELLER’S DAMAGES AND AS SELLER’S EXCLUSIVE REMEDY AGAINST PURCHASER, AT LAW OR IN EQUITY, IN THE EVENT OF A DEFAULT UNDER THIS AGREEMENT ON THE PART OF PURCHASER. THE PARTIES ACKNOWLEDGE THAT THE PAYMENT OF SUCH LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER.

Nothing contained in this Section 6.1 shall limit or prevent Seller after Closing has occurred from (a) asserting any legal or equitable claims against Purchaser for Purchaser’s obligation to pay attorneys’ fees and other amounts under Section 10.17, or (b) enforcing any indemnity obligation of Purchaser under this Agreement or preclude Seller from obtaining a damage award in connection therewith, or (c) enforcing Purchaser’s other obligations and liabilities which survive Closing.

Notwithstanding the foregoing, if the conditions set forth in the last sentence of Section 6.2 are not satisfied and Purchaser interferes with or makes any attempt to interfere with Seller selling the Property to another party, including, without being limited to, the recording of a lis pendens or other lien against the Property, or the seeking of an injunction or similar relief, Seller shall have the right to recover its actual damages caused by such action of Purchaser in addition to the liquidated damages referred to above due to the default of Purchaser in purchasing the Property.

6.2

Default by Seller. In the event that Seller fails to consummate this Agreement for any reason other than Purchaser’s default or the permitted termination of this Agreement by Seller or Purchaser as herein expressly provided, Purchaser shall be entitled, as its sole remedy, either (a) to terminate this Agreement and receive the return of the Earnest Money and reimbursement by Seller of Purchaser’s reasonable, out-of-pocket, third-party costs and expenses actually incurred by Purchaser in connection with its attempt to acquire the Property in an amount not to exceed $600,000 (provided Purchaser provides documentation reasonably satisfactory to Seller evidencing the nature and amount of such expenses), in which event Seller shall be released from any and all other liability hereunder, or (b) to enforce specific performance of Seller’s obligations hereunder.

Purchaser expressly waives its rights to seek damages in the event of Seller’s default hereunder. Purchaser shall be deemed to have elected to terminate this Agreement and receive back the Earnest Money if Purchaser fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before thirty (30) days following the date upon which Closing was to have occurred. As material consideration to Seller’s entering into this Agreement with Purchaser, Purchaser expressly waives any right under statutory or common law or otherwise to record or file a lis pendens or a notice of pendency of action or similar notice against all of any portion of the Property unless (i) all conditions precedent to Seller’s obligation to proceed to Closing have been satisfied and (ii) Seller defaults in its obligation to proceed to Closing.

Nothing contained in this Section 6.2 shall limit or prevent Purchaser after Closing has occurred from (a) asserting any legal or equitable claims against Seller for Seller’s obligation to pay attorneys’ fees and other amounts under Section 10.17, or (b) enforcing any indemnity obligation of Seller under this Agreement or preclude Purchaser from obtaining a damage award in connection therewith, or (c) enforcing Seller’s other obligations and liabilities which survive Closing.

6.3	Right to Cure Defaults.

(a) Notwithstanding anything to the contrary in this Agreement except as otherwise provided in the immediately following sentence, Purchaser shall not have the right to exercise its remedies under Section 6.1 for a Seller default unless Purchaser has provided written notice to Seller specifying in reasonable detail the nature of the Seller default and Seller has not cured such Seller default within fifteen (15) days after Seller’s receipt of such notice (the “Seller Cure Period”), in which case the Closing Date shall be extended until the date which is five (5) Business Days after the expiration of the Seller Cure Period. Notwithstanding the foregoing, in no event shall Seller have the right to delay the Closing pursuant to this Section 6.3(a) if such delay will result in Purchaser losing any financing for the purchase of the Hotel or result in Purchaser paying more in connection with such financing, such as extension fees or higher interest rates (unless Seller agrees, at its election, to give Purchaser a credit against the Purchase Price in the amount of such excess amounts payable by Purchaser as a result of such extension).

(b) Notwithstanding anything to the contrary in this Agreement, Seller shall not have the right to exercise its remedies under Section 6.2 for a non-monetary Purchaser default, unless Seller has provided written notice to Purchaser specifying in reasonable detail the nature of the non-monetary Purchaser default and Purchaser has not cured such non-monetary Purchaser default within fifteen (15) days after Purchaser’s receipt of such notice (the “Purchaser Cure Period”), in which case the Closing Date shall be extended until the date which is five (5) Business Days after the expiration of the Purchaser Cure Period.

ARTICLE VII

RISK OF LOSS

7.1

Minor Damage. In the event of loss or damage to the Real Property or any portion thereof which is not “major” (as hereinafter defined) and which was not caused by Purchaser or its representatives, this Agreement shall remain in full force and effect and Seller shall give Purchaser a credit at Closing for the cost to repair such damage and Seller shall retain the right to any insurance proceeds which may be payable to Seller on account of such loss or damage. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.2

Major Damage. In the event of a “major” loss or damage to the Real Property which was not caused by Purchaser or its representatives, Seller shall promptly provide written to Seller of same and Purchaser may thereafter elect, by written notice to Seller, either to (a) terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, or (b) to proceed with Closing and accept the Property in its then condition, in which event Seller shall assign to Purchaser all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question (other than business interruption proceeds attributable to the period prior to Closing) and the Purchase Price shall be reduced by an amount equal to the deductible amount under Seller’s insurance policy. If Purchaser fails for any reason to deliver written notice of its election pursuant to the immediately preceding sentence within ten (10) days after Seller sends Purchaser written notice of the occurrence of major loss or damage, then Purchaser shall be deemed to have elected to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser. Upon Closing, full risk of loss with respect to the Property shall pass to Purchaser.

7.3

Definition of “Major” Loss or Damage. For purposes of Sections 7.1 and 7.2, “major” loss or damage refers to the following: (a) loss or damage to the Real Property or any portion thereof such that either (i) the cost of repairing or restoring the premises in question to a condition substantially identical to that of the premises in question prior to the event of damage would be, in the opinion of an architect selected by Seller and reasonably approved by Purchaser, equal to or greater than Five Million and No/100 Dollars ($5,000,000.00), or (ii) access to or use of the lobby or other common areas of the Hotel is materially impaired for a period likely to equal or exceed fifteen (15) consecutive days following the Closing Date, and (b) any loss due to a condemnation which permanently and materially modifies or impairs the current use of the Real Property. If Purchaser does not give notice to Seller of Purchaser’s reasons for disapproving an architect within five (5) business days after receipt of notice of the proposed architect, Purchaser shall be deemed to have approved the architect selected by Seller. The provisions of this Section 7.3 are intended to supersede those of Section 5-1311 of the General Obligations Law of New York.

7.4

Business Interruption Insurance. In the event of loss or damage to the Real Property or any portion thereof which is not “major” (as hereinafter defined) and which was not caused by Purchaser or its representatives, Seller shall (without duplication of any credit provided under Section 7.2 above) reimburse Purchaser for the amount of any lost revenue at the Property resulting from such loss or damage and Seller shall retain the right to any insurance proceeds which may be payable to Seller on account of such loss or damage.

ARTICLE VIII

COMMISSIONS

8.1

Brokerage Commissions. In the event the transaction contemplated by this Agreement is consummated, but not otherwise, Seller agrees to pay to Hodges Ward Elliott (“Broker”) at Closing a brokerage commission pursuant to a separate written agreement between Seller and Broker and Seller shall indemnify and hold Purchaser harmless with respect to any payments due and owing to Broker in connection with this transaction under such agreement. Each party agrees that should any claim be made for brokerage commissions or finder’s fees by any broker or finder other than the Broker by, through or on account of any acts of said party or its representatives, said party will indemnify, defend, protect and hold the other party free and harmless from and against any and all loss, liability, cost, damage and expense in connection therewith. The provisions of this Section 8.1 shall survive Closing or earlier termination of this Agreement (including a termination pursuant to Section 3.3 above).

ARTICLE IX

DISCLAIMERS AND WAIVERS

9.1

No Reliance on Documents. Except as expressly set forth in this Agreement, Seller makes no representation or warranty as to the truth, accuracy or completeness of any materials, data or information delivered by or on behalf of Seller or its brokers to Purchaser in connection with the transaction contemplated hereby including, without limitation, the Reports and other Seller Due Diligence Materials, provided, however, that Seller shall not intentionally alter any material, data or information for the purpose of misleading Purchaser. Purchaser acknowledges and agrees that all materials, data and information delivered by Seller to Purchaser in connection with the transaction contemplated hereby are provided to Purchaser as a convenience only and that any reliance on or use of such materials, data or information by Purchaser shall be at the sole risk of Purchaser, except as otherwise expressly stated herein. Without limiting the generality of the foregoing provisions, Purchaser acknowledges and agrees that (a) any environmental or other report with respect to the Property which is delivered by Seller to Purchaser shall be for general informational purposes only, (b) Purchaser shall not have any right to rely on any such report delivered by Seller to Purchaser, but rather will rely on its own inspections and investigations of the Property and any reports commissioned by Purchaser with respect thereto, and (c) except for matters expressly set forth in this Agreement, neither Seller nor any affiliate of Seller nor the person or entity which prepared any such report delivered by Seller to Purchaser shall have any liability to

Purchaser for any inaccuracy in or omission from any such report or other materials provided to Purchaser in connection with this Agreement.

9.2

DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT: IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND HAS NOT AT ANY TIME MADE ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESSED OR IMPLIED, WITH RESPECT TO THE PROPERTY, INCLUDING, BUT NOT LIMITED TO, ANY WARRANTIES OR REPRESENTATIONS AS TO HABITABILITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ZONING, TAX CONSEQUENCES, LATENT OR PATENT PHYSICAL OR ENVIRONMENTAL CONDITION, UTILITIES, OPERATING HISTORY OR PROJECTIONS, VALUATION, GOVERNMENTAL APPROVALS, THE COMPLIANCE OF THE PROPERTY WITH GOVERNMENTAL LAWS, THE TRUTH, ACCURACY OR COMPLETENESS OF THE PROPERTY DOCUMENTS OR ANY OTHER INFORMATION PROVIDED BY OR ON BEHALF OF SELLER TO PURCHASER, OR ANY OTHER MATTER OR THING REGARDING THE PROPERTY. PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE PROPERTY “AS IS, WHERE IS, WITH ALL FAULTS”, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT. PURCHASER HAS NOT RELIED AND WILL NOT RELY ON, AND SELLER IS NOT LIABLE FOR OR BOUND BY, ANY EXPRESSED OR IMPLIED WARRANTIES, GUARANTIES, STATEMENTS, REPRESENTATIONS OR INFORMATION PERTAINING TO THE PROPERTY OR RELATING THERETO (INCLUDING SPECIFICALLY, WITHOUT LIMITATION, PROPERTY INFORMATION PACKAGES DISTRIBUTED WITH RESPECT TO THE PROPERTY AND ANY ACTUAL OR PROPOSED BUDGETS FOR THE REAL PROPERTY) MADE OR FURNISHED BY SELLER, THE MANAGER OF THE PROPERTY, OR ANY REAL ESTATE BROKER OR AGENT REPRESENTING OR PURPORTING TO REPRESENT SELLER, TO WHOMEVER MADE OR GIVEN, DIRECTLY OR INDIRECTLY, ORALLY OR IN WRITING, UNLESS SPECIFICALLY SET FORTH IN THIS AGREEMENT. PURCHASER REPRESENTS TO SELLER THAT PURCHASER IS A SOPHISTICATED INSTITUTIONAL INVESTOR WITH SUBSTANTIAL EXPERIENCE AND EXPERTISE WITH INVESTMENT PROPERTIES AND HAS CONDUCTED, OR WILL CONDUCT PRIOR TO CLOSING, SUCH INVESTIGATIONS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AS PURCHASER DEEMS NECESSARY TO SATISFY ITSELF AS TO THE CONDITION OF THE PROPERTY AND THE EXISTENCE OR NONEXISTENCE OR CURATIVE ACTION TO BE TAKEN WITH RESPECT TO ANY HAZARDOUS OR TOXIC SUBSTANCES ON OR DISCHARGED FROM THE PROPERTY, AND WILL RELY SOLELY UPON SAME AND NOT UPON ANY INFORMATION PROVIDED BY OR ON BEHALF OF SELLER OR ITS AGENTS OR EMPLOYEES WITH RESPECT THERETO, OTHER THAN SUCH REPRESENTATIONS, WARRANTIES AND COVENANTS OF SELLER AS ARE EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING. UPON CLOSING AND SUBJECT TO

THE REPRESENTATIONS AND WARRANTIES OF SELLER EXPRESSLY SET FORTH IN THIS AGREEMENT AND THE DOCUMENTS DELIVERED AT CLOSING, PURCHASER SHALL ASSUME THE RISK THAT ADVERSE MATTERS, INCLUDING BUT NOT LIMITED TO, CONSTRUCTION DEFECTS AND ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INVESTIGATIONS, AND PURCHASER, UPON CLOSING, EXCEPT TO THE EXTENT EXPRESSLY PROVIDED OTHERWISE IN THIS AGREEMENT, SHALL BE DEEMED TO HAVE WAIVED, RELINQUISHED AND RELEASED SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, KNOWN OR UNKNOWN, WHICH PURCHASER MIGHT HAVE ASSERTED OR ALLEGED AGAINST SELLER (AND SELLER’S OFFICERS, DIRECTORS, SHAREHOLDERS, EMPLOYEES AND AGENTS) AT ANY TIME BY REASON OF OR ARISING OUT OF ANY LATENT OR PATENT CONSTRUCTION DEFECTS OR PHYSICAL CONDITIONS, VIOLATIONS OF ANY APPLICABLE LAWS RELATING TO THE CONDITION OF THE PROPERTY (INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAWS) AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES OR MATTERS REGARDING THE PROPERTY EXCEPT FOR FRAUD AND OBLIGATIONS OF SELLER UNDER THIS AGREEMENT OR ANY AGREEMENTS EXECUTED AND DELIVERED BY SELLER AT CLOSING. PURCHASER AGREES THAT SHOULD ANY CLEANUP, REMEDIATION OR REMOVAL OF HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONDITIONS ON THE PROPERTY BE REQUIRED AFTER THE CLOSING DATE, SUCH CLEAN-UP, REMOVAL OR REMEDIATION SHALL BE THE RESPONSIBILITY OF AND SHALL BE PERFORMED AT THE SOLE COST AND EXPENSE OF PURCHASER.

The waivers and releases set forth in Sections 5.7(a) and (b) and in the immediately preceding paragraph include claims of which Purchaser is presently unaware or which Purchaser does not presently suspect to exist which, if known by Purchaser, would materially affect Purchaser’s waiver or release of Seller and the other parties referenced in this Section.

9.3

Repairs, Reserves, and Capital Expenditures. Purchaser acknowledges and agrees that except as provided in Section 5.6 of this Agreement, (a) Seller shall have no obligation to make any repairs, replacements, improvements or alterations to the Property or to expend any funds therefor, including, without limitation, any reserves that may be held for such purpose, and (b) Purchaser shall not be entitled to a credit to the Purchase Price at Closing in the event capital expenditures actually made at the Hotel for any year are less than the budgeted amount as of the date of the Closing.

9.4	Duration and Claims Procedures and Limitations on Certain Obligations.

(a) Notwithstanding any provision in this Agreement to the contrary, all express representations and warranties contained in this Agreement (collectively, the “Reps and Warranties”) shall survive for twelve (12) months after the Closing Date (the “R&W Survival Period”) and shall not merge into any of the closing documents; provided, however, that no person, firm, or entity shall have any liability or obligation with respect to any Reps and Warranties unless on or prior to the expiration of the R&W Survival Period, the party seeking to assert liability under such Reps and Warranties shall have notified the other party in writing setting forth specifically the claim being made and a detailed description and supporting documentation of the claim and Purchaser’s losses (such notice being a “R&W Claims Notice”).

(b) In the event either Seller or Purchaser (the “Claiming Party”) has actual knowledge on or before the Closing that any representation or warranty of the other is incorrect (either through independent investigation or through information and materials provided to the Claiming Party) and the Claiming Party proceeds to Closing, then the Claiming Party shall not be permitted to assert a claim for such matters following the Closing Date.

(c) All liabilities and obligations under the Reps and Warranties shall lapse and be of no further force or effect after the expiration of the R&W Survival Period, except with respect to any matter contained in a R&W Claims Notice delivered on or prior to the expiration of the R&W Survival Period.

(d) To secure Seller’s potential liabilities and obligations (including, without limitation, liabilities with respect to Reps and Warranties) which survive Closing under this Agreement and to secure Highgate Guarantor’s obligations under Section 5.13(b) above (collectively, “Seller’s Post-Closing Obligations”), at Closing, Purchaser, Seller and Escrow Agent shall enter into a Holdback Escrow Agreement in the form attached hereto as Exhibit L (the “Holdback Escrow Agreement”), pursuant to which Seller shall cause to be retained with Escrow Agent, out of the proceeds from the Purchase Price to be paid by Purchaser at Closing or otherwise (as determined in the sole discretion of Seller), the sum of Eight Million Two Hundred Thousand and 00/100 Dollars ($8,200,000.00) (such amount hereinafter referred to as the “Holdback”). The full amount of the Holdback (and any other contractual rights Seller might have with respect to the Property after Closing, including any rights under any insurance policies which have been in effect with respect to the Property) shall be available to satisfy any of Seller’s [and Highgate’s] liabilities hereunder which survive the Closing, regardless of which entity is responsible under this Agreement for such liability.

9.5

Effect and Survival of Disclaimers. Seller and Purchaser acknowledge that the compensation to be paid to Seller for the Property has been decreased to take into account that the Property is being sold subject to the provisions of this Article IX. Seller and Purchaser agree that the provisions of this Article IX shall survive Closing.

ARTICLE X

MISCELLANEOUS

10.1

Confidentiality. This Agreement, the terms hereof and the Property Information shall be treated in accordance with that certain Confidentiality Agreement executed by Purchaser in favor of Seller (the “Confidentiality Agreement”) until the Closing. The provisions of this Section 10.1 shall survive any termination of this Agreement, but shall not survive the Closing.

10.2

Public Disclosure. Except to the extent required by law, including the regulations of the Securities and Exchange Commission, any release to the public, at any time prior to or after Closing, of information with respect to the sale contemplated herein or any matters set forth in this Agreement shall be made only in the form approved by Purchaser and Seller. The provisions of this Section 10.2 shall survive the Closing.

10.3

Assignment. Purchaser may not assign its rights under this Agreement without first obtaining Seller’s written approval which may be given or withheld in Seller’s sole discretion; provided that, Purchaser may assign all or any portion of this Agreement to one or more entities which are directly or indirectly controlled by, or under common control with, Purchaser. Any assignment by Purchaser of this Agreement shall not relieve Purchaser of its obligations under this Agreement and any permitted assignee must expressly assume the obligations of Purchaser in writing. Without limiting the foregoing, in no event shall Purchaser assign this Agreement to any assignee which, in the reasonable judgment of Seller, will cause the transaction contemplated hereby or any party thereto to violate the requirements of ERISA.

10.4

Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission completed before 5:00 p.m. (New York time) on a business day sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller:

Goldman Sachs & Co.

200 West Street, 28th Floor

New York, NY 10282

Attention: Jeffrey Fine

Facsimile No.: (212) 357-5505

And to:

Highgate Hotels

545 E. John Carpenter Freeway #1400

Irving, TX 75062

Attention: Steve Barick

     Chief Operating Officer

Facsimile No.: (972) 401-2400

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Anthony J. Colletta, Esq.

Facsimile No. (212) 291-9029

If to Purchaser:

c/o LaSalle Hotel Properties

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

Attention: Chief Operating Officer

Facsimile No. (301) 941-1553

With a copy to:

Hagan & Vidovic LLP

200 East Randolph, 43rd Floor

Chicago, Illinois 60601

Attention: R.K. Hagan

Facsimile No. (312) 228-0982

If to Highgate Guarantor:

Highgate Hotels

545 E. John Carpenter Freeway #1400

Irving, TX 75062

Attention: Steve Barick

     Chief Operating Officer

Facsimile No.: (972) 401-2400

10.5

Modifications. Except as provided in Section 5.2 above, this Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

10.6

Calculation of Time Periods; Time is of the Essence. Unless otherwise specified, in computing any period of time described in this Agreement, the day of the act or event after which the designated period of time begins to run is not to be included and the last day of the period so computed is to be included, unless such last day is a Saturday, Sunday or legal holiday under the laws of the State of New York, in which event the period shall run until the end of the next day which is neither a Saturday, Sunday or legal holiday. The final day of any such period shall be deemed to end at 5:00 p.m., New York time. Time is of the essence with respect to each and every term and provision of this Agreement.

10.7

Successors and Assigns. Subject to the limitations on assignment set forth in Section 10.3 above, the terms and provisions of this Agreement are to apply to and bind the permitted successors and assigns of the parties hereto.

10.8

Entire Agreement. This Agreement, including the Exhibits and the Schedules contain the entire agreement between the parties pertaining to the subject matter hereof and fully supersedes all prior written or oral agreements and understandings between the parties pertaining to such subject matter.

10.9

Further Assurances. Each party agrees that it will without further consideration execute and deliver such other documents and take such other action, whether prior or subsequent to Closing (in each case, at no cost or expense to such party, other than any de minimis cost or expense or any cost or expense which the requesting party agrees in writing to reimburse), as may be reasonably requested by the other party to consummate more effectively the purposes or subject matter of this Agreement. Without limiting the generality of the foregoing, Purchaser shall, if requested by Seller, (a) execute acknowledgments of receipt with respect to any materials delivered by Seller to Purchaser with respect to the Property, and (b) obtain sellers’ permits for any sales activities conducted at the Property prior to Closing and/or obtain “sale for resale certificates” for any Personal Property that may be sold after the Closing. The provisions of this Section 10.9 shall survive Closing.

10.10

Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, and all such executed counterparts shall constitute the same agreement. It shall be necessary to account for only one such counterpart in proving this Agreement. In order to expedite the transaction contemplated herein, facsimile or other electronic signatures may be used in place of original signatures on this Agreement. Seller and Purchaser intend to be bound by the signatures on the telecopied document, are aware that the other party will rely on the telecopied signatures, and hereby waive any defenses to the enforcement of the terms of this Agreement based on the form of signature.

10.11

Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, the remainder of this Agreement shall nonetheless remain in full force and effect.

10.12

Applicable Law. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK. PURCHASER AND SELLER AGREE THAT THE PROVISIONS OF THIS SECTION 10.12 SHALL SURVIVE THE CLOSING OF THE TRANSACTION CONTEMPLATED BY THIS AGREEMENT.

10.13

No Third Party Beneficiary. The provisions of this Agreement and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Purchaser only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Agreement or of the documents to be executed and delivered at Closing.

10.14

Captions. The section headings appearing in this Agreement are for convenience of reference only and are not intended, to any extent and for any purpose, to limit or define the text of any section or any subsection hereof.

10.15

Construction. The parties acknowledge that the parties and their counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any exhibits, schedules or amendments hereto. Singular words shall connote the plural as well as the singular, and plural words shall connote the singular as well as the plural, and the masculine shall include the feminine and the neuter, as the context may require.

10.16

Termination of Agreement. It is understood and agreed that if either Purchaser or Seller terminates this Agreement pursuant to a right of termination granted hereunder, such termination shall operate to relieve Seller and Purchaser from all obligations under this Agreement, except for such obligations as are specifically stated herein to survive the termination of this Agreement.

10.17

Attorneys Fees. If any action or proceeding is commenced by either party to enforce their rights under this Agreement or to collect damages as a result of the breach of any of the provisions of this Agreement, the prevailing party in such action or proceeding, including any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs, in addition to any other relief awarded by the court.

10.18

No Waiver. Failure of either party at any time to require performance of any provision of this Agreement shall not limit the party’s right to enforce the provision. Waiver of any breach of any provision shall not be a waiver of any succeeding breach of the provision or a waiver of the provision itself or any other provision.

10.19

No Reservation of Property. The preparation and/or delivery of unsigned drafts of this Agreement shall not create any legally binding rights in the Property and/or obligations of the parties, and Purchaser and Seller acknowledge that this Agreement shall be of no effect until it is duly executed by both Purchaser and Seller. From and after the date of this Agreement until its termination, Seller shall discontinue marketing the Property and negotiating with other potential purchasers of the Property.

10.20	No Recordation. Purchaser shall not record this Agreement, nor any memorandum or other notice of this Agreement, in any public records.

10.21

1031 Exchange. Each party agrees that, at the request of the other party, it shall reasonably cooperate with the other party in effecting an exchange transaction by the other party which includes the Property pursuant to Section 1031 of the United States Internal Revenue Code, provided that any exchange initiated by either party shall be at such party’s sole cost and expense and shall not delay the Closing; and neither party shall be obligated to accept title to any other property as a result of such exchange.

10.22

Cooperation with Auditors. Following the Closing, Seller agrees that it shall reasonably cooperate with Purchaser’s auditors in connection with any audit or examination of the financial statements or records of Purchaser or the Property, all at no cost or expense to Seller, including providing the letter attached hereto as Exhibit P.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

SELLER:

PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company

By:	W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

	By:	W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

		By:	W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

			By:	Park Central Owner LLC, its Managing Member

				By:	W2001 Park Central Hotel Realty, L.L.C., its Managing Member

					By:	Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

						By:	WH Advisors, L.L.C. 2001, its General Partner

							By:	/s/ Alan S. Kava
Name: Alan S. Kava
Title: Vice President

PCH TIC OWNER LLC, a Delaware limited liability company

By:	/s/ Alan S. Kava
Name: Alan S. Kava
Title:

PCH OPERATING LESSEE OWNER CORP., a Delaware corporation

By:	/s/ Alan S. Kava
Name: Alan S. Kava
Title:

[Signatures continue on following page]

Signature Page

PURCHASER:

LASALLE HOTEL OPERATING PARTNERSHIP, L.P.,

a Delaware limited liability company

By: LaSalle Hotel Properties, its general partner

By:	/s/ Al Young
Name: Al Young
Title: COO

HIGHGATE GUARANTOR:

JEFFERSON MM 150, L.P.,

a Delaware limited liability company

By: Grosvenor, L.C., a Texas limited liability company, its general partner

By:	/s/ Mahmood Khimji
Name: Mahmood Khimji
Title: Manager

Signature Page

Schedule 1.1(a)

LEGAL DESCRIPTION OF

THE HOTEL UNIT AND

THE COMMON ELEMENTS INTEREST

The Hotel Unit known as the Hotel Unit in the building (“Building”)· known as The Park Central Condominium (“Condominium”) and by the street number 870 Seventh Avenue, Borough of Manhattan, County of New York, City and State of New York, such Hotel Unit being designated and described by the Hotel Unit designation in a certain declaration of condominium dated November 20, 1996, made by T. Park Central LLC, o. Park Central LLC, H. Park Central LLC and R. Park Central LLC (“Declarants”) pursuant to Article 9-B of the Real Property Law of the State of New York (“Condominium Act”) establishing a plan for condominium ownership of the Building and the Land (“Land”) upon which the Building is situate, which declaration of condominium was recorded in the New York County Office of the Register of The -City of New York (“Register’s Office”) on December 27, 1996, in Reel 2406, page 1498 and amended by First Amendment to Declaration recorded August 4, 1997 in Reel 2482 page 1956 as amended and restated by Amended Restated and Consolidated Declaration of Condominium dated December 30, 1997 recorded February 26, 1998 in -Reel 2549 page 192; as further amended by Third Amendment to Declaration, dated May 1, 1998 recorded July 8, 1998 in Reel 2614 page 604; Fourth Amendment to Declaration dated November 15, 1999 recorded October 10, 2001 in Reel 3370 page 2485; Fifth Amendment to Declaration dated as of November 15, 2001 recorded December 13, 2001 in Reel 3409 page 79; Sixth Amendment to Declaration dated as of July 19, 2001 recorded June 12, 2002 in Reel 3537 page 896; Seventh Amendment to Declaration dated September 30, 2002 recorded November 20, 2003 as CRFN 2003000466814, Eighth Amendment to Declaration dated as of June 15, 2005 recorded July 28, 2005 as CFRN 2005000420712 and by Ninth Amendment to Declaration dated as of January 2, 2007 recoded March 1, 2007 as CFRN 2007000112631 (as so amended, the “Condominium Declaration”). The Hotel Unit is designated as Tax Lot No. 1101 in Block 1027 of Section 4 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of The City of New York and on the Floor Plans of the Building, certified by C.K. Architect, P .C., on December 19, 1996, and filed with the Real Property Assessment Department of The City of New York on December 24, 1996, as Condominium Plan No. 958 and also filed in the Register’s Office on December 27, 1996, as Map No. 5412, as further amended by Condominium Plan No. 958A filed in the Register’s Office on August 4, 1997 as Map No. 5465, as further amended by Condominium Plan No. 958B filed in the Register’s Office on February 26, 1998 as Map No. 5493, as further amended by Condominium Plan No. 958C filed in the Register’s Office on July 8, 1998 as Map No. 5522, as further amended by Condominium Plan No. 958D filed in the Register’s Office on October 10, 2001 as Map No. 5831, as further amended by Condominium Plan No. 958E filed in the Register’s Office on December 13,2001 as Map No. 5852, as further amended by Condominium Plan No. 958F filed in the Register’s Office on June 12, 2002 as Map No. 5900, as further amended by Condominium Plan No. 958G filed in the Register’s Office on July 1, 2005.

TOGETHER WITH an undivided 69.317 percent interest in the Common Elements (as such term is defined in the Condominium Declaration).

The land upon which the Hotel Unit is located is more particularly described as follows:

BEGINNING at the comer formed by the Intersection of the northerly side of West 55th Street with the westerly side of Seventh Avenue;

RUNNING THENCE westerly along the northerly side of West 55th Street, 175 feet;

THENCE northerly on a line parallel with the westerly side of Seventh Avenue, 200 feet 10 inches to the southerly side of West 56th Street;

THENCE easterly along said southerly side of West 56th Street, 175 feet to the westerly side of Seventh Avenue;

THENCE southerly along the westerly side of Seventh Avenue, 200 feet 10 inches to the point or place of BEGINNING.

Schedule 1.1(e)-1

SERVICE CONTRACTS

Schedule 1.1(e)-2

EQUIPMENT LEASES

Schedule 1.1(f)(iii)

CERTAIN LICENSES, FRANCHISES AND PERMITS

Schedule 1.1(h)

LEASES

Schedule 4.4.12

VOUCHERS

Schedule 4.4.15

PROJECTION OF SECTION 4.4.15 CREDIT

Schedule 5.1(d)

LITIGATION

Schedule 5.1(f)

PROPERTY VIOLATIONS

Schedule 5.1(j)

COLLECTIVE BARGAINING AGREEMENT MATTERS

Schedule 5.1(n)

FINANCIAL STATEMENTS

Schedule 5.2(a)

LESSEE LLC ORGANIZATIONAL DOCUMENTS

Schedule 5.4

MATERIALS PROVIDED TO PURCHASER

Schedule 5.6(vi)

CAPITAL PROJECTS

Schedule 5.10(f)

COLLECTIVE BARGAINING AGREEMENTS

EXHIBIT A

FORM OF DEED

[attached hereto]

UNIT DEED

from

PARK CENTRAL HOTEL (DE) LLC,

a Delaware limited liability company

Grantor

to

[                    ],

a [                    ]

Grantee

Affecting the Commercial Condominium Unit in

the Building known as The Park Central Condominium

Section: 4

Block: 1027

Lot: 1101

Borough of Manhattan, New York, New York

After recording, please return by mail to:

[                    ]

[                    ]

[                    ]

Attention: [                    ]

UNIT DEED

THIS INDENTURE, is made as of                     , 2011, from PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company, having an address at 200 West Street, New York, New York 10282 (the “Grantor”), to [                    ], a [                    ], having an address at 3 Bethesda Metro Center, Suite 1200, Bethesda, Maryland 20814 (the “Grantee”).

W I T N E S S E T H :

That the Grantor, in consideration of Ten and 00/100 Dollars ($10.00) and other good and valuable consideration paid by the Grantee, does hereby grant and release unto the Grantee, the heirs or successors and assigns of the Grantee, forever:

The Unit known as the Hotel Unit (the “Hotel Unit”) in the condominium known as The Park Central Condominium (“Condominium”) in the building having the street number 870 Seventh Avenue, Borough of Manhattan, County of New York, City and State of New York building (the “Building”), such Hotel Unit being designated and described in that certain declaration of condominium dated as of November 20, 1996, made by T. Park Central LLC, O. Park Central LLC, H. Park Central LLC and R. Park Central LLC, pursuant to Article 9-B of the Real Property Law of the State of New York, which declaration of condominium was recorded in the New York County Office of the Register of The City of New York (“Register’s Office”) on December 27, 1996, in Reel 2406, page 1498 and amended by First Amendment to Declaration recorded August 4, 1997 in Reel 2482 page 1956 as amended and restated by Amended Restated and Consolidated Declaration of Condominium dated December 30, 1997 recorded February 26, 1998 in -Reel 2549 page 192; as further amended by Third Amendment to Declaration, dated May 1, 1998 recorded July 8, 1998 in Reel 2614 page 604; Fourth Amendment to Declaration dated November 15, 1999 recorded October 10, 2001 in Reel 3370 page 2485; Fifth Amendment to Declaration dated as of November 15, 2001 recorded December 13, 2001 in Reel 3409 page 79; Sixth Amendment to Declaration dated as of July 19, 2001 recorded June 12, 2002 in Reel 3537 page 896; Seventh Amendment to Declaration dated September 30, 2002 recorded November 20, 2003 as CRFN 2003000466814, Eighth Amendment to Declaration dated as of June 15, 2005 recorded July 28, 2005 as CFRN 2005000420712 and by Ninth Amendment to Declaration dated as of January 2, 2007 recoded March 1, 2007 as CFRN 2007000112631 (as so amended, the “Condominium Declaration”). The Hotel Unit is designated as Tax Lot No. 1101 in Block 1027 of Section 4 of the Borough of Manhattan on the Tax Map of the Real Property Assessment Department of The City of New York and on the Floor Plans of the Building, certified by C.K. Architect, P.C., on December 19, 1996, and filed with the Real Property Assessment Department of The City of New York on December 24, 1996, as Condominium Plan No. 958 and also filed in the Register’s Office on December 27, 1996, as Map No. 5412, as further amended by Condominium Plan No. 958A filed in the Register’s Office on August 4, 1997 as Map No. 5465, as further amended by Condominium Plan No. 958B filed in the Register’s Office on February 26, 1998 as Map No. 5493, as further amended by Condominium Plan No. 958C filed in the Register’s Office on July 8, 1998 as Map No. 5522, as further amended by Condominium Plan No. 958D filed in the Register’s Office on October 10, 2001 as Map No. 5831, as further amended by Condominium Plan No. 958E filed in the Register’s

Office on December 13, 2001 as Map No. 5852, as further amended by Condominium Plan No. 958F filed in the Register’s Office on June 12, 2002 as Map No. 5900, as further amended by Condominium Plan No. 958G filed in the Register’s Office on July 1, 2005. The land upon which the Building (within which the Hotel Unit is located) is more particularly described in Exhibit A attached hereto and made a part hereof (such land, the Building, the “Property”) below. All capitalized terms herein which are not separately defined herein shall have the meanings given to those terms in the Condominium Declaration or in the By-Laws of Condominium. (Said By-Laws, as the same may be amended from time to time, are hereinafter referred to as the “By-Laws”.)

TOGETHER WITH the Hotel Unit Owner’s undivided interest in the Common Elements (as such term is defined in the Condominium Declaration).

TOGETHER with the appurtenances and all the estate and rights of Grantor in and to the Hotel Unit;

TOGETHER with, and subject to, the rights, obligations, easements, restrictions and other provisions set forth in the Condominium Declaration and the By-Laws, all of which shall constitute covenants running with the Land and shall bind any person having at any time any interest or estate in the Hotel Unit, as though recited and stipulated at length herein.

TOGETHER with the benefits and easements granted pursuant to and described in, and subject to the burdens, if any, contained in the following documents recorded in the City Register’s Office: (1) Subway Stairway Consent recorded March 27, 1917 in Liber 3010 cp 136; and (ii) Subway Entrance and Stairway Agreement recorded July 27, 1926 in Liber 3565 cp 36.

TO HAVE AND TO HOLD the same unto the Grantee and the heirs or successors and assigns of the Grantee forever.

If any provision of the Condominium Declaration or the By-Laws is invalid under, or would cause the Condominium Declaration or the By-Laws to be insufficient to submit the Property to, the provisions of the New York Condominium Act, or if any provision which is necessary to cause the Condominium Declaration and the By-Laws to be sufficient to submit the Property to the provisions of the New York Condominium Act is missing from the Condominium Declaration or the By-Laws, or if the Condominium Declaration and the By-Laws are insufficient to submit the Property to the provisions of the New York Condominium Act, the applicable provisions of the Condominium Declaration shall control.

Grantor, in compliance with Section 13 of the Lien Law of the State of New York, covenants that Grantor will receive the consideration for this conveyance and will hold the right to receive such consideration as a trust fund to be applied first for the purpose of paying the cost of the improvement and will apply the same first to the payment of the cost of the improvement before using any part of the same for any other purpose.

The term “Grantee” shall be read as “Grantees” whenever the sense of this indenture so requires.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Grantor has executed this Indenture as of the date set forth above.

GRANTOR

PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company

By: W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

By: Park Central Owner LLC, its Managing Member

By: W2001 Park Central Hotel Realty, L.L.C., its Managing Member

By: Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

By: WH Advisors, L.L.C. 2001, its General Partner

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

On the                      day of                     , 2011, before me, the undersigned, a Notary Public in and for said State, personally appeared                     , personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature, on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

Notary Public

SCHEDULE A

DESCRIPTION OF THE LAND

The land upon which the Building containing the Hotel Unit is situated is more particularly described as follows:

ALL that certain plot, piece or parcel of land, situate, lying and being in the Borough of Manhattan City, County and State of New York bounded and described as follows:

BEGINNING at the corner formed by the intersection of the northerly side of West 55th Street with the westerly side of Seventh Avenue;

RUNNING THENCE westerly along the northerly side of West 55th Street, 175 feet;

THENCE northerly on a line parallel with the westerly side of Seventh Avenue, 200 feet 10 inches to the southerly side of West 56th Street;

THENCE easterly along said southerly side of West 56th Street, 175 feet to the westerly side of Seventh Avenue;

THENCE southerly along the westerly side of Seventh Avenue, 200 feet 10 inches to the point or place of BEGINNING.

EXHIBIT B

BILL OF SALE

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company (“Seller”), in connection with the sale of certain real property located in New York, New York, which is more particularly described in that certain Purchase and Sale Agreement dated as of June 3, 2011 (the “Purchase Agreement”), between Park Central Hotel (DE) LLC, a Delaware limited liability company (“PCH”), PCH TIC Owner LLC, a Delaware limited liability company, (“TIC”), and PCH Operating Lessee Owner Corp., a Delaware corporation (“Leaseco”), and                     , a Delaware limited liability company (“Purchaser”), as successor to LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership, under the Purchase Agreement, hereby grants, assigns, transfers, conveys and delivers to Purchaser, without recourse and without any representation or warranty (except to the extent expressly provided in the Purchase Agreement), the “Personal Property” and “Consumable Inventory”, as such terms are defined in the Purchase Agreement. Subject to the limitations set forth in the Purchase Agreement with respect to its indemnification obligations in respect of breaches of representations and warranties, Seller hereby represents and warrants that it owns the Personal Property free and clear of all liens and encumbrances, except for the Equipment Leases (as such term is defined in the Purchase Agreement) which shall be subject only to the ownership interest of the lessor thereunder. This Bill of Sale shall be governed by the laws of the State of New York.

IN WITNESS WHEREOF, Seller has executed this Bill of Sale as of                     , 2011.

SELLER:

PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company

By: W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

By: Park Central Owner LLC, its Managing Member

By: W2001 Park Central Hotel Realty, L.L.C., its Managing Member

By: Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

By: WH Advisors, L.L.C. 2001, its General Partner

By:
Name:
Title:

EXHIBIT C

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS,

BOOKINGS AND INTANGIBLES

THIS ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS, BOOKINGS AND INTANGIBLES (this “Assignment”) is made as of                     , 2011, by PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company (“Seller”), in favor of [                    ], a [                    ] (“Purchaser”).

RECITALS

A. Seller is the owner of certain property commonly known as the “Park Central New York” located in New York, New York.

B. Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of                     , 2011 (as amended, the “Purchase Agreement”), pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase the real property described in Exhibit A attached thereto and the improvements located thereon, on the terms and conditions stated in the Purchase Agreement. All terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.

C. Pursuant to the Purchase Agreement, Seller has agreed to assign to Purchaser all of Seller’s right, title and interest to (a) the Service Contracts described in Exhibit B attached hereto, (b) the Bookings, (c) the Intangibles and (d) the Books and Records.

NOW, THEREFORE, Seller and Purchaser agree as follows:

1. Assignment. Seller hereby sells, assigns, transfers and conveys to Purchaser, without recourse and without representation or warranty (except to the extent expressly provided in the Purchase Agreement), all of Seller’s right, title and interest in and to (a) the Service Contracts described on Exhibit B attached hereto, (b) Bookings, (c) the Intangibles and (d) Books and Records.

2. Assumption. Purchaser hereby assumes the benefits of Seller and assumes and agrees to be bound by all of the covenants, obligations, liabilities, and burdens of Seller under or in connection with the Service Contracts described on Exhibit B attached hereto, the Bookings and the Intangibles that accrue or arise from events occurring on and after the date of this Assignment. Seller shall remain liable for its covenants, obligations, liabilities and burdens of Seller under or in connection with such Service Contracts, the Bookings and the Intangibles to the extent that accrue or arose from events occurring prior to the date of this Assignment.

3. Indemnification.

(a) Seller shall indemnify and defend Purchaser against and hold Purchaser harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are caused by any failure by Seller to perform its obligations under or in connection with such Service Contracts, the Bookings or the Intangibles that accrues or arises out of events occurring before the date of this Assignment, subject to the limitations set forth in the Purchase Agreement, which shall apply to any indemnification obligations of Seller hereunder and any indemnification obligation of Seller under the Purchase Agreement.

(b) Purchaser shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are caused by any failure by Purchaser to perform its obligations under or in connection with such Service Contracts, the Bookings or the Intangibles that accrues or arises out of events occurring on or after the date of this Assignment.

4. Successors. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

5. Governing Law. This Assignment shall be governed by the laws of the State of New York.

6. Further Assurances. Seller and Purchaser agree to execute such other documents and perform such other acts as may be reasonably necessary or proper and usual to effect this Assignment.

7. Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce their rights under this Assignment or to collect damages as a result of the breach of any of the provisions of this Assignment, the prevailing party in such action or proceeding, including, without limitation, any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs actually incurred, in addition to any other relief awarded by the court.

8. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Assignment as of the date first above written.

SELLER:

PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company

By: W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

By: Park Central Owner LLC, its Managing Member

By: W2001 Park Central Hotel Realty, L.L.C., its Managing Member

By: Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

By: WH Advisors, L.L.C. 2001, its General Partner

By:
Name:
Title:

PURCHASER:

[ ]

BY:
Name:
Title:

EXHIBIT D

ASSIGNMENT AND ASSUMPTION OF LEASES

THIS ASSIGNMENT AND ASSUMPTION OF LEASES (this “Assignment”) is made as of                     , 2011 (the “Effective Date”), by PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company (“Seller”), in favor of [                    ], a [                    ] (“Purchaser”).

RECITALS

A. Seller is the owner of certain property commonly known as the “Park Central New York” located in New York, New York.

B. Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of                     , 2011 (as amended, the “Purchase Agreement”), pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase the real property described in Exhibit A attached thereto and the improvements located thereon, on the terms and conditions stated in the Purchase Agreement. All terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement.

C. Pursuant to the Purchase Agreement, Seller has agreed to assign to Purchaser all of Seller’s right, title and interest to those certain leases described in Exhibit A attached hereto (collectively, the “Leases”).

NOW, THEREFORE, Seller and Purchaser agree as follows:

1. Assignment. Seller hereby sells, assigns, transfers and conveys to Purchaser, without recourse and without representation or warranty (except to the extent expressly provided in the Purchase Agreement), all of Seller’s right, title and interest in and to the Leases.

2. Assumption. Purchaser hereby assumes the benefits of Seller and assumes and agrees to be bound by all of the covenants, obligations, liabilities, and burdens of Seller under the Leases that accrue or arise out of events occurring from and after the date of this Assignment. Seller shall remain liable for its covenants, obligations, liabilities and burdens of Seller under the Leases to the extent they accrued or arose out of events occurring prior to the date of this Assignment.

3. Indemnification.

(a) Seller shall indemnify and defend Purchaser against and hold Purchaser harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are caused by any failure by Seller to perform the obligations of the landlord under the Leases that accrues or arises out of events occurring before the date of this Assignment, subject to the limitations set forth in the Purchase Agreement, which shall apply to any indemnification obligations of Seller hereunder and any indemnification obligation of Seller under the Purchase Agreement.

(b) Purchaser shall indemnify and defend Seller against and hold Seller harmless from all claims, demands, liabilities, losses, damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and disbursements, that are caused by any failure by Purchaser to perform the obligations of the landlord under the Leases that accrues or arises out of events occurring on or after the date of this Assignment.

4. Successors. This Assignment shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors and assigns.

5. Governing Law. This Assignment shall be governed by the laws of the State of New York.

6. Attorneys’ Fees. If any action or proceeding is commenced by either party to enforce their rights under this Assignment or to collect damages as a result of the breach of any of the provisions of this Assignment, the prevailing party in such action or proceeding, including, without limitation, any bankruptcy, insolvency or appellate proceedings, shall be entitled to recover all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs actually incurred, in addition to any other relief awarded by the court.

7. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, and both of which together shall constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, Purchaser and Seller have executed this Assignment as of the date first above written.

SELLER:

PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company

By: W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

By: Park Central Owner LLC, its Managing Member

By: W2001 Park Central Hotel Realty, L.L.C., its Managing Member

By: Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

By: WH Advisors, L.L.C. 2001, its General Partner

By:
Name:
Title:

[Signatures continue on following page]

PURCHASER:

[ ]

BY:
Name:
Title:

Exhibit A to Assignment of Leases

List of Leases

EXHIBIT E

FIRPTA CERTIFICATE

CERTIFICATIONS OF NON-FOREIGN STATUS

A. Federal FIRPTA Certificate

To inform [                    ], a [                    ] (“Transferee”), that withholding of tax under Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”), will not be required upon the transfer of certain real property located in New York, New York by PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company (“Transferor”), Transferor hereby certifies to Transferee, as of [                    ], 2011:

1. Transferor is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Code and the Income Tax Regulations promulgated thereunder);

2. Transferor’s U.S. tax identification number is                     ; and

3. Transferor’s office address is 200 West Street, New York, New York 10282.

Transferor understands that this Certification may be disclosed to the Internal Revenue Service by Transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Transferor understands that Transferee is relying on this Certification in determining whether withholding is required upon said transfer.

Under penalty of perjury the undersigned declare that they have examined this Certification and to the best of their knowledge and belief it is true, correct and complete, and they further declare that they have authority to sign this Certification on behalf of Transferor.

SELLER:

PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company

By: W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

By: W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

By: Park Central Owner LLC, its Managing Member

By: W2001 Park Central Hotel Realty, L.L.C., its Managing Member

By: Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

By: WH Advisors, L.L.C. 2001, its General Partner

By:
Name:
Title:

EXHIBIT F

FORM OF COMMON CHARGE STATEMENT

                    , 2011

“Purchaser”:

[                    ]

[                    ]

[                    ]

Attn: [            ]

“Agent”:

Citigroup Global Markets Realty Corp.,

as Administrative Agent and Collateral Agent

388 Greenwich Street

New York, New York 10013

RE: The Park Central Condominium (the “Condominium”)

Ladies and Gentlemen:

Reference is hereby made to (i) that certain Declaration of Condominium, dated November 20, 1996, establishing a plan for condominium ownership of the premises known as The Park Central Condominium and having a street address at 870 Seventh Avenue, New York, New York, pursuant to Article 9-B of the Real Property Law of the State of New York (as it has been amended from time to time, the “Declaration”), and (ii) those certain By-Laws of The Park Central Condominium attached to the Declaration (the “By-Laws,” and together with the Declaration, collectively, the “Condominium Documents”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the Condominium Documents.

The Board of Managers (the “Board”) of The Park Central Condominium (the “Condominium”) has been informed that (i) pursuant to a certain Loan Agreement dated on or about the date hereof (the “Loan Agreement”), by and between Purchaser, as borrower, Agent, as administrative and collateral agent and the other parties listed therein, the lenders (as more particularly set forth in the Loan Agreement) are making a loan (the “Loan”) to Borrower in connection with its acquisition of the Hotel Unit, which Hotel Unit is subject to the Condominium Documents and (ii) Purchaser has executed or intends to execute in favor of Agent a mortgage securing its obligations under the Loan Agreement (the “Mortgage”).

The Board hereby certifies to Purchaser and Agent as follows:

1. The Declaration and By-Laws have not been amended except as set forth in Exhibit A attached hereto and are in full force and effect.

2. All Common Charges, Special Assessments and any other fees, dues, charges, and assessments, whether annual, monthly, regular, special or otherwise required to be paid in respect of the Condominium by the Hotel Unit Owner under the Declaration and the By-Laws have been paid through the date hereof, and there are no special assessments pending or contemplated with respect to the Condominium.

3. To the knowledge of the Board, the Hotel Unit Owner is not in default under the Declaration or the By-Laws as of the date hereof.

4. There are no rules and regulations in effect with respect to the Condominium.

5. The Condominium has no outstanding loans or contracts.

6. There are no lawsuits pending or, to the knowledge of the Board, threatened with respect to the Condominium.

7. No voluntary actions, or to the Board’s best knowledge, involuntary actions are pending against the Board or the Condominium under the bankruptcy or insolvency laws of the United States or any state thereof.

8. The members of the Board are Stuart Eichner, Scott Lager, Joshua Wirshba,                      and                     , and the following persons serve as officers of the Condominium:                    . There are no committees of the Board, and the Board has not engaged a managing agent for the Condominium.

9. The Condominium has no financial statements for calendar years 2009 and 2010.

10. Attached hereto as Exhibit B is the Condominium’s budget for calendar year 2011.

11. The Board hereby recognizes Agent as a “Permitted Mortgagee” and the Mortgage as a “Permitted Mortgage” (as defined in the Condominium Documents) and Agent as such shall be entitled to the rights and privileges of a Permitted Mortgagee subject to the terms and provisions and requirements of the Condominium Documents.

12. Unless and until otherwise instructed in writing by Agent, the Board shall deliver to Agent at the address set forth above (or such other address as may be designated by Agent from time to time) any notices to which Agent, as a Permitted Mortgagee, is entitled under the Condominium Documents.

13. The owners of the Timeshare Units and the Tower Unit are current in the payment of common charges and any assessments under the Declaration and By-Laws; and, to the best of the Board’s knowledge, the owners of the Timeshare Units and the Tower Unit are not in default under the Declaration or By-Laws.

14. The Board acknowledges that Agent does hereby request:

(i) That the Board provide to Agent all financial statements and information to which Agent is entitled under the Condominium Documents, and

(ii) That the Board provide to Agent notices of any unpaid Common Charges, Special Assessments and any other charges owed by the Hotel Unit Owner and which are delinquent as well as notice of any other default by Hotel Unit Owner under the Condominium Documents.

The Board represents and warrants that the execution and delivery of this Common Charge Statement has been duly authorized by all requisite entity action on its part and the signatories executing this Common Charge Statement on its behalf are duly authorized to so execute this Common Charge Statement.

We understand that Purchaser will be purchasing the Hotel Unit in the Condominium and that Agent will be acting as administrative agent and collateral agent for the lenders that will be financing such purchase, and accordingly, Purchaser and Agent, along with their respective successors and assigns, shall be entitled to rely on the statements set forth herein.

THE BOARD OF MANAGERS OF THE PARK CENTRAL CONDOMINIUM

By:
Name:
Title:

By:
Name:
Title:

EXHIBIT G

DESIGNATION AGREEMENT

THIS DESIGNATION AGREEMENT (the “Agreement”) is entered into on and as of                     , 2011, by and among PARK CENTRAL HOTEL (DE), LLC, a Delaware limited liability company (“Seller”), [                    ], a [                    ] (“Purchaser”), and FIRST AMERICAN TITLE INSURANCE COMPANY, a [                    ] (“Title Company”).

RECITALS

A. Seller and Purchaser have entered into that certain Purchase and Sale Agreement dated as of             , 2011 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and Purchaser has agreed to purchase the real property described in Exhibit A attached thereto and the improvements located thereon (the “Property”), on the terms and conditions stated in the Purchase Agreement. All terms not otherwise defined herein shall have the meaning assigned to them in the Purchase Agreement. The purchase and sale of Seller’s interest in the Property pursuant to the Purchase Agreement is sometimes referred to below as the “Transaction”.

B. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (collectively, the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction.

C. Pursuant to the Purchase Agreement, an escrow has been opened with Title Company through which the Transaction will be or is being closed. Title Company is either (i) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (ii) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements).

D. Seller, Purchaser and Title Company desire to designate Title Company as the “Reporting Person” (as defined in the Reporting Requirements) with respect to the Transaction as permitted by Treas. Reg. § 1.6045-4(e)(5).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Seller, Purchaser and Title Company agree as follows:

1. Title Company is hereby designated as the Reporting Person for the Transaction. Title Company shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

2. Title Company hereby requests Seller to furnish to Title Company Seller’s correct taxpayer identification numbers. Pursuant to such request, Seller hereby certifies to Title Company, under penalties of perjury, that Seller’s correct taxpayer identification number is                     . Seller acknowledges that any failure by Seller to provide Title Company with Seller’s correct taxpayer identification numbers may subject Seller to civil or criminal penalties imposed by law.

3. The names and addresses of the parties hereto are as follows:

Seller:	Park Central Hotel (DE), LLC
200 West Street
New York NY 10282

Purchaser:	[
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814

Title Company:	First American Title Insurance Company
[ ]
[ ]

4. Each of the parties hereto shall retain this Agreement for a period of four years following the calendar year during which the date of closing of the Transaction occurs.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have entered into this Agreement.

SELLER:

[PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company]

By:	W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

	By:	W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

		By:	W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

			By:	Park Central Owner LLC, its Managing Member

				By:	W2001 Park Central Hotel Realty, L.L.C., its Managing Member

					By:	Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

						By:	WH Advisors, L.L.C. 2001, its General Partner

By:
Name:
Title:

[Signatures continue on following page]

PURCHASER:

[                    ]

By:
Name:
Title:

[Signatures continue on following page]

TITLE COMPANY:

FIRST AMERICAN TITLE INSURANCE COMPANY

By:
Name:
Its:

EXHIBIT H

WIRE INSTRUCTIONS

First American Title Insurance

NCS Chicago

30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602

(312) 553-0471 (800) 333-3993 (Fax) 553-0480

ARTICLE XIWIRE TRANSFER INSTRUCTIONS

Wire to:	First American Trust, FSB
5 First American Way
Santa Ana, CA 92707

ABA Number:

Account Name:	First American Title Insurance Company

Account Number:

Reference:	Escrow No:	NCS 484105
	Attention:	Jennifer Logan

IMPORTANT:

PLEASE REFERENCE THE ESCROW NUMBER IN YOUR WIRE TRANSMITTAL; Failure to reference all of the above information may result in a delay of your funds being applied to your file.

It is imperative that the individual who is responsible for initiating the wire transfer contact Jennifer Logan at (800) 333-3993 ext. 7208 or jelogan@firstam.com to advise that a wire is en route.

EXHIBIT I

INTENTIONALLY OMITTED

EXHIBIT J

PURCHASER’S CONDOMINIUM AFFIDAVIT

[attached hereto]

AFFIDAVIT IN SUPPORT OF A REQUEST FOR A NO-ACTION LETTER

State of New York		}
s.:
County of

                    , being duly sworn to, deposes and says:

1.	I am a of , a organized under the laws of the State of (“Purchaser”).

2.

Park Central Hotel (DE), LLC owns the Hotel Unit located in the Park Central Condominium located at 870 Seventh Avenue, New York, New York. The Hotel Unit contains approximately [    ] hotel rooms, [a restaurant, and retail space] (the “Property”).

3.	Park Central Hotel (DE), LLC and Purchaser entered into that certain Purchase and Sale Agreement dated as of , 2011 (“Contract”) for the purchase and sale of the Hotel Unit for a purchase price of $ .

4.

Prior to the closing under the Contract, Park Central Hotel (DE), LLC may restructure its ownership of the Hotel Unit by transferring or otherwise conveying or assigning all or a portion of the Hotel Unit to entities related to it in accordance with the terms of the Contract. Park Central Hotel (DE), LLC and such related entities are collectively referred to herein as the “Hotel Unit Owner”.

5.

The closing under the Contract is conditioned upon the issuance of a new No-Action Letter by the Department of Law (“DOL”) to Hotel Unit Owner in connection with the purchase and sale of the Hotel Unit.

6.

Purchaser is a sophisticated investor, owner and operator of real estate and is fully familiar with the condition of the Hotel Unit. Purchaser is also represented by experienced counsel. Purchaser understands that no offering plan will be provided by Hotel Unit Owner to Purchaser and that Purchaser will be relying on Purchaser’s own experience and due diligence and other sources with respect to the purchase of the Hotel Unit.

7.

Based upon the facts set forth herein, Purchaser supports Hotel Unit Owner’s request that the DOL issue a “No-Action Letter” to Hotel Unit Owner stating that the DOL will not take enforcement action based upon the transaction described herein occurring without the filing of an offering plan pursuant to Section 352-e of the General Business Law (“GBL”) because the filing of an offering plan pursuant to GBL is not necessary to effectuate the purpose of GBL Article 23-A or to protect the public interest.

8.	To the extent required by law, Purchaser acknowledges and agrees that no further conveyance of the Hotel Unit will be made by Purchaser unless pursuant to an offering plan or a No-Action Letter.

9.

To the best of my knowledge, neither Purchaser nor any of its principals have participated, within the preceding five years, in any other Application for a No-Action Letter, nor have they made any other offerings which are not pursuant to an offering plan filed with the DOL.

PURCHASER:

[ ]

By:
Name:
Title:

Sworn to before me this

             day of                    , 2011

Notary Public

EXHIBIT K

ESCROW INSTRUCTIONS

            [             ], 2011

[                    ]

[                    ]

[                    ]

Attention:

Re:

Deposit under that certain Purchase and Sale Agreement dated             , 2011 (the “Agreement”), by and between Park Central Hotel (DE) LLC, a Delaware limited liability company (“PCH”), PCH TIC Owner LLC, a Delaware limited liability company, (“TIC”), and PCH Operating Lessee Owner Corp., a Delaware corporation (“Leaseco”, each of PCH, TIC and Leaseco, collectively referred to herein as the “Seller”), and LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership (“Purchaser”); Escrow No.             (“Escrow”).

Gentlemen and Ladies:

Purchaser and Seller have entered into the Agreement pursuant to which Purchaser agrees to purchase the Property (as defined in the Agreement). A copy of the Agreement has been delivered to you concurrently herewith.

In accordance with Section 1.6 of the Agreement, Purchaser will be delivering within one (1) business day following the expiration of the Inspection Period cash in the amount of Fifteen Million and 00/100 Dollars ($15,000,000.00) (which, along with any interest earned thereon, is hereinafter referred to as the “Earnest Money”) for deposit in the Escrow. You are to place the Earnest Money in an interest bearing account (for this purpose, Purchaser’s Federal Employer I.D. number is 36-4217399) and hold the Earnest Money in the Escrow and deliver it to Seller or Purchaser in accordance with these instructions.

In the event that (i) you receive written notice from Seller or Purchaser (the party that delivers such written notice is referred to herein as the “Notice Party”) stating that the Notice Party is terminating the Agreement and is entitled to the Earnest Money under the terms of the Agreement (the “Notice”), you shall promptly deliver a copy the Notice to the other party (the “Other Party”), and (ii) you have not received a notice from the Other Party within ten (10) business days after delivery of the Notice by you to the Other Party, objecting to the release of the Earnest Money to the Notice Party, you shall deliver the Earnest Money (by delivering cash, certified check or some other form of immediately available funds) to the Notice Party at the address or pursuant to the wiring instructions provided in the Notice; provided that, if you receive written notice from the Other Party or the Other Party’s counsel within ten (10) business days after the Other Party received a copy of the Notice from you, that the Other Party disputes the Notice Party’s right to receive the Earnest Money and directs you not to make the foregoing delivery, you shall not deliver the Earnest Money to the Notice Party but shall instead retain it or, if appropriate, interplead the Earnest Money in a court of competent jurisdiction in the State of New York.

You are not to disclose to any person (other than the parties hereto, their employees, agents or independent contractors) any information about the Agreement or its existence or this letter of instructions (except if requested by either party or as may be required by court in any litigation or by law).

You are to maintain the Earnest Money in federally-insured interest-bearing accounts, each with a deposit not to exceed Two Hundred Fifty Thousand Dollars ($250,000.00) or otherwise in major banking institutions, e.g. Bank of America, Wells Fargo or JP Morgan Chase, as Purchaser and Seller may mutually approve, and all interest accruing thereon shall be paid to the party entitled to the Earnest Money under the terms of the Agreement. We understand that you assume no responsibility for, nor will we hold you liable for, any loss accruing due to bank failure and/or takeover by a federal regulatory agency. Nor shall you be required to institute legal proceedings of any kind pursuant to these instructions, nor be required to defend any legal proceedings which may be instituted against you with respect to the subject matter of these instructions unless you are requested to do so by Purchaser or Seller and arrangements reasonably satisfactory to you have been made to indemnify you against the cost and expense of such defense by the party making such request. If any dispute shall arise with respect to these instructions, whether such dispute arises between the parties hereto or between the parties hereto and other persons, you may interplead such disputants. You shall be responsible only for the performance of such duties as are strictly set forth herein and in no event shall you be liable for any act or failure to act under the provisions of this letter except where such action or inaction is the result of your willful misconduct or negligence.

Seller and Purchaser each hereby agrees to indemnify you and hold you harmless against any loss, liability or damage (including the cost of litigation and reasonable counsel fees) incurred in connection with the performance of your duties hereunder except as a result of your willful misconduct or negligence.

In the event of any dispute between Seller and Purchaser respecting these instructions, the parties may elect to submit such dispute to any court of competent jurisdiction in the State of New York in accordance with Section 10.12 of the Agreement. The prevailing party in any such dispute shall be entitled to recover its legal fees and expenses incurred in connection with such dispute.

Any notice pursuant to these instructions shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission completed before 5:00 p.m. (New York time) on a business day sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to these instructions shall be as follows:

If to Seller, to:	Goldman Sachs & Co.
200 West Street, 28th Floor
New York, NY 10282
Attn. Jeffrey Fine
Facsimile No.: (212) 357-5505

And to:	Highgate Hotels
545 E. John Carpenter Freeway #1400
Irving, TX 75062
Attention: Steve Barick
Facsimile No.: (972) 401-2400

And to:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Anthony J. Colletta, Esq.
Facsimile No. (212) 291-9029

If to Purchaser, to:	c/o LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
Attention: Chief Operating Officer
Facsimile No. (301) 941-1553

And to:	Hagan & Vidovic LLP
200 East Randolph, 43rd Floor
Chicago, Illinois 60601
Attention: R.K. Hagan
Facsimile No. (312) 228-0982

If to Escrow Agent:	[ ]
[ ]
[ ]
Attention. [ ]
Facsimile No.: [ ]

Please indicate your agreement to comply with the foregoing instructions by executing at least three (3) copies of this letter and returning, by overnight courier, one to [            ], as counsel for Seller, and one to [            ], as counsel for Purchaser.

Very truly yours,

SELLER:

PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company

By:	W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

	By:	W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

		By:	W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

			By:	Park Central Owner LLC, its Managing Member

				By:	W2001 Park Central Hotel Realty, L.L.C., its Managing Member

					By:	Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

						By:	WH Advisors, L.L.C. 2001, its General Partner

By:
Name:
Title:

PCH TIC OWNER LLC

By:
Name:
Title:

PCH OPERATING LESSEE OWNER CORP.

By:
Name:
Title:

[Signatures continue on next page.]

PURCHASER

[ ]

By:
Name:
Title:

ACKNOWLEDGED AND AGREED:

[ ]

By:
Name:
Title:

Date: , 2011

EXHIBIT L

FORM OF HOLDBACK ESCROW AGREEMENT

HOLDBACK ESCROW AGREEMENT

THIS HOLDBACK ESCROW AGREEMENT (this “Agreement”) is made as of                     , 2011, by and among PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company (“Seller”), [                    ], a [                    ] (“Purchaser”), and [                    ], a [                    ] (“Escrow Agent”).

RECITALS

A. Pursuant to that certain Purchase and Sale Agreement dated             , 2011 between Seller and Purchaser (the “Purchase Agreement”), Purchaser has concurrently herewith purchased certain real and personal property commonly known as the “Park Central New York” located in New York, New York (the “Hotel”).

B. Pursuant to Section 9.4 of the Purchase Agreement, Seller has agreed to deposit Eight Million Two Hundred Thousand and 00/100 Dollars ($8,200,000.00) (the “Escrow Sum”) with Escrow Agent as security for Seller’s Post-Closing Obligations (as defined in the Purchase Agreement).

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Seller, Purchaser and Escrow Agent agree as follows:

1. Capitalized Terms; Parties; Definitions.

(a) Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

(b) “Claim” means any claim made in good faith by Purchaser (i) against Seller with respect to any of Seller’s Post-Closing Obligations or (ii) by Purchaser pursuant to Section 5.11 of the Purchase Agreement.

(c) “Claims Deadline” means, for purposes of this Agreement, the date that is twelve (12) months following the date hereof.

(d) “Parties” means Seller and Purchaser together, and “Party” may mean either Seller or Purchaser, as the case may be.

(e) “Pending Claim” means a Claim with respect to which Purchaser has delivered a written notice that it is asserting a Claim (a “Claims Notice”) conforming to the description of such notice in Section 9.4 of the Purchase Agreement prior to the Claims Deadline that is either pending or has been disputed by Seller.

(f) “Seller’s Post-Closing Obligations” has the meaning given to such term in Section 9.4 of the Purchase Agreement.

2 Escrow Sum. At the Closing of the sale and purchase of the Hotel in accordance with the Purchase Agreement, Seller shall deposit the Escrow Sum from the settlement proceeds with Escrow Agent to secure Seller’s Post-Closing Obligations. Escrow Agent shall hold the Escrow Sum in an interest bearing demand deposit account at a federally insured bank and shall keep Seller and Purchaser informed concerning the identification, location and activity of such account. Any interest earned on the Escrow Sum shall become part of the Escrow Sum. Seller may request Escrow Agent, at any time and from time to time, to invest the Escrow Sum in U.S. Treasury Bills, certificates of deposit with federally insured banking institutions or in such other interest bearing accounts with federally insured banking institutions selected by Seller, and Escrow Agent hereby agrees to promptly comply with any such request. The Parties acknowledge and agree that in no event shall Seller be required to fund any additional amounts with Escrow Agent to increase the amount of the Escrow Sum.

3. Payment of Claims. At any time and from time to time prior to the Claims Deadline, Purchaser may deliver a Claims Notice to Escrow Agent with respect to any Claim. Such Claims Notice shall include a detailed description of the subject Claim, together with supporting documentation of such Claim to the extent available, and Purchaser’s calculation of the amount that Purchaser believes it is entitled to recover from Seller in connection therewith. Within three (3) business days following Escrow Agent’s receipt a Claims Notice from Purchaser, Escrow Agent shall give Seller written notice of Purchaser’s demand accompanied by a copy of Purchaser’s Claims Notice and all supporting documentation provided by Purchaser in connection therewith, and Escrow Agent shall include in such written notice an express statement that Escrow Agent will pay Purchaser from the Escrow Sum in accordance with the Claims Notice unless Seller objects to Escrow Agent within fifteen (15) business days after receipt of Escrow Agent’s written notice and a copy of Purchaser’s Claims Notice, together with all supporting documentation provided by Purchaser in connection therewith. If Seller fails to timely object to Purchaser’s Claims Notice, Escrow Agent shall pay the amount set forth in the Claims Notice from the Escrow Sum. If Seller timely objects to Purchaser’s Claims Notice, then Escrow Agent shall deliver to Purchaser a written notice of Seller’s objection within three (3) business days following Escrow Agent’s receipt of such objection from Seller.

4. Objection Notice Procedure. If Seller timely objects to any Purchaser Claims Notice, the following shall apply:

(a) During the period commencing on the date of Purchaser’s receipt of the written notice from Escrow Agent regarding Seller’s objection to Purchaser’s Claims Notice and continuing through the thirtieth (30th) calendar day thereafter, Seller and Purchaser may exchange relevant information regarding the matters at issue in the applicable Claims Notice. If prior to or upon the conclusion of such thirty (30) calendar day period, Seller and Purchaser agree in writing that some or all of the Escrowed Sum should be disbursed, Seller and Purchaser shall promptly deliver a copy of such written agreement to Escrow Agent, and within three (3) business days following Escrow Agent’s receipt thereof, Escrow Agent shall disburse to Purchaser such agreed upon amount, without prejudice to the rights of either Seller or Purchaser as to the remaining Escrowed Sum (if any).

(b) If Seller and Purchaser are not able to mutually and consensually resolve Seller’s objection to Purchaser’s Claims Notice by the conclusion of the 30-day period described in Section 4(a) above, either Seller or Purchaser may bring a claim against the other party in court. Escrow Agent is expressly authorized to comply with any and all court orders, judgments or decrees entered or issued by such court, and in case Escrow Agent complies with such order, judgment or decree, it shall not be liable to either Seller or Purchaser by reason of such compliance. In the event a dispute between Purchaser and Seller is not resolved within such thirty (30) day period, Escrow Agent shall be authorized to deposit the remaining balance of the Escrowed Sum with a court of competent jurisdiction in the State of New York and Escrow Agent shall be thereafter relieved of its duties hereunder.

5. Disbursement to Seller. On the Claims Deadline, Escrow Agent shall disburse to Seller the excess (if any) of (a) the undisbursed portion of the Escrow Sum over (b) the aggregate amount of all Pending Claims, and Escrow Agent shall thereafter continue to hold the remaining portion of the Escrow Sum, if any, until all Pending Claims are finally resolved or settled pursuant to Section 4 above.

6. Escrow Fees. The fees of Escrow Agent shall be paid one-half by Buyer and one-half by Seller.

7. Enforcement Costs. In the event of any litigation to enforce this Agreement, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred therein, including without limitation, reasonable attorney’s fees and expenses and court costs.

8. Counterparts. This Agreement, and any amendment hereto, may be executed in any number of counterparts and by each party on separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.

9. Notices. Any notice pursuant to this Agreement shall be given in writing by (a) personal delivery, or (b) reputable overnight delivery service with proof of delivery, or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) legible facsimile transmission completed before 5:00 p.m. (New York time) on a business day sent to the intended addressee at the address set forth below, or to such other address or to the attention of such other person as the addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given either at the time of personal delivery, or, in the case of expedited delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or, in the case of facsimile transmission, as of the date of the facsimile transmission. Unless changed in accordance with the preceding sentence, the addresses for notices given pursuant to this Agreement shall be as follows:

If to Seller, to:	Goldman Sachs & Co.
200 West Street, 28th Floor
New York, NY 10282
Attn. Jeffrey Fine
Facsimile No.: (212) 357-5505

And to:	Highgate Hotels
545 E. John Carpenter Freeway #1400
Irving, TX 75062
Attention: Steve Barick
Facsimile No.: (972) 401-2400
And to:
Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004
Attention: Anthony J. Colletta, Esq.
Facsimile No. (212) 291-9029

If to Purchaser, to:	c/o LaSalle Hotel Properties
3 Bethesda Metro Center, Suite 1200
Bethesda, Maryland 20814
Attn: Chief Operating Officer
Facsimile No. (301) 941-1553

And to:	Hagan & Vidovic LLP
200 East Randolph, 43rd Floor
Chicago, Illinois 60601
Attn: R.K. Hagan
Facsimile No. (312) 228-0982

If to Escrow Agent:	[ ]
[ ]
[ ]
Attn. [ ]
Facsimile No.: [ ]

10. Severability. If any provision of this Agreement is held unenforceable, such holding shall not invalidate the remaining provisions hereof.

11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and assigns; provided, however, none of the parties hereto shall have any right to assign its obligations hereunder without the prior written consent of the other parties hereto.

12. Modifications. This Agreement cannot be changed orally, and no executory agreement shall be effective to waive, change, modify or discharge it in whole or in part unless such executory agreement is in writing and is signed by the parties against whom enforcement of any waiver, change, modification or discharge is sought.

13. GOVERNING LAW; VENUE. THIS AGREEMENT IS PERFORMABLE IN THE STATE OF NEW YORK AND SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF SUCH STATE. SELLER AND PURCHASER HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND HEREBY IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN THE STATE OF NEW YORK.

14. WAIVER OF JURY TRIAL. IN ANY ACTION BROUGHT BY ANY PARTY HERETO UNDER OR OTHERWISE RELATING TO THIS AGREEMENT, EACH PARTY HERETO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY OR ALL ISSUES ARISING IN SUCH ACTION.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or managers as of the date first above written.

PURCHASER: [ ]

By:
Name: Title:

[signatures continue on the next page]

SELLER:

PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company

By:	W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

	By:	W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

		By:	W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

			By:	Park Central Owner LLC, its Managing Member

				By:	W2001 Park Central Hotel Realty, L.L.C., its Managing Member

					By:	Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

						By:	WH Advisors, L.L.C. 2001, its General Partner

By:
Name:
Title:

[signatures continue on the next page]

ESCROW AGENT:

[                    ]

By:

Name:

Title:

EXHIBIT M

FORM OF ASSIGNMENT AND ASSUMPTION

OF THE COLLECTIVE BARGAINING AGREEMENT

EXHIBIT N

NEW MANAGEMENT AGREEMENT

EXHIBIT O

FORM OF TENANT ESTOPPEL CERTIFICATE

To: LaSalle Hotel Operating Partnership, L.P.

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

Attention: Chief Operating Officer

Re: Property Address:

                             ,

                (the “Property”)

      Premises at Property:                      (the “Premises”)

The undersigned tenant (the “Tenant”) hereby certifies to you and your lenders as follows:

1) Tenant is a tenant at the Property under a lease (the “Lease”) dated                 , 20        , for the Premises; the Lease has not been cancelled, modified, assigned, extended or amended except as follows:                     ; and there are no other agreements, written or oral, affecting or relating to Tenant’s lease of the Premises or any other space at the Property. A copy of the Lease and all amendments and modifications thereto are attached hereto.

2) Tenant took possession of the Premises on                  and commenced to pay rent on                 . Base rent is currently payable in the amount of $                 per month, and Tenant is currently making estimated payments of additional rent of $                 per month.

3) All base rent, rent escalations and additional rent under the Lease has been paid through                 , 20        . There is no prepaid rent, except $            , and the amount of security deposit is $            . Tenant currently has no right to any future rent abatement under the Lease.

4) The base year for pass-throughs of operating expenses and taxes is             , or the base amount for taxes is $            , and the base amount for operating expenses is $            .

5) The Lease terminates on             , and Tenant has the following renewal option(s)             . The renewal options for the following periods have been exercised:                     .

6) All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant, except                     , and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

7) The Lease is: (a) in full force and effect; (b) free from default and free from any event which could become a default under the Lease; and (c) Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord.

8) The Tenant has received no notice of prior sale, transfer or assignment, hypothecation or pledge of the Lease or of the rents payable thereunder except                     .

9) The Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises and does not hold the Premises under an assignment or sublease, except:                     .

10) The Tenant has the following expansion rights or options for the Property:                     .

11) The Tenant has no rights or options to purchase the Property.

12) The Tenant has no right to remove any property from the Premises except for its personal property and trade fixtures.

13) The Tenant is not insolvent or bankrupt and is not contemplating seeking relief under any insolvency or bankruptcy statutes.

14) The Tenant represents that no hazardous wastes have been generated, treated, stored, or disposed of by the Tenant or to the best of the Tenant’s knowledge by anyone else on the Premises.

The undersigned has executed this Estoppel Certificate with the knowledge and understanding that an advisee of LaSalle Hotel Operating Partnership, L.P., and its successors assigns (the “Purchaser”) are acquiring the Property in reliance on this Estoppel Certificate and that the Purchaser’s lenders and their successors and assigns (the “Lender”) will be providing loans in reliance on this Estoppel Certificate. Purchaser and Lender may rely on this Estoppel Certificate and the undersigned will be bound by this Estoppel Certificate.

Dated this              day of                 , 20        .

By:
Name: Title:

EXHIBIT O-1

FROM OF ESTOPPEL CERTIFICATE

STARBUCKS CORPORATION

LaSalle Hotel Operating Partnership, L.P.

3 Bethesda Metro Center, Suite 1200

Bethesda, Maryland 20814

Ladies and Gentlemen:

The undersigned certifies to LaSalle Hotel Operating Partnership, L.P. and its successors and assigns (collectively, the “Purchaser”) and Purchaser’s lenders and their successors and assigns (collectively, the “Lender”) as of the date hereof as follows:

1. It is the tenant under a lease dated January 12, 2005 (the “Lease”) between PARK CENTRAL HOTEL (DE) REALTY, LLC, as landlord (together with its successors and assigns, “Landlord”), and the undersigned, as tenant (“Tenant”), for premises (the “Leases Premises”) at the Park Central Hotel, 870 Seventh Avenue, New York, New York (the “Property”). All capitalized terms not otherwise defined herein shall have the meanings provided in the Lease.

2. The Lease is in full force and effect. The Lease has not been amended, modified or supplemented except as follows: Letter agreement dated June 23, 2005 and Commencement Date and Expiration Date Agreement. There are no other agreements or understandings, whether written or oral, between Tenant and Landlord with respect to the Lease, the Leased Premises or the Property.

3. Tenant has accepted possession of and occupies the entire Leased Premises under the Lease. The term of the Lease commenced on April 26, 2005, and expires on April 30, 2015, subject to the following renewal options: one term of 5 years.

4. The monthly fixed, minimum or basic rent under the Lease is $21,028.33 and has been paid through May 31, 2011. As additional rent, Tenant is obligated to pay its proportionate share of real estate taxes, insurance and common area maintenance charges.

5. The amount of the security deposit is $0.

6. Landlord is not currently in default and Tenant is not aware of any event which with the giving of notice, the passage of time or both would constitute a default by Landlord.

7. Tenant currently has no claim against Landlord and no current offset or defense to enforcement of any of the terms of the Lease. Tenant has not advanced any funds for or on behalf of Landlord for which Tenant has a right to deduct from or offset against future rent payments, with the exception of additional rent, Tenant’s share of real estate taxes and insurance, common area maintenance charges and all other sums or charges which shall be reconciled at year end.

8. All initial improvements required to be completed by Landlord have been completed and there are no sums due to Tenant from Landlord. Landlord has not agreed to grant Tenant any free rent or rent rebate or to make any contribution to tenant improvements except as set forth in the lease. Landlord has not agreed to reimburse Tenant for or to pay Tenant’s rent obligation under any other lease except as set forth in the Lease.

9. Tenant has not assigned the Lease and has not subleased the Leased Premises or any part thereof.

10. Tenant has no right or option pursuant to the Lease or otherwise to purchase all or any part of the Leased Premises or the Property except as set forth in the Lease. Tenant does not have any right or option for additional space in the Property except as set forth in the Lease.

11. No voluntary actions or, to Tenant’s knowledge, involuntary actions are pending against Tenant under the bankruptcy laws of the United States or any state thereof.

12. Attached hereto as Exhibit A is a true copy of the Lease and all amendment, modifications and supplements thereto.

The undersigned individual hereby certifies that he or she is duly authorized to sign, acknowledge and deliver this letter on behalf of Tenant.

Tenant acknowledges that the Purchaser will rely on this letter in purchasing the Property and that Lender will rely on this letter in providing financings for the Property. The information contained in this letter shall be for the benefit of Purchaser and Lender.

Very truly yours,

STARBUCKS CORPORATION

By:
Name:
Title:

EXHIBIT P

FORM OF LETTER TO AUDITORS

(Letterhead of Hotel)

[Date]

KPMG LLP

303 E. Wacker Drive

Chicago, IL 60601

Ladies and Gentlemen:

We are providing this letter in connection with your audits of the balance sheets of [name of property] (the Company) as of [current and prior balance sheet date], and the related statements of earnings, equity, and cash flows for each of the years then ended, for the purpose of expressing an opinion as to whether these financial statements present fairly, in all material respects, the financial position, results of operations, and cash flows of the Company in conformity with U.S. generally accepted accounting principles.

Certain representations in this letter are described as being limited to matters that are material. Items are considered material, regardless of size, if they involve an omission or misstatement of accounting information that, in the light of surrounding circumstances, makes it probable that the judgment of a reasonable person relying on the information would be changed or influenced by the omission or misstatement.

We confirm, to the best of our knowledge and belief, the following representations made to you during your audits:

1.	The financial statements referred to above are fairly presented in conformity with U.S. generally accepted accounting principles.

2.	We have made available to you:

a.	All financial records and related data.

b.	All agreements or amendments to agreements which would have a material impact on the financial statements

3.	Except as disclosed to you in writing, there have been no:

a.

Circumstances that have resulted in communications from the Company’s external legal counsel to the Company reporting evidence of a material violation of securities law or breach of fiduciary duty, or similar violation by the Company or any agent thereof.

b.	Communications from regulatory agencies concerning noncompliance with, or deficiencies in, financial reporting practices.

4.	There are no:

a.	Violations or possible violations of laws or regulations, whose effects should be considered for disclosure in the financial statements or as a basis for recording a loss contingency.

b.	Unasserted claims or assessments that our lawyers have advised us are probable of assertion and must be disclosed in accordance with FASB Accounting Standards Codification (ASC) 450, Contingencies.

c.	Other liabilities or gain or loss contingencies that are required to be accrued or disclosed by FASB ASC 450, Contingencies.

d.	Material transactions that have not been properly recorded in the accounting records underlying the financial statements.

e.	Events that have occurred subsequent to the balance sheet date and through the date of this letter that would require adjustment to or disclosure in the financial statements.

f.	Minutes of meetings of stockholders or directors of which we are aware.

5.

We believe that the effects of the uncorrected financial statement misstatements summarized in the accompanying schedule are immaterial, both individually and in the aggregate, to the financial statements taken as a whole. We have quantified misstatements in accordance with the requirements of FASB ASC paragraph 250-10-S99-S99-2.

6.

We acknowledge our responsibility for the design and implementation of programs and controls to prevent, deter and detect fraud. We understand that the term “fraud” includes misstatements arising from fraudulent financial reporting and misstatements arising from misappropriation of assets.

Misstatements arising from fraudulent financial reporting are intentional misstatements, or omissions of amounts or disclosures in financial statements to deceive financial statement users. Misstatements arising from misappropriation of assets involve the theft of an entity’s assets where the effect of the theft causes the financial statements not to be presented in conformity with U.S. generally accepted accounting principles.

7.	We have no knowledge of any fraud or suspected fraud affecting the entity involving:

a.	Management

b.	Employees who have significant roles in internal control over financial reporting, or

c.	Others where the fraud could have a material effect on the financial statements.

8.	We have no knowledge of any allegations of fraud or suspected fraud affecting the entity received in communications from employees, former employees, regulators, or others.

9.	The Company has no plans or intentions that may materially affect the carrying value or classification of assets and liabilities.

10.

We have no knowledge of any officer or director of the Company, or any other person acting under the direction thereof, having taken any action to fraudulently influence, coerce, manipulate or mislead you during your audit.

11.	The following have been properly recorded or disclosed in the financial statements:

a.	Related party transactions including sales, purchases, loans, transfers, leasing arrangements, guarantees, ongoing contractual commitments and amounts receivable from or payable to related parties.

The term “related party” refers to affiliates of the enterprise; entities for which investments in their equity securities would, absent the election of the fair value option under FASB ASC 850, Financial Instruments, be required to be accounted for by the equity method by the enterprise; trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; principal owners of the enterprise; its management; members of the immediate families of principal owners of the enterprise and its management; and other parties with which the enterprise may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. Another party also is a related party if it can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

b.	Guarantees, whether written or oral, under which the Company is contingently liable, including guarantee contracts and indemnification agreements pursuant to FASB ASC 460, Guarantees.

c.	Significant estimates and material concentrations known to management that are required to be disclosed in accordance with FASB ASC 275, Risks and Uncertainties.

Significant estimates are estimates at the balance sheet date, which could change materially within the next year. Concentrations refer to volumes of business, revenues, available sources of supply, or markets or geographic areas for which it is reasonably possible that events could occur which would significantly disrupt normal finances within the next year.

Concentrations include material sources of financing, including off-balance sheet arrangements and transactions with unconsolidated, limited purpose entities, and contingencies inherent in the arrangements, that are reasonably likely to affect the continued availability of liquidity and financing.

e.	Significant common ownership or management control relationships requiring disclosure.

g.	Arrangements with financial institutions involving compensating balances or other arrangements involving restrictions on cash balances and lines of credit or similar arrangements.

h.	Agreements to repurchase assets previously sold, including sales with recourse.

i.	Changes in accounting principle affecting consistency.

12.

The Company has satisfactory title to all owned assets, and there are no liens or encumbrances on such assets, nor has any asset been pledged as collateral, except as disclosed in the financial statements or footnotes to the financial statements.

13.	The Company has complied with all aspects of contractual agreements that would have a material effect on the financial statements in the event of noncompliance.

14.

We have disclosed to you all deficiencies in the design or operation of internal control over financial reporting Of which we are aware, which could adversely affect the Company’s ability to initiate, authorize, record, process, or report financial data. We have separately disclosed to you all such deficiencies that we believe to be significant deficiencies or material weaknesses in internal control over financial reporting, as those terms are defined in Statement on Auditing Standards No. 115, Communicating Internal Control Related Matters Identified in an Audit.

15.

Receivables reported in the financial statements represent valid claims against debtors for sales or other charges arising on or before the balance-sheet date and have been appropriately reduced to their estimated net realizable value.

16.	The following information about financial instruments with off-balance-sheet risk and financial instruments with concentrations of credit risk has been properly disclosed in the financial statements:

a.	Extent, nature, and terms of financial instruments with off-balance-sheet risk;

b.	The amount of credit risk of financial instruments with off-balance-sheet credit risk, and information about the collateral supporting such financial instruments; and

c.	Significant concentrations of credit risk arising from all financial instruments and information about the collateral supporting such financial instruments.

17.

The Company is responsible for determining the fair value of financial instruments as required by FASB ASC 825, Financial Instruments. The amounts disclosed represent the Company’s best estimate of fair value of financial instruments required to be disclosed under FASB ASC 825. The Company also has disclosed the methods and significant assumptions used to estimate the fair value of financial instruments and any changes to those methods and significant assumptions, if any, as required by FASB ASC 825.

18.

The Company has accounted for asset retirement obligations in accordance with FASB ASC 410-20, Asset Retirement and Environmental Obligations — Asset Retirement Obligations. All legal obligations, including those under the doctrine of promissory estoppel, associated with the retirement of tangible long-lived assets have been recognized. The Company recognized the obligations when incurred at fair value.

19.

The Company has appropriately grouped long-lived assets together for purposes of assessing impairment in accordance with FASB ASC 360, Property, Plant and Equipment. We have reviewed long-lived assets, including amortizable intangible assets, to be held and used for impairment whenever events or changes in circumstances have indicated that the carrying amount of the assets might not be recoverable. Provision has been made for any material adjustments to long-lived assets including amortizable intangible assets

20.

We are responsible for making the fair value measurements and disclosures included in the financial statements in accordance with FASB ASC 820, Fair Value Measurements and Disclosures, including determining the fair value of assets and liabilities for which there has been a significant decrease in the volume and level of activity in relation to the normal market activity for those assets or liabilities (or similar assets or liabilities) or for which transactions are deemed not orderly. As part of fulfilling this responsibility, we have established an accounting and financial reporting process for determining the fair value measurements and disclosures, in accordance with the fair value techniques included in FASB ASC 820, considered the appropriateness of valuation techniques [including circumstances in which a practical expedient may be used to estimate fair value], adequately supported any significant assumptions used, and ensured that the presentation and disclosure of the fair value measurements are in accordance with generally accepted accounting principles including the disclosure requirements of FASB ASC 820. We believe the assumptions and techniques used by us, including those used by specialists engaged by us, are in accordance with the definition of fair value in FASB ASC 820,and the disclosures adequately describe the level of the inputs used in the fair value measurement, in accordance with the fair value hierarchy in FASB ASC 820.

21.	We believe that all material expenditures that have been deferred to future periods will be recoverable.

22.

The Company has accounted for its derivatives and hedging activities in accordance with FASB ASC 815, Derivatives and Hedging, including the requirement for contemporaneous documentation of the hedging relationship and the Company’s risk management objective and strategy for entering into the hedge as well as initial and periodic effectiveness assessments. Further, the Company has disclosed all material information about its derivative and hedging arrangements in accordance with FASB ASC 815.

23.	Uncertain tax positions have been accounted for in accordance with the provisions of FASB ASC 740, Income Taxes.

24.

We have disclosed to you all accounting policies and practices we have adopted that, if applied to significant items or transactions, would not be in accordance with U.S. generally accepted accounting principles (GAAP). We have evaluated the impact of the application of each such policy and practice, both individually and in the aggregate, on the Company’s current period financial statements, and the expected impact of each such policy and practice on future periods’ financial reporting. We believe the effect of these policies and practices on the financial statements is not material. Furthermore, we do not believe the impact of the application of these policies and practices will be material to the financial statements in future periods.

25.	Allocations of individual member interests are in accordance with the respective agreements.

Further, we confirm that we are responsible for the fair presentation in the financial statements of financial position, results of operations, and cash flows in conformity with U.S. generally accepted accounting principles.

Very truly yours,

[Company Name]

[Signing Officer 1 Name]
Chief Financial Officer

[Signing Officer 2 Name]
Chief Accounting Officer

EXHIBIT Q

FORM OF REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT is made and entered into as of                     , 2011, by and between LaSalle Hotel Properties, a Maryland real estate investment trust (the “REIT”), and [Park Central Hotel (DE) LLC], a Delaware limited liability company (“PCH”).

WHEREAS, PCH will be issued Common Units (as defined below) by LaSalle Hotel Operating Partnership, L.P. (the “Operating Partnership”) in connection with its sale of the Park Central Hotel in New York, New York, pursuant to the terms of the Purchase and Sale Agreement (defined below);

WHEREAS, pursuant to the Amended and Restated Agreement of Limited Partnership, dated as of April 29, 1998, as amended, of LaSalle Hotel Operating Partnership, L.P., the Common Units may be redeemable for Common Shares (defined below); and

WHEREAS, in connection with the issuance of the Common Units, the REIT has agreed to grant to the Holders (as defined below) certain registration rights pursuant to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1.	Certain Definitions.

In addition to the terms defined elsewhere in this Agreement, the following terms shall have the following meanings:

“Affiliate” of any Person means any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Registration Rights Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to this Registration Rights Agreement as the same may be in effect at the time such reference becomes operative.

“Common Shares” means the Common Shares of Beneficial Interest, $.01 par value per share, of the REIT.

“Common Units” means the Class A Units of the Operating Partnership issued pursuant to the Purchase and Sale Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Holder” means any holder of record of Registrable Shares (as defined below) and any transferees of such Registrable Shares or the right to receive such Registrable Shares from such Holders, provided such transferee agrees in writing to be bound by all of the provisions hereof. For purposes of this Agreement, the REIT may deem and treat the registered holder of Registrable Shares as the Holder and absolute owner thereof, and the REIT shall not be affected by any notice to the contrary.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, incorporated organization, association, corporation, institution, public benefit corporation, government (whether federal, state, county, city, municipal or otherwise, including, without limitation, any instrumentality, division, agency, body or department thereof) or any other entity.

“Prospectus” means the prospectus or prospectuses (including, without limitation, any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A or 430B under the Securities Act) included in any Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Shares covered by such Registration Statement and by all other amendments and supplements to the prospectus, including post-effective amendments and all material incorporated by reference in such prospectus or prospectuses.

“Purchase and Sale Agreement” means the Purchase and Sale Agreement, dated as of                     , 2011, by and between PCH and the Operating Partnership.

“Redemption Shares” means any of the Common Shares issuable upon redemption of the Common Units.

“Registrable Shares” means the Redemption Shares upon original issuance thereof and at all times subsequent thereto, including upon the transfer thereof by the original Holder or any subsequent Holder and any securities issued in respect of such securities by reason of or in connection with any exchange for or replacement of such securities or any stock dividend, stock distribution, stock split, purchase in any rights offering or in connection with any combination of shares, recapitalization, merger or consolidation, or any other equity securities issued pursuant to any other pro rata distribution with respect to the Redemption Shares, until, in the case of any such security, the earliest to occur of (i) the date on which it has been registered effectively pursuant to the Securities Act and disposed of in accordance with the Registration Statement relating to it, or (ii) the date on which either it is sold pursuant to, or is saleable without volume limitation pursuant to, Rule 144 (or any successor rule then in force) promulgated by the SEC pursuant to the Securities Act. All references herein to a “Holder” or “Holder of Registrable Shares” shall include the holder or holders of Common Units to the extent of the Redemption Shares then underlying such Common Units. For purposes of determining the number of shares of Registrable Shares held by a Holder and the number of shares of Registrable Shares outstanding, for purposes of this Agreement (including the definition of “Holder”) but not for any other purpose, any holder of record of Common Units shall be deemed to be a Holder of the number of Redemption Shares then issuable upon conversion of such Common Units.

“Registration Statement” means any registration statement of the REIT which covers any of the Registrable Shares pursuant to the provisions of this Agreement, including the Prospectus, amendments and supplements to such Registration Statement, including post-effective amendments, all exhibits and all materials incorporated by reference in such Registration Statement.

“Rule 415” means Rule 415 promulgated by the SEC pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar Rule or regulation hereafter adopted by the SEC as a replacement thereto having substantially the same effect as such rule.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

2.	Shelf Registration.

On or before the first anniversary of the issuance of the Common Units, the REIT shall file with the SEC a shelf Registration Statement (or a Prospectus supplement with respect to the REIT’s then effective automatic shelf registration statement) registering the non-underwritten resale by the Holders of the Registrable Shares on an appropriate form for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the “Shelf Registration Statement”). The REIT shall thereafter use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective with the SEC and to keep the Shelf Registration Statement effective until the Registrable Shares covered thereby are no longer deemed to be Registrable Shares.

Section 3. Registration Procedures

(a) In connection with the Shelf Registration under Section 2, the REIT shall use its commercially reasonable efforts to effect the registration and the sale of the Registrable Shares in accordance with the intended methods of disposition thereof (it being understood and agreed that the intended methods of disposition may not include an underwritten offering), and, pursuant thereto, the REIT shall as expeditiously as possible:

(i) prepare and file with the SEC a Registration Statement (or a Prospectus supplement with respect to the REIT’s then effective automatic shelf registration statement) with respect to such Registrable Shares and use its commercially reasonable efforts to cause such Registration Statement to become effective as soon as practicable thereafter; and, if requested by the Holders of Registrable Shares before filing a Registration Statement or Prospectus or any amendments or supplements thereto, furnish to the Holders of Registrable Shares covered by such Registration Statement copies of all such documents proposed to be filed, including documents incorporated by reference in the Prospectus and the exhibits incorporated by reference, and such Holders shall have the opportunity to object to any information pertaining to them that is contained therein and the REIT will make the corrections reasonably requested by them with respect to such information prior to filing any Registration Statement or amendment thereto or any Prospectus or any supplement thereto;

(ii) prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective for the required period described in Section 2 above, as applicable, and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement during such period in accordance with the intended methods of disposition (other than through an underwritten offering) by the Holders thereof set forth in such Registration Statement;

(iii) furnish to each Holder of Registrable Shares such number of copies of such Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus) and such other documents as such Holder may reasonably request in order to facilitate the disposition of the Registrable Shares owned by such Holder;

(iv) use its commercially reasonable efforts to register or qualify such Registrable Shares under such other securities or blue sky laws of such jurisdictions in the United States where an exemption does not apply as any Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder to consummate the disposition in such jurisdictions of the Registrable Shares owned by such Holder (provided, that the REIT will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph (iv), (B) subject itself to taxation in any such jurisdiction or (C) consent to general service of process in any such jurisdiction);

(v) promptly notify each Holder of such Registrable Shares, at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, of the occurrence of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and the REIT shall prepare a supplement or amendment to such Prospectus (including a post-effective amendment, if necessary) so that, as thereafter delivered to the purchasers of such Registrable Shares, such Prospectus shall not contain an untrue statement of a material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made, not misleading;

(vi) to use its commercially reasonable efforts to cause all such Registrable Shares to be listed on the primary securities exchange on which securities of the same class issued by the REIT may then be listed;

(vii) provide a CUSIP number, a transfer agent and registrar for all such Registrable Shares not later than the effective date of such Registration Statement;

(viii) cooperate with the selling Holders of the Registrable Shares to facilitate the timely preparation and delivery of certificates not bearing any restrictive legends representing the Registrable Shares upon sale pursuant to the Shelf Registration Statement, and cause such Registrable Shares to be issued in such denominations and registered in such names in accordance with the instructions of the selling Holders of the Registrable Shares;

(ix) make generally available to its stockholders a consolidated earnings statement (which need not be audited) for the 12 months beginning within 3 months after the effective date of a Registration Statement as soon as reasonably practicable after the end of such period, which earnings statement shall satisfy the requirements of an earning statement under Section 11(a) of the Securities Act;

(x) promptly notify (and if so requested, in the case of an event described in clause (B), (C) and (D) below, provide copies of correspondence with the SEC or other regulatory agency relating thereto to) each Holder of Registrable Shares:

(A) when the Registration Statement, any pre-effective amendment, the Prospectus or any Prospectus supplement or post-effective amendment to the Registration Statement has been filed and, with respect to the Registration Statement or any post-effective amendment, when the same has become effective;

(B) of any written request by the SEC for amendments or supplements to the Registration Statement or Prospectus relating to the offering of the Registrable Shares;

(C) of the notification to the REIT by the SEC of its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement and take all reasonable actions required to remove any such stop order as soon as reasonably practicable; and

(D) of the receipt by the REIT of any notification with respect to the suspension of the qualification of any Registrable Shares for sale under the applicable securities or blue sky laws of any jurisdiction.

(b) The REIT may require each Holder of Registrable Shares as to which any Shelf Registration Statement is being effected to furnish to the REIT any other information regarding such Holder and the distribution of such securities as the REIT may from time to time reasonably request in writing. In addition, each Holder of Registrable Shares agrees to provide the REIT annually a written notice setting forth such Holder’s current address, telephone number and e-mail address and the number of Common Units owned by such Holder.

(c) Each Holder of Registrable Shares agrees by having its Redemption Shares treated as Registrable Shares hereunder that, upon notice by the REIT of the happening of any event as a result of which the Prospectus included in such Registration Statement contains an untrue statement of a material fact or omits any material fact necessary to make the statements therein not misleading (a “Suspension Notice”), such Holder will forthwith discontinue disposition of Registrable Shares until such Holder is advised in writing by the REIT that the use of the Prospectus may be resumed and is furnished with a supplemented or amended Prospectus as contemplated by Section 3(a)(v) hereof, and, if so directed by the REIT, such Holder will deliver to the REIT (at the REIT’s expense, unless the untrue statement or omission was made in reliance upon and in conformity with information relating to a Holder, the Registrable Shares or the distribution of the Registrable Shares furnished in writing to the REIT by a Holder or on a Holder’s behalf expressly for use in the Registration Statement or the Prospectus) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Shares current at the time of receipt of such notice; provided, however, that such postponement of sales of Registrable Shares by the Holders shall not exceed one hundred eighty (180) days in the aggregate in any one year. If the REIT shall give any notice to suspend the disposition of Registrable Shares pursuant to a Prospectus, the REIT shall extend the period of time during which the REIT is required to maintain the Registration Statement effective pursuant to this Agreement by the number of days during the period from and including the date of the giving of such notice to and including the date such Holder either is advised by the REIT that the use of the Prospectus may be resumed or receives the copies of the supplemented or amended Prospectus contemplated by Section 3(a)(v). Each Holder agrees to maintain at all times as confidential information the existence and contents of each Suspension Notice.

4.	Registration Expenses

(a) All reasonable third-party expenses incident to the REIT’s performance of or compliance with this Agreement, including all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, listing application fees (but not annual listing fees) and expenses, printing expenses, transfer agent’s and registrar’s fees, cost of distributing Prospectuses in preliminary and final form as well as any supplements thereto, and fees and disbursements of counsel for the REIT and fees and expenses for all independent certified public accountants and other Persons retained by the REIT (all such expenses being herein called “Registration Expenses”) incurred in connection with the Shelf Registration Statement and evidenced by reasonably detailed documentation, but excluding the REIT’s indemnification obligations pursuant to Section 5, shall be borne by the Holders. Notwithstanding the foregoing, no Holder shall be obligated to pay such third-party fees or expenses if (i) the REIT fails to use commercially reasonable efforts to cause the Registrable Shares to be registered for resale pursuant to an effective Registration Statement under the Securities Act or to be listed for trading on The New York Stock Exchange (the “NYSE”), in accordance with the terms of this Agreement or (ii) the Holder (or other selling shareholder) incurs liability under applicable securities law in connection with the registration or sale of the Registrable Shares (other than any such liability arising solely out of information provided by the Holder (or other selling shareholder) expressly for inclusion in the Registration Statement covering the Registrable Shares).

(b) In addition, in connection with each registration hereunder, the Holders of Registrable Shares covered by such registration or sale shall be responsible for the payment of any brokerage and sales commissions, fees and disbursements of Holders’ counsel, out-of-pocket expenses of the Holders (or the agents who manage their accounts) and any transfer taxes relating to the sale or disposition of the Registrable Shares by the Holders.

(c) Notwithstanding the foregoing, the Registration Expenses for any withdrawn Registration Statements or any voluntarily withdrawn supplements or amendments to a Registration Statement or Prospectus resulting from any untrue statement or omission or alleged untrue statement or omission made therein (except any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to a Holder, the Registrable Shares or the distribution of the Registrable Shares furnished in writing to the REIT by a Holder or on a Holder’s behalf expressly for use in the Registration Statement or the Prospectus) shall be borne by the REIT.

(d) All Registration Expenses shall be paid by PCH (or other applicable Holders) upon the later of the date the Registration Statement is declared effective by the SEC and the date on which the Registrable Shares are listed for trading on the NYSE, or if incurred thereafter, promptly upon request and delivery of reasonably detailed evidence of such expenses.

5.	Indemnification.

(a) The REIT shall indemnify, to the fullest extent permitted by law, each Holder, its officers, directors and Affiliates and each Person who controls such Holder (within the meaning of the Securities Act) against (i) all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by the REIT of the Securities Act, the Exchange Act or applicable “blue sky” laws, (ii) any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the REIT, which shall not be unreasonably withheld or delayed; and (iii) any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above; provided however, that the indemnity provided pursuant to this Section 5(a) does not apply to a Holder with respect to any loss, liability, claim, damage or expense arising out of (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to any Holder, its Registrable Shares or its distribution of the Registrable Shares furnished in writing to the REIT by the Holder or on the Holder’s behalf expressly for use in the Registration Statement or the Prospectus (it being expressly understood and agreed that the Holders shall not be deemed to have provided any description of the attributes of the Registrable Shares), or (ii) any Holder’s failure to deliver to such Holder’s immediate purchaser a copy of the Registration Statement or Prospectus or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the REIT has furnished such Holder with a sufficient number of copies of the same.

(b) In connection with any Registration Statement in which a Holder of Registrable Shares is participating, the Holder shall furnish to the REIT in writing such information as the REIT reasonably requests for use in connection with any such Registration Statement or Prospectus and, shall indemnify, to the fullest extent permitted by law, the REIT, its officers, directors, Affiliates, and each Person who controls the REIT (within the meaning of the Securities Act) against (i) all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in the Registration Statement, Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, if such settlement is effected with the written consent of the Holder, which shall not be unreasonably withheld or delayed; and (iii) any and all expense whatsoever, as incurred (including reasonable fees and disbursements of counsel), reasonably incurred in investigating, preparing or defending against any litigation, or investigation or proceeding by any governmental agency or body, commenced or threatened, in each case whether or not a party, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above; provided however, that the indemnity provided pursuant to this Section 5(b) shall only apply to any Holder with respect to any loss, liability, claim, damage or expense to the extent arising out of (i) any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to such Holder, the Registrable Shares or the distribution of the Registrable Shares furnished in writing to the REIT by such Holder or on such Holder’s behalf expressly for use in the Registration Statement or the Prospectus (it being expressly understood and agreed that the Holders shall not be deemed to have provided any description of the attributes of the Registrable Shares) or (ii) such Holder’s failure to deliver to such Holder’s immediate purchaser a copy of the Registration Statement or Prospectus or any amendments or supplements thereto (if the same was required by applicable law to be so delivered) after the REIT has furnished such Holder with a sufficient number of copies of the same. In no event shall the liability of any selling Holder be greater in amount than the amount of net proceeds received by such Holder upon the sale of Registrable Shares.

(c) Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of an indemnified party there are one or more legal or equitable defenses available to such indemnified party which are in conflict with those available to another indemnified party with respect to such claim. Failure to give prompt written notice shall not release the indemnifying party from its obligations hereunder.

(d) The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of securities.

(e) If the indemnification provided for in or pursuant to this Section 5 is due in accordance with the terms hereof, but is held by a court to be unavailable or unenforceable in respect of any losses, claims, damages, liabilities or expenses referred to herein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which result in such losses, claims, damages, liabilities or expenses as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and by such party’s relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In no event shall the liability of any selling Holder be greater in amount than the amount of net proceeds received by such Holder upon such sale or the amount for which such indemnifying party would have been obligated to pay by way of indemnification if the indemnification provided for under Section 5(a) or Section 5(b) hereof had been available under the circumstances.

6.	Rule 144.

The REIT covenants that, so long as there are Registrable Shares, it will use its commercially reasonable efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder. Upon the request of any Holder, the REIT will deliver to such Holder a written statement as to whether it has complied with such information and requirements.

7.	Miscellaneous.

(a) Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given,

If to the REIT:

LaSalle Hotel Properties

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

Attention: Chief Financial Officer

Facsimile No.: (301) 941-1553

with a copy to:

DLA Piper LLP (US)

4141 Parklake Avenue, Suite 300

Raleigh, North Carolina 27612-2350

Attention: Jeffrey M. Sullivan, Esq.

Facsimile No.: (919) 786-2200

If to the initial Holder:

Goldman Sachs & Co.

200 West Street, 28th Floor

New York, NY 10282

Attention: Robert C. Springer

Facsimile No.: (212) 357-5505

with a copy to:

Highgate Hotels

545 E. John Carpenter Freeway #1400

Irving, TX 75062

Attention: Steve Barick

                     Chief Operating Officer

Facsimile No.: (972) 401-2400

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention: Anthony J. Colletta, Esq.

Facsimile No. (212) 291-9029

or such other address or facsimile number as such party (or transferee) may hereafter specify for the purpose by notice to the other parties. Each such notice, request or other communication shall be effective (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate facsimile confirmation is received or (ii) if given by any other means, when delivered at the address specified in this Section.

(b) No Waivers.

No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

(c) Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto, their respective permitted successors and assigns and to transferees of Registrable Shares or the right to receive Registrable Shares who agree in writing to be bound by all of the provisions hereof.

(d) Governing Law.

This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to principles of conflicts of law.

(e) Jurisdiction.

Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7(a) shall be deemed effective service of process on such party.

(f) Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(g) Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(h) Entire Agreement.

This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the transactions contemplated herein. No provision of this Agreement or any other agreement contemplated hereby is intended to confer on any Person other than the parties hereto any rights or remedies.

(i) Captions.

The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(j) Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

(k) Amendments.

The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given without the prior written consent of the REIT and the Holders of a majority of the Registrable Shares (as constituted on the date hereof).

(l) Equitable Relief.

The parties hereto agree that legal remedies may be inadequate to enforce the provisions of this Agreement and that equitable relief, including specific performance and injunctive relief, may be used to enforce the provisions of this Agreement.

(m) Further Assurances.

Each party hereto shall do or cause to be done all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party hereto reasonably may request in order to carry out the intent and purposes of this Agreement and the consummation of the transactions contemplated hereby.

[Execution Page Follows]

IN WITNESS WHEREOF, this Registration Rights Agreement has been duly executed by each of the parties hereto as of the date first written above.

LASALLE HOTEL PROPERTIES

By:
Name:	Bruce A. Riggins
Title:	Executive Vice President, Chief Financial Officer, and Treasurer

PARK CENTRAL HOTEL (DE) LLC, a Delaware limited liability company

By:	W2001 Park Central Hotel Senior Mezz, L.L.C., its Managing Member

By:	W2001 Park Central Hotel Intermediate Mezz, L.L.C., its Managing Member

By:	W2001 Park Central Hotel Sub Mezz, L.L.C., its Managing Member

By:	Park Central Owner LLC, its Managing Member

By:	W2001 Park Central Hotel Realty, L.L.C., its Managing Member

By:	Whitehall Street Global Real Estate Limited Partnership 2001, a Managing Member

By:	WH Advisors, L.L.C. 2001, its General Partner

By:
Name:
Title:

EXHIBIT R

ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”) is made and entered into as of [            ] [    ], 2011 (the “Effective Date”), between [Leaseco Corp.], a Delaware corporation, as assignor (“Assignor”), and LaSalle Hotel Operating Partnership, L.P., a Delaware limited partnership, as assignee (“Assignee”). All terms used herein but not otherwise defined herein shall have the meanings set forth in that certain Limited Liability Company Agreement of [Lessee LLC], dated as of [            ], 2011 (the “Company Agreement”).

RECITALS

A. Assignor owns a 100.00% membership interest in [Lessee LLC], a Delaware limited liability company (the “Company”).

B. Assignor desires to assign and transfer to Assignee, and Assignee desires to receive and accept from Assignor, all of Assignor’s right, title and interest in and to a 100.00% membership interest in the Company (i.e., all of Assignor’s interest in the Company) and all rights and interests of Assignor, as a member, that exist pursuant to the Company Agreement in connection with such 100.00% membership interest (all of such membership interest and related rights and interest being collectively referred to as the “Assigned Interest”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all parties, the parties agree as follows:

AGREEMENT

1. Transfer and Assignment. Assignor hereby transfers, grants, bargains, sells, conveys, and assigns to Assignee the Assigned Interest. Assignor and Assignee agree that this Assignment includes all rights, interests, and obligations that may be allocable to the Assigned Interest, including all of Assignor’s proportionate right, title, and interest in and to the business, properties, liabilities and assets of the Company allocable or attributable to the Assigned Interest, and to the capital, distributions, profits, and losses of the Company or its successors allocable or attributable to the Assigned Interest.

2. Assumption. Assignee hereby assumes all obligations to be performed by the owner of the Assigned Interest and all liabilities with respect to the Assigned Interest.

3. Assignee’s Representations and Warranties. Assignee hereby makes the following representations and warranties to Assignor:

(a) Organization and Authority. Assignee has been duly organized and is validly existing and in good standing under the laws of Delaware. Assignee has all limited partnership right, power and authority to enter into this Agreement, to acquire the Assigned Interest from Assignor pursuant hereto and to otherwise perform its obligations under this Agreement; and all of the foregoing have been authorized by all necessary limited partnership action on the part of Assignee. The person signing this Agreement on behalf of Assignee is authorized to do so.

(b) Enforceability. This Assignment constitutes the valid and binding obligation of Assignee, enforceable against Assignee in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.

(c) No Breach. The execution, delivery and performance of this Assignment by Assignee will not: (i) result in a breach or acceleration of or constitute a default under any agreement or instrument by which Assignee is bound or affected which would have a material adverse impact on the ability of Assignee to assume the Assigned Interest pursuant to the terms of this Assignment; or (ii) constitute or result in the violation or breach by Assignee of any judgment, order, writ, injunction or decree issued against or imposed upon Assignee or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ability of Assignee to assume the Assigned Interest pursuant to this Assignment.

(d) No Consents. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Assignee is required in connection with the execution, delivery and performance of this Assignment.

4. Assignor’s Representations and Warranties. Assignor hereby makes the following representations and warranties to Assignee:

(a) Assignor been duly organized and is validly existing and in good standing under the laws of Delaware. Assignor has all limited liability company right, power and authority to enter into this Agreement, to assign the Assigned Interest to Assignee pursuant hereto, and to otherwise perform its obligations under this Assignment; and all of the foregoing have been authorized by all necessary limited liability company action on the part of Assignor. The person signing this Assignment on behalf of Assignor is authorized to do so.

(b) Enforceability. This Assignment constitutes the valid and binding obligation of Assignor, enforceable against Assignor in accordance with their respective terms, except to the extent that enforcement may be limited by applicable bankruptcy, insolvency, moratorium and other principles relating to or limiting the rights of contracting parties generally.

(c) No Breach. The execution, delivery and performance of this Assignment by Assignor will not: (i) result in a breach or acceleration of or constitute a default under any agreement or instrument by which Assignor is bound or affected which would have a material adverse impact on the ability of Assignor to assume the Assigned Interest pursuant to the terms of this Assignment; or (ii) constitute or result in the violation or breach by Assignor of any judgment, order, writ, injunction or decree issued against or imposed upon Assignor or result in the violation of any applicable law, rule or regulation of any governmental authority which, with respect to any of the foregoing, would have a material adverse impact on the ability of Assignor to assign the Assigned Interest pursuant to this Assignment.

(d) No Consents. No consent, approval or action of, filing with or notice to any governmental or regulatory authority or any other person or entity on the part of Assignor is required in connection with the execution, delivery and performance of this Assignment.

5. Counterparts. This Assignment may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

6. Governing Law. This Assignment shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflicts of laws thereof.

7. Headings: Certain Interpretive Matters. The headings used in this Assignment have been inserted for convenience and do not constitute matters to be construed or interpreted in connection with this Assignment.

8. Severability. This Assignment is intended to be performed in accordance with, and only to the extent permitted by, applicable law. If any provision of this Assignment or the application thereof or circumstance shall be invalid or unenforceable, then neither the remainder of this instrument nor the application of such provision or circumstances shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

9. Further Assurances. From time to time, as and when requested by any party hereto, any other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Assignment.

10. Binding Effect. This Assignment shall be binding upon the parties hereto and their respective successors and assigns.

[THE REMAINING PORTION OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the Effective Date.

ASSIGNOR:

[LEASECO CORP.], A Delaware Corporation

BY:
Name:
Title:

ASSIGNEE:

[ ]

BY:
Name:
Title: